Exhibit 10.3

IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLUMBIA

UNITED STATES OF AMERICA,
et al.,
555 4th Street, NW Washington, D.C. 20530

Plaintiffs, v.
SUNTRUST MORTGAGE, INC.
901 Semmes Ave
Richmond, Virginia 23224 Defendant.

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CONSENT JUDGMENT

WHEREAS, Plaintiffs, the United States of America, the Consumer Financial Protection Bureau (the CFPB or Bureau) and the States of Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Louisiana, Maine, Maryland, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oregon, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Washington, West Virginia, Wisconsin, Wyoming, the Commonwealths of Kentucky, Massachusetts, Pennsylvania and Virginia, and the District of Columbia filed their complaint on June 17, 2014, alleging that SunTrust Mortgage, Inc. (“Defendant”) either itself or through its affiliates or subsidiaries violated, among other laws, the Unfair and Deceptive Acts and Practices laws of the Plaintiff States, the Consumer Financial Protection Act of 2010, the False Claims Act, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, and the Bankruptcy Code and Federal Rules of Bankruptcy Procedure;
WHEREAS, the parties have agreed to resolve their claims without the need for litigation;
WHEREAS, Defendant, by its attorneys, has consented to entry of this Consent Judgment without trial or adjudication of any issue of fact or law and to waive any appeal if the Consent Judgment is entered as submitted by the parties;
WHEREAS, Defendant, by entering into this Consent Judgment, does not admit any allegations other than those facts of the Complaint deemed necessary to the jurisdiction of this Court and the facts set forth in Attachment A to Exhibit J;
WHEREAS, the intention of the United States, the Bureau, and the States in effecting this settlement is to remediate harms allegedly resulting from the alleged unlawful conduct of the Defendant, either itself or through its affiliates or subsidiaries;
AND WHEREAS, Defendant has agreed to waive service of the complaint and summons and hereby acknowledges the same;

NOW THEREFORE, without trial or adjudication of issues of fact or law, without this Consent Judgment constituting evidence against Defendant except as otherwise noted, and upon consent of Defendant, the Court finds that there is good and sufficient cause to enter this Consent Judgment, and that it is therefore ORDERED, ADJUDGED, AND DECREED:

I.	JURISDICTION

1.This Court has jurisdiction over the subject matter of this action pursuant to 28 U.S.C. §§ 1331, 1345, 1355(a), and 1367, 12 U.S.C. § 5565(a)(1), and under 31 U.S.C. § 3732(a)
and (b), and over Defendant. The Complaint states a claim upon which relief may be granted against Defendant. Venue is appropriate in this District pursuant to 28 U.S.C. § 1391(b)(2) and 31 U.S.C. § 3732(a).

II.	SERVICING STANDARDS

2.Defendant shall comply with the Servicing Standards, attached hereto as Exhibit A, in accordance with their terms and Section A of Exhibit E, attached hereto.

III.	FINANCIAL TERMS

3.Payment Settlement Amounts. Defendant shall pay or cause to be paid into an interest bearing escrow account to be established for this purpose the sum of fifty million dollars ($50,000,000), which shall be known as the “Direct Payment Settlement Amount” as specified in Exhibit F, and which shall be distributed in the manner and for the purposes specified in
Exhibit B. Defendant shall further pay to the United States Department of Justice the sum of four hundred and eighteen million dollars ($418,000,000), which shall be known as the “Exhibit J Settlement Amount” as specified in Exhibit J, plus simple interest on the Settlement Amount at a rate of 2.375% per annum accruing from March 5, 2014 through March 15, 2014, for a total of
$418,271,986, as described in Exhibit J. Defendant’s payment of the Direct Payment Settlement Amount shall be made by electronic funds transfer within ten days of receiving notice that the escrow account referenced in this Paragraph 3 is established or within ten days of the Effective Date of this Consent Judgment, whichever is later. Defendant's payment of the Exhibit J Settlement Amount shall be made by electronic funds transfer, pursuant to written instructions to be provided by the United States Department of Justice, within ten days of receiving the written instructions from the United States Department of Justice. After Defendant has made the required payments, Defendant shall no longer have any property right, title, interest or other legal claim in any funds held in escrow. The interest bearing escrow account established by this

Paragraph 3 is intended to be a Qualified Settlement Fund within the meaning of Treasury Regulation Section 1.468B-1 of the U.S. Internal Revenue Code of 1986, as amended. The Monitoring Committee established in Paragraph 8 shall, in its sole discretion, appoint an escrow agent (“Escrow Agent”) who shall hold and distribute funds as provided herein. All costs and expenses of the Escrow Agent, including taxes, if any, shall be paid from the funds under its control, including any interest earned on the funds.
4. Payments to Foreclosed Borrowers. In accordance with written instructions from the State members of the Monitoring Committee, for the purposes set forth in Exhibit C, the Escrow Agent shall transfer from the escrow account to the Administrator appointed under Exhibit C forty million dollars ($40,000,000) (the “Borrower Payment Amount”) to enable the Administrator to provide cash payments to borrowers whose homes were finally sold or taken in foreclosure by Defendant between and including January 1, 2008 and December 31, 2013; who submit claims allegedly arising from the Covered Conduct (as that term is defined in Exhibit G hereto); and who otherwise meet criteria set forth by the State members of the Monitoring Committee; and to pay the reasonable costs and expenses of a Settlement Administrator, including taxes and fees for tax counsel, if any. Defendant shall also pay or cause to be paid any additional amounts necessary to pay claims, if any, of borrowers whose data is provided to the Settlement Administrator by Defendant after Defendant warrants that the data is complete and accurate pursuant to Paragraph 3 of Exhibit C. The Borrower Payment Amount and any other funds provided to the Administrator for these purposes shall be administered in accordance with the terms set forth in Exhibit C.
5.Consumer Relief. Defendant itself and through its affiliates and subsidiaries, shall provide five hundred million dollars ($500,000,000) of relief to consumers who meet the eligibility criteria in the forms and amounts described in Paragraphs 1-9 of Exhibit D, as amended by Exhibit I, to remediate harms allegedly caused by the alleged unlawful conduct of

Defendant. Defendant shall receive credit towards such obligation as described in Exhibit D as amended by Exhibit I.

IV.	ENFORCEMENT

6.The Servicing Standards and Consumer Relief Requirements, attached as Exhibits A and D, are incorporated herein as the judgment of this Court and shall be enforced in accordance with the authorities provided in the Enforcement Terms, attached hereto as Exhibit E.
7.The Parties agree that Joseph A. Smith, Jr. shall be the Monitor and shall have the authorities and perform the duties described in the Enforcement Terms, attached hereto as Exhibit E.
V.The Parties agree that the Monitoring Committee established pursuant to certain Consent Judgments entered in United States, et al. v. Bank of America Corp., et al., No. 12-civ- 00361-RMC (April 4, 2012) (Docket Nos. 10-14) and referenced specifically in paragraph 8 of those Consent Judgments, shall be designated as the committee responsible for performing the role of the Administration and Monitoring Committee, as described in the Enforcement Terms. References to the “Monitoring Committee” in this Consent Judgment and related documents shall be understood to refer to the same Monitoring Committee as that established in the Bank of America Corp. case referenced in the preceding sentence, with the addition of a CFPB Member, and the Monitoring Committee shall serve as the representative of the participating state and federal agencies in the administration of all aspects of this Consent Judgment and the monitoring of compliance with it by the Defendant.

VI.	RELEASES

9.The United States, the Bureau, and Defendant have agreed, in consideration for the terms provided herein, for the release of certain claims, and remedies, as provided in the Federal Release, attached hereto as Exhibit F and in the Origination Release, attached hereto as Exhibit J. The United States, the Bureau, and Defendant have also agreed that certain claims and remedies are not released, as provided in Paragraph 11 of Exhibit F and as provided in paragraph 3 of Exhibit J. The releases contained in Exhibit F and Exhibit J shall become effective on the dates and pursuant to the terms provided in those documents.
10.The Department of Housing and Urban Development and Defendant have agreed, in consideration for the terms provided herein, for the release of certain claims, and remedies, as provided in the Administrative Release, attached hereto as Exhibit K. The release contained in Exhibit K shall become effective on the date and pursuant to the terms provided in that document.
11.The State Parties and Defendant have agreed, in consideration for the terms provided herein, for the release of certain claims and remedies, as provided in the State Release, attached hereto as Exhibit G. The State Parties and Defendant have also agreed that certain claims and remedies are not released, as provided in Part IV of Exhibit G. The releases contained in Exhibit G shall become effective upon payment of the Direct Payment Settlement Amount by Defendant.
VII.    OTHER TERMS

12.In the event that the Defendant (a) does not complete certain consumer relief activities as set forth in Exhibit D, as amended by Exhibit I (“Consumer Relief Requirements”), and (b) does not make the Consumer Relief Payments (as that term is defined in Exhibit F (Federal Release)) and fails to cure such non-payment within thirty days of written notice by the party, the United States, the Bureau, and any State Party may withdraw from the Consent Judgment and declare it null and void with respect to the withdrawing party. Nothing in this paragraph shall be interpreted to affect the releases in Exhibit J, or the release of civil and administrative claims, remedies, and penalties based on Covered Origination Conduct in Exhibit K.
13.This Court retains jurisdiction for the duration of this Consent Judgment to enforce its terms. The parties may jointly seek to modify the terms of this Consent Judgment, subject to the approval of this Court. This Consent Judgment may be modified only by order of this Court.
14.The Effective Date of this Consent Judgment shall be the date on which the Consent Judgment has been entered by the Court and has become final and non-appealable. An order entering the Consent Judgment shall be deemed final and non-appealable for this purpose if there is no party with a right to appeal the order on the day it is entered.
15.This Consent Judgment shall remain in full force and effect for three and one-half years from the date it is entered (“the Term”), at which time the Defendant’s obligations under the Consent Judgment shall expire, except that, pursuant to Exhibit E, Defendant shall submit a final Quarterly Report for the last quarter or portion thereof falling within the Term and cooperate with the Monitor's review of said report, which shall be concluded no later than six months after the end of the Term. The duration of the Servicer’s obligations under the Servicing Standards set forth in Exhibit A shall be reduced to a period of three years from the date of the entry of the Consent Judgment, if at the end of the third year, the Monitor’s two servicing standard compliance reports immediately prior to that date reflect that the Servicer had no Potential Violations during those reporting periods, or any Corrective Action Plans that the Monitor had not yet certified as completed. Defendant shall have no further obligations under this Consent Judgment six months after the expiration of the Term, but the Court shall retain jurisdiction for purposes of enforcing or remedying any outstanding violations that are identified in the final Monitor Report and that have occurred but not been cured during the Term.
16.Except as otherwise agreed in Exhibit B, each party to this litigation will bear its own costs and attorneys’ fees associated with this litigation.
17.Nothing in this Consent Judgment shall relieve Defendant of their obligation to comply with applicable state and federal law.
18.The sum and substance of the parties’ agreement and of this Consent Judgment are reflected herein and in the Exhibits attached hereto. In the event of a conflict between the terms of the Exhibits and paragraphs 1-18 of this summary document, the terms of the Exhibits shall govern.

SO ORDERED this    day of    , 2014

UNITED STATES DISTRICT JUDGE

For the United States:

/s/ Tony West
TONY WEST
Associate Attorney General
U.S. Department of Justice 950 Pennsylvania Ave., N.W. Washington, DC 20530
Tel.:    202-514-9500
Fax:    202-514-0238

For the Department of Housing and Urban Development:

/s/ Damon Y. Smith
DAMON Y. SMITH
Acting General Counsel
U.S. Department of Housing and Urban Development 451 7th Street, S.W.
Washington, DC 20410
Tel.:    202-402-5099
Fax:    202-708-3389

For the Consumer Financial Protection Bureau:

/s/ Rachel Rodman
LUCY E. MORRIS
Deputy Enforcement Director CARA PETERSEN
Assistant Litigation Deputy
RACHEL RODMAN
Enforcement Attorney
Consumer Financial Protection Bureau 1700 G Street, NW
Washington, DC 20552
Tel.:    202-435-7964

For the Executive Office for U.S. Trustees

/s/ Ramona D. Elliot
General Counsel
441 G St., N. W., Suite 6150
Washington, D.C. 20530
Tel.: 202-307-1399
Fax: 202-307-2397

For the Federal Trade Commission
(as to Exhibit F only):

/s/ Yaa Apori
Yaa Apori
Attorney
Federal Trade Commission 600 Pennsylvania Ave., NW CC-10232
Washington, DC 20058
Tel:    202-326-3796
Fax:    202-326-3768

For the Department of Treasury:

/s/ John Sturc by Erik Rosenfeld
JOHN H. STURC
Chief Counsel
Office of Financial Stability
U.S Department of the Treasury
1500 Pennsylvania Avenue, N.W.
Washington, D.C. 20020
Tel: 202-622-5451

For the State of Alaska:

/s/ Cynthia C. Drinkwater
Cynthia C. Drinkwater
Assistant Attorney General Alaska Attorney General's Office
1031 W. 4th Avenue, Ste. 200
Anchorage, AK 99501
Tel.:    907-269-5200
Fax:    907-264-8554

For the State of Alabama:

/s/ Noel Barnes
NOEL S. BARNES
Assistant Attorney General
Office of the Alabama Attorney General 501 Washington Avenue
Montgomery, AL 36130
Tel.: 334-242-7335
Fax:    334-242-2433

For the State of Arkansas:

/s/ James Depriest
JAMES B. DEPRIEST
Deputy Attorney General
Office of the Attorney General
323 Center Street, Suite 200
Little Rock, Arkansas 72201
Tel.: 501-682-5028
Fax: 501-682-8118

For the State of Arizona:

/s/ Jeremy Shorbe
THOMAS C. HORNE
By Jeremy T. Shorbe
Assistant Attorney General
400 W. Congress Street, Suite S315
Tucson, AZ 85701
Tel.: 520-628-6504
Fax: 520-628-6532

For the State of California:

KAMALA D. HARRIS
Attorney General

/s/ Tina Charoenpong
Tina Charoenpong
Deputy Attorney General
300 South Spring Street, Suite 1702
Los Angeles, CA 90013
Tel.: 213-897-2000
Fax:    213-897-4951

For the State of Colorado, ex. rel.

JOHN W. SUTHERS, Attorney General:

/s/ Jennifer Miner Dethmers
JENNIFER MINER DETHMERS
Assistant Attorney General
Consumer Protection Section
Colorado Attorney General's Office
1300 Broadway, 7th Floor
Denver, Colorado 80203
Tel.:    720-508-6228
Fax:    720-508-6040

For the State of Connecticut:

/s/ Joseph J. Chambers
MATTHEW J. BUDZIK
JOSEPH J. CHAMBERS
Assistant Attorneys General
Office of the Connecticut Attorney General
55 Elm Street, P.O. Box 120
Hartford, CT 06141-0120
Tel: 860-808-5270
Fax: 860-808-5385

For the District of Columbia:

IRVIN B. NATHAN
Attorney General for the District of Columbia

ELLEN A. EFROS
Deputy Attorney General Public Interest Division

/s/ Bennett Rushkoff
BENNETT RUSHKOFF (D.C. Bar #386925)
Chief, Public Advocacy Section
GARY TAN (D.C. Bar #987796)
Assistant Attorney General
Office of the Attorney General
441 Fourth Street, N.W., Suite 600 South
Washington, DC 20001
Tel: 202-727-5173
Email: bennett.rushkoff@dc.gov; gary.tan@dc.gov

For the State of Delaware:

/s/ Matthew Lintner
MATTHEW LINTNER
Director, Fraud Division
Delaware Department of Justice
820 N. French Street, 5th Floor
Wilmington, DE 19801
Tel.: 302-577-8935
Fax: 302-577-6499

For the State of Florida:

PAMELA JO BONDI
Attorney General

PATRICIA A. CONNERS
Associate Deputy Attorney General

/s/ [illegible]
VICTORIA A. BUTLER
Assistant Attorney General
Bureau Chief, Consumer Protection Division
3507 E. Frontage Road
Suite 325
Tampa, FL 33607
Tel: 813-287-7950
Fax: 813-281-5515

For the State of Georgia:

/s/ Jeffrey W. Stump
JEFFREY W. STUMP
Assistant Attorney General
Georgia Department of Law
40 Capitol Square, S.W.
Atlanta, Georgia 30334
Tel.: 404-656-3337
Fax: 404-656-0677

For the State of Hawaii:

/s/ James C. Paige
JAMES C. PAIGE
Deputy Attorney General
Department of the Attorney General
425 Queen Street
Honolulu, Hawaii 96813
Tel: 808-586-1180
Fax: 808-586-1205

For the State of Idaho

LAWRENCE G. WASDEN, Attorney General:

/s/ Stephanie Guyon
STEPHANIE GUYON
Deputy Attorney General
Office of the Idaho Attorney General
954 W. Jefferson St., 2nd Fl.
P.O. Box 83720
Boise, ID 83720-00 10
Tel.:    208-334-2424
Fax:    208-334-4151

For the State of Illinois:

LISA MADIGAN
Attorney General

/s/ [illegible]
DEBORAH HAGAN
Chief, Consumer Protection Division SUSAN ELLIS
Chief, Consumer Fraud Bureau ANDREW DOUGHERTY
Assistant Attorney General Illinois Attorney General’s Office
100 W. Randolph, 12th Floor
Chicago, IL, 60601
Tel.: 312-814-4982
Fax: 312-814-2593

For the State of Indiana:

/s/ Abigail Lawlis Kuzma
ABIGAIL LAWLIS KUZMA
Director and Chief Counsel
Consumer Protection Division

Indiana Office of Attorney General
302 West Washington St., IGCS 5th Fl.
Indianapolis, Indiana 46204
Tel.: 317-234-6843
Fax: 317-233-4393

For the State of Iowa:

/s/ Patrick Madigan
PATRICK MADIGAN
Assistant Attorney General
Iowa’s Attorney General's Office
1305 East Walnut St.
Des Moines, IA 503 I 9
Patrick.Madigan@Iowa.gov
Tel: 515-281-5926
Fax: 515-281-6771

For the State of Kansas:

/s/ Meghan E. Stoppel
MEGHAN E. STOPPEL
Assistant Attorney General
Office of the Kansas Attorney General
120 SW 10th Avenue, 2nd Floor,
Topeka, KS 66612
Tel.: 785-296-3751
Fax: 785-291-3699

For the Commonwealth of Kentucky:

/s/ Jack Conway
JACK CONWAY
Attorney General
Commonwealth of Kentucky
State Capitol, Suite 118 700 Capital Avenue
Frankfort, Kentucky 40601-3449
Tel.: 502-696-5300
Fax: 502-564-2894

For the State of Louisiana:

/s/ James D. “Buddy” Caldwell
JAMES D. “BUDDY” CALDWELL
Attorney General
1885 N. Third Street
Baton Rouge, Louisiana 70804
Tel.: 225-326-6705

For The Commonwealth Of Massachusetts:

MARTHA COAKLEY
Attorney General

/s/ Lisa R. Dyen
LISA R. DYEN
Mass. BBO #676264
Assistant Attorney General
Public Protection and Advocacy Bureau
Consumer Protection Division
One Ashburton Place
Boston , MA 02108
Tel: 617-727-2200

For the State of Maine:

/s/ Janet T. Mills
JANET T. MILLS
Attorney General
Burton Cross Office Building, 6th Floor
111 Seawall Street
6 State House Station
Augusta, Maine 04330
Tel.: 207-626-8800
Fax: 207-624-7730

For the State of Maryland:

DOUGLAS F. GANSLER
Attorney General

/s/ Lucy A. Cardwell
LUCY A. CARDWELL
Assistant Attorney General
Office of the Attorney General of Maryland
200 Saint Paul Place
Baltimore, MD 21202
Tel: 410-576-633 7
Fax: 410-576-6566

For the State of Minnesota:

LORI SWANSON
Attorney General, State of Minnesota

/s/ Nathan Brennaman
NATHAN BRENNAMAN
Deputy Attorney General
Minnesota Attorney General's Office
445 Minnesota Street, Suite 1200
St. Paul, MN 55101-2130
Tel.:    651-757-1415
Fax:    651-296-7438

For the State of Missouri:

CHRIS KOSTER
Attorney General

/s/ Ryan S. Asbridge
RYAN S. ASBRIDGE
Missouri Bar No. 61440
\Assistant Attorney General
Consumer Protection Division
PO Box 899
Jefferson City, MO 65102
Tel.:    573-751-7677
Fax:    573-751-2041

For the State of Mississippi:

JIM HOOD, ATTORNEY GENERAL

BY:     /s/ Bridgette W. Wiggins
Bridgette W. Wiggins, MSB No. 9676
Special Assistant Attorneys General
Post Office Box 22947
Jackson, MS 39225
Telephone: 601-359-4279
Facsimile: 601-359-4231

For the State of Montana:

/s/ Chuck Munson
TIMOTHY C. FOX
Attorney General
CHUCK MUNSON
Assistant Attorney General
Montana Department of Justice
215 N. Sanders
Helena MT 59624
Tel.:    406-444-2026
Fax:    406-444-3549

For the Attorney General of North Carolina:

ROY COOPER
Attorney General

/s/ Phillip K. Wood
PHILLIP K. WOOD
Special Deputy Attorney General
N.C. Department of Justice
P.O. Box 629
Raleigh, NC 27602
Tel.:    919-716-6000
Fax:    919-716-6050
Email: pwoods@ncdoj.gov

For the State of North Dakota

WAYNE STENEHJEM
Attorney General

/s/ Parrell D. Grossman
PARRELL D. GROSSMAN
(ID No. 04684)
Assistant Attorney General
Director, Consumer Protection and Antitrust Division
Office of Attorney General
Gateway Professional Center
1050 E Interstate Ave, Ste. 200
Bismarck, ND 58503-5574
Tel: 701-328-5570
Fax: 701-328-5568

For the State of Nebraska:

JON BRUNING
Attorney General

/s/ Abigail M. Stempson
ABIGAIL M. STEMPSON
Assistant Attorney General
Office of the Attorney General
2115 State Capitol
Lincoln, NE 68509-8920
Tel.:    402-471-2811
Fax:    402-471-4725

For the State of New Hampshire:

/s/ Joseph A. Foster
JOSEPH A. FOSTER
Attorney General
N.H. Department of Justice 33 Capitol Street
Concord, New Hampshire 03301
Tel.:    603-271-3658
Fax:    603-271-2110

For the State of New Jersey:

JOHN J. HOFFMAN
ACTING ATTORNEY GENERAL OF NEW JERSEY

/s/ Lorraine K. Rak
LORRAINE K. RAK
Deputy Attorney General
Consumer Fraud Prosecution Section
Division of Law
124 Halsey Street- 5th Floor
P.O. Box 45029
Newark, New Jersey 07101
Tel.:    973-877-1280
Fax:    973-648-4887

For the State of New Mexico:

/s/ Gary K. King
GARY K. KING, Attorney General
KAREN J. MEYERS, Assistant Attorney General
Office of New Mexico Attorney General
PO Drawer 1508
Santa Fe, NM 87504-1508
Tel: 505-222-9100
Fax: 505-222-9033

For the State of New York:

/s/ Jane M. Azia
JANE M. AZIA
Bureau Chief
Bureau of Consumer Frauds & Protection
Office of the New York State Attorney General
120 Broadway
New York, NY 10271
Tel.:    212-416-8727
Fax:    212-416-8787

For the Ohio Attorney General
MIKE DEWINE

/s/ Matthew J. Lampke
MATTHEWE J. LAMPKE (0067973)
Mortgage Foreclosure Counsel
Ohio Attorney General
30 E. Broad St., 15th Floor
Columbus, OH 43215
Tel.: 614-466-8569
Fax: 866-403-39879

For the State of Oregon,
Attorney General
ELLEN F. ROSENBLUM:

/s/ Simon Whang
SIMON WHANG
Assistant Attorney General
Oregon Department of Justice
Financial Fraud/Consumer Protection
1515 SW 5th Avenue, Ste. 410
Portland , OR 97201
Tel.:    971-673-1880
Fax:    971-673-1902

For the State of South Carolina:

/s/ John W. McIntosh
ALAN WILSON
Attorney General
JOHN W. MCINTOSH
Chief Deputy Attorney General
C.HAVIRD JONES, JR.
Senior Assistant Deputy Attorney General
JARED Q. LIBET
Assistant Deputy Attorney General
South Carolina Attorney General's Office
1000 Assembly Street, Room 519
Columbia, SC 29201
Tel.:    803-734-3970
Fax:    803-734-3677

For the State of South Dakota:

/s/ Philip D. Carlson
PHILIP D. CARLSON
Assistant Attorney General
South Dakota Attorney General's Office
Consumer Protection Division
1302 E. Highway 14, Suite 1
Pierre, SD 57501
Tel.: 605-773-3215
Fax: 605-773-4106

For the State of Tennessee:

/s/ Robert E. Cooper, Jr.
ROBERT E. COOPER , JR.
Attorney General and Reporter
Office of the Tennessee Attorney General
425 Fifth Avenue North
Nashville, TN 37243-3400
Tel.:    615-741-3491
Fax:    615-741-2009

For the State of Texas:

/s/ James A. Daross
JAMES A. DAROSS
State Bar No. 05391500
Assistant Attorney General
Consumer Protection Division
401 E. Franklin Avenue, Suite 530
El Paso, Texas 79901
Tel.: 915- 834-5800
Fax: 915-542-1546

For the State of Utah:

/s/ Susan D. Reyes
SUSAN D. REYES
Utah Attorney General
350 North State Street, #230
Salt Lake City, UT 84114-2320
Tel.: 801-538-1191
Fax: 801-538-1121

For The Commonwealth of Virginia,
ex rel. MARK R. HERRING,
Attorney General:

/s/ David B. Irvin
DAVID B. IRVIN (VSB #23927)
Senior Assistant Attorney General
MARK S. KUBIAK (VSB #73119)
Assistant Attorney General
Office of Virginia Attorney General 900 East Main Street
Richmond, Virginia 23219
Tel.:    804-786-4047
Fax:    804-786-0122

For the State of Vermont:

/s/ William H. Sorrell
WILLIAM H. SORRELL
Attorney General
109 State Street
Montpelier VT 05609-1001
(802) 828-3171

For the State of Washington:

ROBERT W. FERGUSON
Attorney General

/s/ David W. Huey
DAVID W. HUEY, WSBAN No. 31380
Senior Counsel
Consumer Protection Division
Office of the Attorney General
1250 Pacific Avenue, Suite 105
PO Box 2317
Tacoma, WA 98402-4411
Tel: (253) 593-5243

For the State of Wisconsin:

J.B. VAN HOLLEN
Attorney General

/s/ Holly C. Pomraning
HOLLY C. POMRANING
Assistant Attorney General
Wisconsin Department of Justice
Post Office Box 7857
Madison, Wisconsin 53707-7857
Tel:    608-266-5410
Fax: 608-267-8906

For the State of West Virginia:

/s/ Patrick Morrissey
PATRICK MORRISSEY
Attorney General
State Capitol, Room 26E
Charleston, WV 25305-0220
Tel.:    304-558-2021
Fax:    304-558-0140

For the State of Wyoming:

/s/ Peter K. Michael
PETER K. MICHAEL
Wyoming Attorney General
123 State Capitol Bldg
200 W. 24th Street
Cheyenne, WY 82002
Tel.: 307-777-7847
Fax: 307-777-3435

For SunTrust Mortgage, Inc.:

/s/ Jerome T. Lienhard, II
Jerome T. Lienhard, II
President and CEO
SunTrust Mortgage, Inc.

June 17, 2014

EXHIBIT A

Settlement Term Sheet

The provisions outlined below are intended to apply to loans secured by owner-occupied properties that serve as the primary residence of the borrower unless otherwise noted herein.

I.	FORECLOSURE AND BANKRUPTCY INFORMATION AND DOCUMENTATION.
Unless otherwise specified, these provisions shall apply to bankruptcy and foreclosures in all jurisdictions regardless of whether the jurisdiction has a judicial, non-judicial or quasi- judicial process for foreclosures and regardless of whether a statement is submitted during the foreclosure or bankruptcy process in the form of an affidavit, sworn statement or declarations under penalty of perjury (to the extent stated to be based on personal knowledge) (“Declaration”).

A.	Standards for Documents Used in Foreclosure and Bankruptcy Proceedings.

1.
Servicer shall ensure that factual assertions made in pleadings (complaint, counterclaim, cross-claim, answer or similar pleadings), bankruptcy proofs of claim (including any facts provided by Servicer or based on information provided by the Servicer that are included in any attachment and submitted to establish the truth of such facts) (“POC”), Declarations, affidavits, and sworn statements filed by or on behalf of Servicer in judicial foreclosures or bankruptcy proceedings and notices of default, notices of sale and similar notices submitted by or on behalf of Servicer in non-judicial foreclosures are accurate and complete and are supported by competent and reliable evidence. Before a loan is referred to non-judicial foreclosure, Servicer shall ensure that it has reviewed competent and reliable evidence to substantiate the borrower’s default and the right to foreclose, including the borrower’s loan status and loan information.

2.
Servicer shall ensure that affidavits, sworn statements, and Declarations are based on personal knowledge, which may be based on the affiant’s review of Servicer’s books and records, in accordance with the evidentiary requirements of applicable state or federal law.

3.
Servicer shall ensure that affidavits, sworn statements and Declarations executed by Servicer’s affiants are based on the affiant’s review and personal knowledge of the accuracy and completeness of the assertions in the affidavit, sworn statement or Declaration, set out facts that Servicer reasonably believes would be admissible in evidence, and show that the affiant is competent to testify on the matters stated. Affiants shall confirm that they have reviewed competent and reliable evidence to substantiate the borrower’s default and the right to foreclose, including the borrower’s loan status and required loan ownership information. If an affiant relies on a review of business records for the basis of its affidavit, the referenced business record shall be attached if required by applicable state or federal law or court rule. This provision does not apply to affidavits, sworn statements and Declarations signed by counsel based solely on counsel’s personal knowledge (such as affidavits of counsel relating to service of process, extensions of time, or fee petitions) that are not based on a review of Servicer’s books and records. Separate affidavits, sworn statements or Declarations shall be used when one affiant does not have requisite personal knowledge of all required information.

4.
Servicer shall have standards for qualifications, training and supervision of employees. Servicer shall train and supervise employees who regularly prepare or execute affidavits, sworn statements or Declarations. Each such employee shall sign a certification that he or she has received the training. Servicer shall oversee the training completion to ensure each required employee properly and timely completes such training. Servicer shall maintain written records confirming that each such employee has completed the training and the subjects covered by the training.

5.
Servicer shall review and approve standardized forms of affidavits, standardized forms of sworn statements, and standardized forms of Declarations prepared by or signed by an employee or officer of Servicer, or executed by a third party using a power of attorney on behalf of Servicer, to ensure compliance with applicable law, rules, court procedure, and the terms of this Agreement (“the Agreement”).

6.	Affidavits, sworn statements and Declarations shall accurately identify the name of the affiant, the entity of which the affiant is an employee, and the affiant’s title.

7.	Affidavits, sworn statements and Declarations, including their notarization, shall fully comply with all applicable state law requirements.

8.
Affidavits, sworn statements and Declarations shall not contain information that is false or unsubstantiated. This requirement shall not preclude Declarations based on information and belief where so stated.

9.
Servicer shall assess and ensure that it has an adequate number of employees and that employees have reasonable time to prepare, verify, and execute pleadings, POCs, motions for relief from stay (“MRS”), affidavits, sworn statements and Declarations.

10.	Servicer shall not pay volume-based or other incentives to employees or third-party providers or trustees that encourage undue haste or lack of due diligence over quality.

11.	Affiants shall be individuals, not entities, and affidavits, sworn statements and Declarations shall be signed by hand signature of the affiant (except for permitted electronic filings). For such documents, except for permitted electronic filings, signature stamps and any other means of electronic or mechanical signature are prohibited.

12.	At the time of execution, all information required by a form affidavit, sworn statement or Declaration shall be complete.

13.	Affiants shall date their signatures on affidavits, sworn statements or Declarations.

14.	Servicer shall maintain records that identify all notarizations of Servicer documents executed by each notary employed by Servicer.

15.
Servicer shall not file a POC in a bankruptcy proceeding which, when filed, contained materially inaccurate information. In cases in which such a POC may have been filed, Servicer shall not rely on such POC and shall (a) in active cases, at Servicer’s expense, take appropriate action, consistent with state and federal law and court procedure, to substitute such POC with an amended POC as promptly as reasonably practicable (and, in any event, not more than 30 days) after acquiring actual knowledge of such material inaccuracy and provide appropriate written notice to the borrower or borrower’s counsel; and (b) in other cases, at Servicer’s expense, take appropriate action after acquiring actual knowledge of such material inaccuracy.

16.
Servicer shall not rely on an affidavit of indebtedness or similar affidavit, sworn statement or Declaration filed in a pending pre-judgment judicial foreclosure or bankruptcy proceeding which (a) was required to be based on the affiant’s review and personal knowledge of its accuracy but was not, (b) was not, when so required, properly notarized, or (c) contained materially inaccurate information in order to obtain a judgment of foreclosure, order of sale, relief from the automatic stay or other relief in bankruptcy. In pending cases in which such affidavits, sworn statements or Declarations may have been filed, Servicer shall, at Servicer’s expense, take appropriate action, consistent with state and federal law and court procedure, to substitute such affidavits with new affidavits and provide appropriate written notice to the borrower or borrower’s counsel.

17.
In pending post-judgment, pre-sale cases in judicial foreclosure proceedings in which an affidavit or sworn statement was filed which was required to be based on the affiant’s review and personal knowledge of its accuracy but may not have been, or that may not have, when so required, been properly notarized, and such affidavit or sworn statement has not been re-filed, Servicer, unless prohibited by state or local law or court rule, will provide written notice to borrower at borrower’s address of record or borrower’s counsel prior to proceeding with a foreclosure sale or eviction proceeding.

18.
In all states, Servicer shall send borrowers a statement setting forth facts supporting Servicer’s or holder’s right to foreclose and containing the information required in paragraphs I.B.6 (items available upon borrower request), I.B.10 (account statement), I.C.2 and I.C.3 (ownership statement), and IV.B.13 (loss mitigation statement) herein. Servicer shall send this statement to the borrower in one or more communications no later than 14 days prior to referral to foreclosure attorney or foreclosure trustee. Servicer shall provide the Monitoring Committee with copies of proposed form statements for review before implementation.

B.	Requirements for Accuracy and Verification of Borrower’s Account Information.

1.
Servicer shall maintain procedures to ensure accuracy and timely updating of borrower’s account information, including posting of payments and imposition of fees. Servicer shall also maintain adequate documentation of borrower account information, which may be in either electronic or paper format.

2.
For any loan on which interest is calculated based on a daily accrual or daily interest method and as to which any obligor is not a debtor in a bankruptcy proceeding without reaffirmation, Servicer shall promptly accept and apply all borrower payments, including cure payments (where authorized by law or contract), trial modification payments, as well as non- conforming payments, unless such application conflicts with contract provisions or prevailing law. Servicer shall ensure that properly identified payments shall be posted no more than two business days after receipt at the address specified by Servicer and credited as of the date received to borrower’s account. Each monthly payment shall be applied in the order specified in the loan documents.

3.
For any loan on which interest is not calculated based on a daily accrual or daily interest method and as to which any obligor is not a debtor in a bankruptcy proceeding without reaffirmation, Servicer shall promptly accept and apply all borrower conforming payments, including cure payments (where authorized by law or contract), unless such application conflicts with contract provisions or prevailing law. Servicer shall continue to accept trial modification payments consistent with existing payment application practices. Servicer shall ensure that properly identified payments shall be posted no more than two business days after receipt at the address specified by Servicer. Each monthly payment shall be applied in the order specified in the loan documents.

a.
Servicer shall accept and apply at least two non-conforming payments from the borrower, in accordance with this subparagraph, when the payment, whether on its own or when combined with a payment made by another source, comes within

$50.00 of the scheduled payment, including principal and interest and, where applicable, taxes and insurance.

b.	Except for payments described in paragraph I.B.3.a, Servicer may post partial payments to a suspense or unapplied funds account,

provided that Servicer (1) discloses to the borrower the existence of and any activity in the suspense or unapplied funds account; (2) credits the borrower’s account with a full payment as of the date that the funds in the suspense or unapplied funds account are sufficient to cover such full payment; and (3) applies payments as required by the terms of the loan documents. Servicer shall not take funds from suspense or unapplied funds accounts to pay fees until all unpaid contractual interest, principal, and escrow amounts are paid and brought current or other final disposition of the loan.

4.
Notwithstanding the provisions above, Servicer shall not be required to accept payments which are insufficient to pay the full balance due after the borrower has been provided written notice that the contract has been declared in default and the remaining payments due under the contract have been accelerated.

5.
Servicer shall provide to borrowers (other than borrowers in bankruptcy or borrowers who have been referred to or are going through foreclosure) adequate information on monthly billing or other account statements to show in clear and conspicuous language:

a.	total amount due;

b.	allocation of payments, including a notation if any payment has been posted to a “suspense or unapplied funds account”;

c.	unpaid principal;

d.	fees and charges for the relevant time period;

e.	current escrow balance; and

f.
reasons for any payment changes, including an interest rate or escrow account adjustment, no later than 21 days before the new amount is due (except in the case of loans as to which interest accrues daily or the rate changes more frequently than once every 30 days);

Statements as described above are not required to be delivered with respect to any fixed rate residential mortgage loan as to which the borrower is provided a coupon book.

6.	In the statements described in paragraphs I.A.18 and III.B.1.a, Servicer shall notify borrowers that they may receive, upon written request:

a.	A copy of the borrower’s payment history since the borrower was last less than 60 days past due;

b.	A copy of the borrower’s note;

c.
If Servicer has commenced foreclosure or filed a POC, copies of any assignments of mortgage or deed of trust required to demonstrate the right to foreclose on the borrower’s note under applicable state law; and

d.	The name of the investor that holds the borrower’s loan.

7.	Servicer shall adopt enhanced billing dispute procedures, including for disputes regarding fees. These procedures will include:

a.	Establishing readily available methods for customers to lodge complaints and pose questions, such as by providing toll-free numbers and accepting disputes by email;

b.	Assessing and ensuring adequate and competent staff to answer and respond to consumer disputes promptly;

c.	Establishing a process for dispute escalation;

d.	Tracking the resolution of complaints; and

e.	Providing a toll-free number on monthly billing statements.

8.	Servicer shall take appropriate action to promptly remediate any inaccuracies in borrowers’ account information, including:

a.	Correcting the account information;

b.	Providing cash refunds or account credits; and

c.	Correcting inaccurate reports to consumer credit reporting agencies.

9.	Servicer’s systems to record account information shall be periodically independently reviewed for accuracy and completeness by an independent reviewer.

10.	As indicated in paragraph I.A.18, Servicer shall send the borrower an itemized plain language account summary setting forth each of the following items, to the extent applicable:

a.	The total amount needed to reinstate or bring the account current, and the amount of the principal obligation under the mortgage;

b.	The date through which the borrower’s obligation is paid;

c.	The date of the last full payment;

d.	The current interest rate in effect for the loan (if the rate is effective for at least 30 days);

e.	The date on which the interest rate may next reset or adjust (unless the rate changes more frequently than once every 30 days);

f.	The amount of any prepayment fee to be charged, if any;

g.	A description of any late payment fees;

h.	A telephone number or electronic mail address that may be used by the obligor to obtain information regarding the mortgage; and

i.	The names, addresses, telephone numbers, and Internet addresses of one or more counseling agencies or programs approved by HUD (http://www.hud.gov/offices/hsg/sfh/hcc/hcs.cfm).

11.	In active chapter 13 cases, Servicer shall ensure that:

a.	prompt and proper application of payments is made on account of
(a)re-petition arrearage amounts and (b) post-petition payment amounts and posting thereof as of the successful consummation of the effective confirmed plan;

b.	the debtor is treated as being current so long as the debtor is making payments in accordance with the terms of the then-effective confirmed plan and any later effective payment change notices; and

c.
as of the date of dismissal of a debtor’s bankruptcy case, entry of an order granting Servicer relief from the stay, or entry of an order granting the debtor a discharge, there is a reconciliation of payments received with respect to the debtor’s obligations during the case and appropriately update the Servicer’s systems of record. In connection with such reconciliation, Servicer shall reflect the waiver of any fee, expense or charge pursuant to paragraphs III.B.1.c.i or III.B.1.d.

C.	Documentation of Note, Holder Status and Chain of Assignment.

1.
Servicer shall implement processes to ensure that Servicer or the foreclosing entity has a documented enforceable interest in the promissory note and mortgage (or deed of trust) under applicable state law, or is otherwise a proper party to the foreclosure action.

2.
Servicer shall include a statement in a pleading, affidavit of indebtedness or similar affidavits in court foreclosure proceedings setting forth the basis for asserting that the foreclosing party has the right to foreclose.

3.	Servicer shall set forth the information establishing the party’s right to foreclose as set forth in I.C.2 in a communication to be sent to the borrower as indicated in I.A.18.

4.
If the original note is lost or otherwise unavailable, Servicer shall comply with applicable law in an attempt to establish ownership of the note and the right to enforcement. Servicer shall ensure good faith efforts to obtain or locate a note lost while in the possession of Servicer or Servicer’s agent and shall ensure that Servicer and Servicer’s agents who are expected to have possession of notes or assignments of mortgage on behalf of Servicer adopt procedures that are designed to provide assurance that the Servicer or Servicer’s agent would locate a note or assignment of mortgage if it is in the possession or control of the Servicer or Servicer’s agent, as the case may be. In the event that Servicer prepares or causes to be prepared a lost note or lost assignment affidavit with respect to an original note or assignment lost while in Servicer’s control, Servicer shall use good faith efforts to obtain or locate the note or assignment in accordance with its procedures. In the affidavit, sworn statement or other filing documenting the lost note or assignment, Servicer shall recite that Servicer has made a good faith effort in accordance with its procedures for locating the lost note or assignment.

5.	Servicer shall not intentionally destroy or dispose of original notes that are still in force.

6.
Servicer shall ensure that mortgage assignments executed by or on behalf of Servicer are executed with appropriate legal authority, accurately reflective of the completed transaction and properly acknowledged.

D.	Bankruptcy Documents.

1.
Proofs of Claim (“POC”). Servicer shall ensure that POCs filed on behalf of Servicer are documented in accordance with the United States Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and any applicable local rule or order (“bankruptcy law”). Unless not permitted by statute or rule, Servicer shall ensure that each POC is documented by attaching:

a.
The original or a duplicate of the note, including all indorsements; a copy of any mortgage or deed of trust securing the notes (including, if applicable, evidence of recordation in the applicable land records); and copies of any assignments of mortgage or deed of trust required to demonstrate the right to foreclose on the borrower’s note under applicable state law (collectively, “Loan Documents”). If the note has been lost or destroyed, a lost note affidavit shall be submitted.

b.
If, in addition to its principal amount, a claim includes interest, fees, expenses, or other charges incurred before the petition was filed, an itemized statement of the interest, fees, expenses, or charges shall be filed with the POC (including any expenses or charges based on an escrow analysis as of the date of filing) at least in the detail specified in the current draft of Official Form B 10 (effective December 2011) (“Official Form B 10”)

Attachment A.

c.	A statement of the amount necessary to cure any default as of the date of the petition shall be filed with the POC.

d.	If a security interest is claimed in property that is the debtor’s principal residence, the attachment prescribed by the appropriate Official Form shall be filed with the POC.

e.	Servicer shall include a statement in a POC setting forth the basis for asserting that the applicable party has the right to foreclose.

f.
The POC shall be signed (either by hand or by appropriate electronic signature) by the responsible person under penalty of perjury after reasonable investigation, stating that the information set forth in the POC is true and correct to the best of such responsible person’s knowledge, information, and reasonable belief, and clearly identify the responsible person’s employer and position or title with the employer.

2.	Motions for Relief from Stay (“MRS”). Unless not permitted by bankruptcy law, Servicer shall ensure that each MRS in a chapter 13 proceeding is documented by attaching:

a.
To the extent not previously submitted with a POC, a copy of the Loan Documents; if such documents were previously submitted with a POC, a statement to that effect. If the promissory note has been lost or destroyed, a lost note affidavit shall be submitted;

b.	To the extent not previously submitted with a POC, Servicer shall include a statement in an MRS setting forth the basis for asserting that the applicable party has the right to foreclose.

c.
An affidavit, sworn statement or Declaration made by Servicer or based on information provided by Servicer (“MRS affidavit” (which term includes, without limitation, any facts provided by Servicer that are included in any attachment and submitted to establish the truth of such facts) setting forth:

i.	whether there has been a default in paying pre-petition arrearage or post-petition amounts (an “MRS delinquency”);

ii.
if there has been such a default, (a) the unpaid principal balance, (b) a description of any default with respect to the pre-petition arrearage, (c) a description of any default with respect to the post-petition amount (including, if applicable, any escrow shortage), (d) the amount of the pre-petition arrearage (if applicable), (e) the post-petition payment amount, (f) for the period since the date of the first post- petition or pre-petition default that is continuing and has not been cured, the date and amount of each payment made (including escrow payments) and the application of each such payment, and (g) the amount, date and description of each fee or charge applied to such pre-petition amount or post-petition amount since the later of the date of the petition or the preceding statement pursuant to paragraph III.B.1.a; and

iii.	all amounts claimed, including a statement of the amount necessary to cure any default on or about the date of the

MRS.

d.	All other attachments prescribed by statute, rule, or law.

e.
Servicer shall ensure that any MRS discloses the terms of any trial period or permanent loan modification plan pending at the time of filing of a MRS or whether the debtor is being evaluated for a loss mitigation option.

E.	Quality Assurance Systems Review.

1.
Servicer shall conduct regular reviews, not less than quarterly, of a statistically valid sample of affidavits, sworn statements, Declarations filed by or on behalf of Servicer in judicial foreclosures or bankruptcy proceedings and notices of default, notices of sale and similar notices submitted in non-judicial foreclosures to ensure that the documents are accurate and comply with prevailing law and this Agreement.

a.
The reviews shall also verify the accuracy of the statements in affidavits, sworn statements, Declarations and documents used to foreclose in non-judicial foreclosures, the account summary described in paragraph I.B.10, the ownership statement described in paragraph I.C.2, and the loss mitigation statement described in paragraph IV.B.13 by reviewing the underlying information. Servicer shall take appropriate remedial steps if deficiencies are identified, including appropriate remediation in individual cases.

b.
The reviews shall also verify the accuracy of the statements in affidavits, sworn statements and Declarations submitted in bankruptcy proceedings. Servicer shall take appropriate remedial steps if deficiencies are identified, including appropriate remediation in individual cases.

2.	The quality assurance steps set forth above shall be conducted by Servicer employees who are separate and independent of employees who prepare foreclosure or bankruptcy affidavits, sworn statements, or other foreclosure or bankruptcy documents.

3.
Servicer shall conduct regular pre-filing reviews of a statistically valid sample of POCs to ensure that the POCs are accurate and comply with prevailing law and this Agreement. The reviews shall also verify the accuracy of the statements in POCs. Servicer shall take appropriate remedial steps if deficiencies are identified, including appropriate remediation in individual cases. The pre-filing review shall be conducted by Servicer employees who are separate and independent of the persons who prepared the applicable POCs.

4.
Servicer shall regularly review and assess the adequacy of its internal controls and procedures with respect to its obligations under this Agreement, and implement appropriate procedures to address deficiencies.

II.	THIRD-PARTY PROVIDER OVERSIGHT.

A.	Oversight Duties Applicable to All Third-Party Providers.
Servicer shall adopt policies and processes to oversee and manage foreclosure firms, law firms, foreclosure trustees, subservicers and other agents, independent contractors, entities and third parties (including subsidiaries and affiliates) retained by or on behalf of Servicer that provide foreclosure, bankruptcy or mortgage servicing activities (including loss mitigation) (collectively, such activities are “Servicing Activities” and such providers are “Third-Party Providers”), including:

1.
Servicer shall perform appropriate due diligence of Third-Party Providers’ qualifications, expertise, capacity, reputation, complaints, information security, document custody practices, business continuity, and financial viability.

2.
Servicer shall amend agreements, engagement letters, or oversight policies, or enter into new agreements or engagement letters, with Third-Party Providers to require them to comply with Servicer’s applicable policies and procedures (which will incorporate any applicable aspects of this Agreement) and applicable state and federal laws and rules.

3.
Servicer shall ensure that agreements, contracts or oversight policies provide for adequate oversight, including measures to enforce Third-Party Provider contractual obligations, and to ensure timely action with respect to Third-Party Provider performance failures.

4.
Servicer shall ensure that foreclosure and bankruptcy counsel and foreclosure trustees have appropriate access to information from Servicer’s books and records necessary to perform their duties in preparing pleadings and other documents submitted in foreclosure and bankruptcy proceedings.

5.	Servicer shall ensure that all information provided by or on behalf of Servicer to Third-Party Providers in connection with providing Servicing Activities is accurate and complete.

6.	Servicer shall conduct periodic reviews of Third-Party Providers. These reviews shall include:

a.
A review of a sample of the foreclosure and bankruptcy documents prepared by the Third-Party Provider, to provide for compliance with applicable state and federal law and this Agreement in connection with the preparation of the documents, and the accuracy of the facts contained therein;

b.
A review of the fees and costs assessed by the Third-Party Provider to provide that only fees and costs that are lawful, reasonable and actually incurred are charged to borrowers and that no portion of any fees or charges incurred by any Third-Party Provider for technology usage, connectivity, or electronic invoice submission is charged as a cost to the borrower;

c.	A review of the Third-Party Provider’s processes to provide for compliance with the Servicer’s policies and procedures concerning Servicing Activities;

d.	A review of the security of original loan documents maintained by the Third-Party Provider;

e.
A requirement that the Third-Party Provider disclose to the Servicer any imposition of sanctions or professional disciplinary action taken against them for misconduct related to performance of Servicing Activities; and

f.
An assessment of whether bankruptcy attorneys comply with the best practice of determining whether a borrower has made a payment curing any MRS delinquency within two business days of the scheduled hearing date of the related MRS.

The quality assurance steps set forth above shall be conducted by Servicer employees who are separate and independent of employees who prepare foreclosure or bankruptcy affidavits, sworn documents, Declarations or other foreclosure or bankruptcy documents.

7.	Servicer shall take appropriate remedial steps if problems are identified through this review or otherwise, including, when appropriate, terminating its relationship with the Third-Party Provider.

8.	Servicer shall adopt processes for reviewing and appropriately addressing customer complaints it receives about Third-Party Provider services.

9.
Servicer shall regularly review and assess the adequacy of its internal controls and procedures with respect to its obligations under this Section, and take appropriate remedial steps if deficiencies are identified, including appropriate remediation in individual cases

B.	Additional Oversight of Activities by Third-Party Providers.

1.
Servicer shall require a certification process for law firms (and recertification of existing law firm providers) that provide residential mortgage foreclosure and bankruptcy services for Servicer, on a periodic basis, as qualified to serve as a Third-Party Provider to Servicer, including that attorneys have the experience and competence necessary to perform the services requested.

2.
Servicer shall ensure that attorneys are licensed to practice in the relevant jurisdiction, have the experience and competence necessary to perform the services requested, and that their services comply with applicable rules, regulations and applicable law (including state law prohibitions on fee splitting).

3.
Servicer shall ensure that foreclosure and bankruptcy counsel and foreclosure trustees have an appropriate Servicer contact to assist in legal proceedings and to facilitate loss mitigation questions on behalf of the borrower.

4.	Servicer shall adopt policies requiring Third-Party Providers to maintain records that identify all notarizations of Servicer documents executed by each notary employed by the Third-Party Provider.

III.	BANKRUPTCY.

A.	General.

1.
The provisions, conditions and obligations imposed herein are intended to be interpreted in accordance with applicable federal, state and local laws, rules and regulations. Nothing herein shall require a Servicer to do anything inconsistent with applicable state or federal law, including the applicable bankruptcy law or a court order in a bankruptcy case.

2.
Servicer shall ensure that employees who are regularly engaged in servicing mortgage loans as to which the borrower or mortgagor is in bankruptcy receive training specifically addressing bankruptcy issues.

B.	Chapter 13 Cases.

1.	In any chapter 13 case, Servicer shall ensure that:

a.
So long as the debtor is in a chapter 13 case, within 180 days after the date on which the fees, expenses, or charges are incurred, file and serve on the debtor, debtor’s counsel, and the trustee a notice in a form consistent with Official Form B10 (Supplement 2) itemizing fees, expenses, or charges (1) that were incurred in connection with the claim after the bankruptcy case was filed, (2) that the holder asserts are recoverable against the debtor or against the debtor’s principal residence, and (3) that the holder intends to collect from the debtor.

b.
Servicer replies within time periods established under bankruptcy law to any notice that the debtor has completed all payments under the plan or otherwise paid in full the amount required to cure any pre-petition default.

c.	If the Servicer fails to provide information as required by paragraph III.B.1.a with respect to a fee, expense or charge within 180 days of the incurrence of such fee, expense, or charge, then,

i.
Except for independent charges (“Independent charge”) paid by the Servicer that is either (A) specifically authorized by the borrower or (B) consists of amounts advanced by Servicer in respect of taxes, homeowners association fees, liens or insurance, such fee, expense or charge shall be deemed waived and may not be collected from the borrower.

ii.	In the case of an Independent charge, the court may, after notice and hearing, take either or both of the following actions:

(a)
preclude the holder from presenting the omitted information, in any form, as evidence in any contested matter or adversary proceeding in the case, unless the court determines that the failure was substantially justified or is harmless; or

(b)	award other appropriate relief, including reasonable expenses and attorney’s fees caused by the failure.

d.
If the Servicer fails to provide information as required by paragraphs III.B.1.a or III.B.1.b and bankruptcy law with respect to a fee, expense or charge (other than an Independent Charge) incurred more than 45 days before the date of the reply referred to in paragraph III.B.1.b, then such fee, expense or charge shall be deemed waived and may not be collected from the borrower.

e.
Servicer shall file and serve on the debtor, debtor’s counsel, and the trustee a notice in a form consistent with the current draft of Official Form B10 (Supplement 1) (effective December 2011) of any change in the payment amount, including any change that results from an interest rate or escrow account adjustment, no later than 21 days before a payment in the new amount is due. Servicer shall waive and not collect any late charge or other fees imposed solely as a result of the failure of the borrower timely to make a payment attributable to the failure of Servicer to give such notice timely.

IV.	LOSS MITIGATION.
These requirements are intended to apply to both government-sponsored and proprietary loss mitigation programs and shall apply to subservicers performing loss mitigation services on Servicer’s behalf.

A.	Loss Mitigation Requirements.

1.
Servicer shall be required to notify potentially eligible borrowers of currently available loss mitigation options prior to foreclosure referral. Upon the timely receipt of a complete loan modification application, Servicer shall evaluate borrowers for all available loan modification options for which they are eligible prior to referring a borrower to foreclosure and shall facilitate the submission and review of loss mitigation applications. The foregoing notwithstanding, Servicer shall have no obligation to solicit borrowers who are in bankruptcy.

2.	Servicer shall offer and facilitate loan modifications for borrowers rather than initiate foreclosure when such loan modifications for which they are eligible are net present value (NPV) positive and meet other investor, guarantor, insurer and program requirements.

3.
Servicer shall allow borrowers enrolled in a trial period plan under prior HAMP guidelines (where borrowers were not pre-qualified) and who made all required trial period payments, but were later denied a permanent modification, the opportunity to reapply for a HAMP or proprietary loan modification using current financial information.

4.
Servicer shall promptly send a final modification agreement to borrowers who have enrolled in a trial period plan under current HAMP guidelines (or fully underwritten proprietary modification programs with a trial payment period) and who have made the required number of timely trial period payments, where the modification is underwritten prior to the trial period and has received any necessary investor, guarantor or insurer approvals. The borrower shall then be converted by Servicer to a permanent modification upon execution of the final modification documents, consistent with applicable program guidelines, absent evidence of fraud.

B.	Dual Track Restricted.

1.
If a borrower has not already been referred to foreclosure, Servicer shall not refer an eligible borrower’s account to foreclosure while the borrower’s complete application for any loan modification program is pending if Servicer received (a) a complete loan modification application no later than day 120 of delinquency, or (b) a substantially complete loan modification application (missing only any required documentation of hardship) no later than day 120 of delinquency and Servicer receives any required hardship documentation no later than day 130 of delinquency. Servicer shall not make a referral to foreclosure of an eligible borrower who so provided an application until:

a.	Servicer determines (after the automatic review in paragraph IV.G.1) that the borrower is not eligible for a loan modification, or

b.
If borrower does not accept an offered foreclosure prevention alternative within 14 days of the evaluation notice, the earlier of (i) such 14 days, and (ii) borrower’s decline of the foreclosure prevention offer.

2.
If borrower accepts the loan modification resulting from Servicer’s evaluation of the complete loan modification application referred to in paragraph IV.B.1 (verbally, in writing (including e-mail responses) or by submitting the first trial modification payment) within 14 days of Servicer’s offer of a loan modification, then the Servicer shall delay referral to foreclosure until (a) if the Servicer fails timely to receive the first trial period payment, the last day for timely receiving the first trial period payment, and (b) if the Servicer timely receives the first trial period payment, after the borrower breaches the trial plan.

3.
If the loan modification requested by a borrower as described in paragraph IV.B.1 is denied, except when otherwise required by federal or state law or investor directives, if borrower is entitled to an appeal under paragraph IV.G.3, Servicer will not proceed to a foreclosure sale until the later of (if applicable):

a.	expiration of the 30-day appeal period; and

b.	if the borrower appeals the denial, until the later of (if applicable)
(i)if Servicer denies borrower’s appeal, 15 days after the letter denying the appeal, (ii) if the Servicer sends borrower a letter granting his or her appeal and offering a loan modification, 14 days after the date of such offer, (iii) if the borrower timely accepts the loan modification offer (verbally, in writing (including e-mail responses), or by making the first trial period payment), after the Servicer fails timely to receive the first trial period payment, and (iv) if the Servicer timely receives the first trial period payment, after the borrower breaches the trial plan.

4.
If, after an eligible borrower has been referred to foreclosure, the Servicer receives a complete application from the borrower within 30 days after the Post Referral to Foreclosure Solicitation Letter, then while such loan modification application is pending, Servicer shall not move for foreclosure judgment or order of sale (or, if a motion has already been filed, shall take reasonable steps to avoid a ruling on such motion), or seek a foreclosure sale. If Servicer offers the borrower a loan modification, Servicer shall not move for judgment or order of sale, (or, if a motion has already been filed, shall take reasonable steps to avoid a ruling on such motion), or seek a foreclosure sale until the earlier of (a) 14 days after the date of the related offer of a loan modification, and (b) the date the borrower declines the loan modification offer. If the borrower accepts the loan modification offer (verbally, in writing (including e-mail responses) or by submitting the first trial modification payment) within 14 days after the date of the related offer of loan modification, Servicer shall continue this delay until the later of (if applicable) (A) the failure by the Servicer timely to receive the first trial period payment, and (B) if the Servicer timely receives the first trial period payment, after the borrower breaches the trial plan.

5.
If the loan modification requested by a borrower described in paragraph IV.B.4 is denied, then, except when otherwise required by federal or state law or investor directives, if borrower is entitled to an appeal under paragraph IV.G.3, Servicer will not proceed to a foreclosure sale until the later of (if applicable):

a.	expiration of the 30-day appeal period; and

b.	if the borrower appeals the denial, until the later of (if applicable)
(i)if Servicer denies borrower’s appeal, 15 days after the letter denying the appeal, (ii) if the Servicer sends borrower a letter granting his or her appeal and offering a loan modification, 14 days after the date of such offer, (iii) if the borrower timely accepts the loan modification offer (verbally, in writing (including e-mail responses), or by making the first trial period payment), after the failure of the Servicer timely to receive the first trial period payment, and (iv) if the Servicer timely receives the first trial period payment, after the borrower breaches the trial plan.

6.
If, after an eligible borrower has been referred to foreclosure, Servicer receives a complete loan modification application more than 30 days after the Post Referral to Foreclosure Solicitation Letter, but more than 37 days before a foreclosure sale is scheduled, then while such loan modification application is pending, Servicer shall not proceed with the foreclosure sale. If Servicer offers a loan modification, then Servicer shall delay the foreclosure sale until the earlier of (i) 14 days after the date of the related offer of loan modification, and (ii) the date the borrower declines the loan modification offer. If the borrower accepts the loan modification offer (verbally, in writing (including e-mail responses) or by submitting the first trial modification payment) within 14 days, Servicer shall delay the foreclosure sale until the later of (if applicable) (A) the failure by the Servicer timely to receive the first trial period payment, and (B) if the Servicer timely receives the first trial period payment, after the borrower breaches the trial plan.

7.
If the loan modification requested by a borrower described in paragraph IV.B.6 is denied and it is reasonable to believe that more than 90 days remains until a scheduled foreclosure date or the first date on which a sale could reasonably be expected to be scheduled and occur, then, except when otherwise required by federal or state law or investor directives, if borrower is entitled to an appeal under paragraph IV.G.3.a, Servicer will not proceed to a foreclosure sale until the later of (if applicable):

a.	expiration of the 30-day appeal period; and

b.	if the borrower appeals the denial, until the later of (if applicable)
(i)if Servicer denies borrower’s appeal, 15 days after the letter denying the appeal, (ii) if the Servicer sends borrower a letter granting his or her appeal and offering a loan modification, 14 days after the date of such offer, (iii) if the borrower timely accepts the loan modification offer (verbally, in writing (including

e-mail responses), or by making the first trial period payment), after the Servicer fails timely to receive the first trial period payment, and (iv) if the Servicer timely receives the first trial period payment, after the borrower breaches the trial plan.

8.
If, after an eligible borrower has been referred to foreclosure, Servicer receives a complete loan modification application more than 30 days after the Post Referral to Foreclosure Solicitation Letter, but within 37 to 15 days before a foreclosure sale is scheduled, then Servicer shall conduct an expedited review of the borrower and, if the borrower is extended a loan modification offer, Servicer shall postpone any foreclosure sale until the earlier of (a) 14 days after the date of the related evaluation notice, and (b) the date the borrower declines the loan modification offer. If the borrower timely accepts the loan modification offer (either in writing or by submitting the first trial modification payment), Servicer shall delay the foreclosure sale until the later of (if applicable) (A) the failure by the Servicer timely to receive the first trial period payment, and (B) if the Servicer timely receives the first trial period payment, after the borrower breaches the trial plan.

9.
If, after an eligible borrower has been referred to foreclosure, the Servicer receives a complete loan modification application more than 30 days after the Post Referral to Foreclosure Solicitation Letter and less than 15 days before a scheduled foreclosure sale, Servicer must notify the borrower before the foreclosure sale date as to Servicer’s determination (if its review was completed) or inability to complete its review of the loan modification application. If Servicer makes a loan modification offer to the borrower, then Servicer shall postpone any sale until the earlier of (a) 14 days after the date of the related evaluation notice, and (b) the date the borrower declines the loan modification offer. If the borrower timely accepts a loan modification offer (either in writing or by submitting the first trial modification payment), Servicer shall delay the foreclosure sale until the later of (if applicable) (A) the failure by the Servicer timely to receive the first trial period payment, and (B) if the Servicer timely receives the first trial period payment, after the borrower breaches the trial plan.

10.
For purposes of this section IV.B, Servicer shall not be responsible for failing to obtain a delay in a ruling on a judgment or failing to delay a foreclosure sale if Servicer made a request for such delay, pursuant to any state or local law, court rule or customary practice, and such request was not approved.

11.	Servicer shall not move to judgment or order of sale or proceed with a foreclosure sale under any of the following circumstances:

a.	The borrower is in compliance with the terms of a trial

loan modification, forbearance, or repayment plan; or

b.
A short sale or deed-in-lieu of foreclosure has been approved by all parties (including, for example, first lien investor, junior lien holder and mortgage insurer, as applicable), and proof of funds or financing has been provided to Servicer.

12.
If a foreclosure or trustee’s sale is continued (rather than cancelled) to provide time to evaluate loss mitigation options, Servicer shall promptly notify borrower in writing of the new date of sale (without delaying any related foreclosure sale).

13.
As indicated in paragraph I.A.18, Servicer shall send a statement to the borrower outlining loss mitigation efforts undertaken with respect to the borrower prior to foreclosure referral. If no loss mitigation efforts were offered or undertaken, Servicer shall state whether it contacted or attempted to contact the borrower and, if applicable, why the borrower was ineligible for a loan modification or other loss mitigation options.

14.
Servicer shall ensure timely and accurate communication of or access to relevant loss mitigation status and changes in status to its foreclosure attorneys, bankruptcy attorneys and foreclosure trustees and, where applicable, to court-mandated mediators.

C.	Single Point of Contact.

1.
Servicer shall establish an easily accessible and reliable single point of contact (“SPOC”) for each potentially-eligible first lien mortgage borrower so that the borrower has access to an employee of Servicer to obtain information throughout the loss mitigation, loan modification and foreclosure processes.

2.
Servicer shall initially identify the SPOC to the borrower promptly after a potentially-eligible borrower requests loss mitigation assistance. Servicer shall provide one or more direct means of communication with the SPOC on loss mitigation-related correspondence with the borrower. Servicer shall promptly provide updated contact information to the borrower if the designated SPOC is reassigned, no longer employed by Servicer, or otherwise not able to act as the primary point of contact.

a.	Servicer shall ensure that debtors in bankruptcy are assigned to a SPOC specially trained in bankruptcy issues.

3.	The SPOC shall have primary responsibility for:

a.	Communicating the options available to the borrower, the actions the borrower must take to be considered for these options and the status of Servicer’s evaluation of the borrower for these options;

b.	Coordinating receipt of all documents associated with loan modification or loss mitigation activities;

c.	Being knowledgeable about the borrower’s situation and current status in the delinquency/imminent default resolution process; and

d.	Ensuring that a borrower who is not eligible for MHA programs is considered for proprietary or other investor loss mitigation options.

4.	The SPOC shall, at a minimum, provide the following services to borrowers:

a.	Contact borrower and introduce himself/herself as the borrower’s SPOC;

b.	Explain programs for which the borrower is eligible;

c.	Explain the requirements of the programs for which the borrower is eligible;

d.	Explain program documentation requirements;

e.	Provide basic information about the status of borrower’s account, including pending loan modification applications, other loss mitigation alternatives, and foreclosure activity;

f.	Notify borrower of missing documents and provide an address or electronic means for submission of documents by borrower in order to complete the loan modification application;

g.	Communicate Servicer’s decision regarding loan modification applications and other loss mitigation alternatives to borrower in writing;

h.	Assist the borrower in pursuing alternative non-foreclosure options upon denial of a loan modification;

i.	If a loan modification is approved, call borrower to explain the program;

j.	Provide information regarding credit counseling where necessary;

k.	Help to clear for borrower any internal processing requirements; and

l.	Have access to individuals with the ability to stop foreclosure proceedings when necessary to comply with the MHA Program or this Agreement.

5.
The SPOC shall remain assigned to borrower’s account and available to borrower until such time as Servicer determines in good faith that all loss mitigation options have been exhausted, borrower’s account becomes current or, in the case of a borrower in bankruptcy, the borrower has exhausted all loss mitigation options for which the borrower is potentially eligible and has applied

6.	Servicer shall ensure that a SPOC can refer and transfer a borrower to an appropriate supervisor upon request of the borrower.

7.
Servicer shall ensure that relevant records relating to borrower’s account are promptly available to the borrower’s SPOC, so that the SPOC can timely, adequately and accurately inform the borrower of the current status of loss mitigation, loan modification, and foreclosure activities.

8.
Servicer shall designate one or more management level employees to be the primary contact for the Attorneys General, state financial regulators, the Executive Office of U.S. Trustee, each regional office of the U.S. Trustee, and federal regulators for communication regarding complaints and inquiries from individual borrowers who are in default and/or have applied for loan modifications. Servicer shall provide a written acknowledgment to all such inquiries within 10 business days. Servicer shall provide a substantive written response to all such inquiries within 30 days. Servicer shall provide relevant loan information to borrower and to Attorneys General, state financial regulators, federal regulators, the Executive Office of the U.S. Trustee, and each U.S. Trustee upon written request and if properly authorized. A written complaint filed by a borrower and forwarded by a state Attorney General or financial regulatory agency to Servicer shall be deemed to have proper authorization.

9.	Servicer shall establish and make available to Chapter 13 trustees a toll- free number staffed by persons trained in bankruptcy to respond to inquiries from Chapter 13 trustees.

D.	Loss Mitigation Communications with Borrowers.

1.
Servicer shall commence outreach efforts to communicate loss mitigation options for first lien mortgage loans to all potentially eligible delinquent borrowers (other than those in bankruptcy) beginning on timelines that are in accordance with HAMP borrower solicitation guidelines set forth in the MHA Handbook version 3.2, Chapter II, Section 2.2, regardless of whether the borrower is eligible for a HAMP modification. Servicer shall provide borrowers with notices that include contact information for national or state foreclosure assistance hotlines and state housing counseling resources, as appropriate. The use by Servicer of nothing more than prerecorded automatic messages in loss mitigation communications with borrowers shall not be sufficient in those instances in which it fails to result in contact between the borrower and one of Servicer’s loss mitigation specialists. Servicer shall conduct affirmative outreach efforts to inform delinquent second lien borrowers (other than those in bankruptcy about the availability of payment reduction options. The foregoing notwithstanding, Servicer shall have no obligation to solicit borrowers who are in bankruptcy.

2.	Servicer shall disclose and provide accurate information to borrowers relating to the qualification process and eligibility factors for loss mitigation programs.

3.	Servicer shall communicate, at the written request of the borrower, with the borrower’s authorized representatives, including housing counselors. Servicer shall communicate with representatives from state Attorneys General and financial regulatory agencies acting upon a written complaint filed by the borrower and forwarded by the state Attorney General or financial regulatory agency to Servicer. When responding to the borrower regarding such complaint, Servicer shall include the applicable state Attorney General on all correspondence with the borrower regarding such complaint.

4.
Servicer shall cease all collection efforts while the borrower (i) is making timely payments under a trial loan modification or (ii) has submitted a complete loan modification application, and a modification decision is pending. Notwithstanding the above, Servicer reserves the right to contact a borrower to gather required loss mitigation documentation or to assist a borrower with performance under a trial loan modification plan.

5.
Servicer shall consider partnering with third parties, including national chain retailers, and shall consider the use of select bank branches affiliated with Servicer, to set up programs to allow borrowers to copy, fax, scan, transmit by overnight delivery, or mail or email documents to Servicer free of charge.

6.
Within five business days after referral to foreclosure, the Servicer (including any attorney (or trustee) conducting foreclosure proceedings at the direction of the Servicer) shall send a written communication (“Post Referral to Foreclosure Solicitation Letter”) to the borrower that includes clear language that:

a.	The Servicer may have sent to the borrower one or more borrower solicitation communications;

b.	The borrower can still be evaluated for alternatives to foreclosure even if he or she had previously shown no interest;

c.	The borrower should contact the Servicer to obtain a loss mitigation application package;

d.	The borrower must submit a loan modification application to the Servicer to request consideration for available foreclosure prevention alternatives;

e.	Provides the Servicer’s contact information for submitting a complete loan modification application, including the Servicer’s toll-free number; and

f.
Unless the form of letter is otherwise specified by investor directive or state law or the borrower is not eligible for an appeal under paragraph IV.G.3.a, states that if the borrower is contemplating or has pending an appeal of an earlier denial of a loan modification application, that he or she may submit a loan modification application in lieu of his or her appeal within 30 days after the Post Referral to Foreclosure Solicitation Letter.

E.	Development of Loan Portals.

1.
Servicer shall develop or contract with a third-party vendor to develop an online portal linked to Servicer’s primary servicing system where borrowers can check, at no cost, the status of their first lien loan modifications.

2.	Servicer shall design portals that may, among other things:

a.	Enable borrowers to submit documents electronically;

b.	Provide an electronic receipt for any documents submitted;

c.	Provide information and eligibility factors for proprietary loan modification and other loss mitigation programs; and

d.	Permit Servicer to communicate with borrowers to satisfy any written communications required to be provided by Servicer, if borrowers submit documents electronically.

3.
Servicer shall participate in the development and implementation of a neutral, nationwide loan portal system linked to Servicer’s primary servicing system, such as Hope LoanPort to enhance communications with housing counselors, including using the technology used for the Borrower Portal, and containing similar features to the Borrower Portal.

4.
Servicer shall update the status of each pending loan modification on these portals at least every 10 business days and ensure that each portal is updated on such a schedule as to maintain consistency.

F.	Loan Modification Timelines.

1.
Servicer shall provide written acknowledgement of the receipt of documentation submitted by the borrower in connection with a first lien loan modification application within 3 business days. In its initial acknowledgment, Servicer shall briefly describe the loan modification process and identify deadlines and expiration dates for submitted documents.

2.
Servicer shall notify borrower of any known deficiency in borrower’s initial submission of information, no later than 5 business days after receipt, including any missing information or documentation required for the loan modification to be considered complete.

3.
Subject to section IV.B, Servicer shall afford borrower 30 days from the date of Servicer’s notification of any missing information or documentation to supplement borrower’s submission of information prior to making a determination on whether or not to grant an initial loan modification.

4.	Servicer shall review the complete first lien loan modification application submitted by borrower and shall determine the disposition of borrower’s trial or preliminary loan modification request no later than 30 days after receipt of the complete loan modification application, absent compelling circumstances beyond Servicer’s control.

5.
Servicer shall implement processes to ensure that second lien loan modification requests are evaluated on a timely basis. When a borrower qualifies for a second lien loan modification after a first lien loan modification in accordance with Section 2.c.i of the General Framework for Consumer Relief Provisions, the Servicer of the second lien loan shall (absent compelling circumstances beyond Servicer’s control) send loan modification documents to borrower no later than 45 days after the Servicer receives official notification of the successful completion of the related first lien loan modification and the essential terms.

6.
For all proprietary first lien loan modification programs, Servicer shall allow properly submitted borrower financials to be used for 90 days from the date the documents are received, unless Servicer learns that there has been a material change in circumstances or unless investor requirements mandate a shorter time frame.

7.
Servicer shall notify borrowers of the final denial of any first lien loan modification request within 10 business days of the denial decision. The notification shall be in the form of the non-approval notice required in paragraph IV.G.1 below.

G.	Independent Evaluation of First Lien Loan Modification Denials.

1.
Except when evaluated as provided in paragraphs IV.B.8 or IV.B.9, Servicer’s initial denial of an eligible borrower’s request for first lien loan modification following the submission of complete loan modification application shall be subject to an independent evaluation. Such evaluation shall be performed by an independent entity or a different employee who has not been involved with the particular loan modification.

2.	Denial Notice.

a.
When a first lien loan modification is denied after independent review, Servicer shall send a written non-approval notice to the borrower identifying the reasons for denial and the factual information considered. The notice shall inform the borrower that he or she has 30 days from the date of the denial letter declination to provide evidence that the eligibility determination was in error.

b.
If the first lien modification is denied because disallowed by investor, Servicer shall disclose in the written non-approval notice the name of the investor and summarize the reasons for investor denial.

c.	For those cases where a first lien loan modification denial is the result of an NPV calculation, Servicer shall provide in the written non-approval notice the monthly gross income and property value used in the calculation.

3.	Appeal Process.

a.	After the automatic review in paragraph IV.G.1 has been completed and Servicer has issued the written non-approval notice, in the circumstances described in the first sentences of paragraphs IV.B.3, IV.B.5 or IV.B.7, except when otherwise required by federal or state law or investor directives, borrowers shall have 30 days to request an appeal and obtain an independent review of the first lien loan modification denial in accordance with the terms of this Agreement. Servicer shall ensure that the borrower has 30 days from the date of the written non-approval notice to provide information as to why Servicer’s determination of eligibility for a loan modification was in error, unless the reason for non-approval is (1) ineligible mortgage, (2) ineligible property,
(3) offer not accepted by borrower or request withdrawn, or (4) the loan was previously modified.

b.
For those cases in which the first lien loan modification denial is the result of an NPV calculation, if a borrower disagrees with the property value used by Servicer in the NPV test, the borrower can request that a full appraisal be conducted of the property by an independent licensed appraiser (at borrower expense) consistent with HAMP directive 10-15. Servicer shall comply with the process set forth in HAMP directive 10-15, including using such value in the NPV calculation.

c.
Servicer shall review the information submitted by borrower and use its best efforts to communicate the disposition of borrower’s appeal to borrower no later than 30 days after receipt of the information.

d.	If Servicer denies borrower’s appeal, Servicer’s appeal denial letter shall include a description of other available loss mitigation, including short sales and deeds in lieu of foreclosure.

H.	General Loss Mitigation Requirements.

1.
Servicer shall maintain adequate staffing and systems for tracking borrower documents and information that are relevant to foreclosure, loss mitigation, and other Servicer operations. Servicer shall make periodic assessments to ensure that its staffing and systems are adequate.

2.
Servicer shall maintain adequate staffing and caseload limits for SPOCs and employees responsible for handling foreclosure, loss mitigation and related communications with borrowers and housing counselors. Servicer shall make periodic assessments to ensure that its staffing and systems are adequate.

3.	Servicer shall establish reasonable minimum experience, educational and training requirements for loss mitigation staff.

4.	Servicer shall document electronically key actions taken on a foreclosure, loan modification, bankruptcy, or other servicing file, including communications with the borrower.

5.	Servicer shall not adopt compensation arrangements for its employees that encourage foreclosure over loss mitigation alternatives.

6.
Servicer shall not make inaccurate payment delinquency reports to credit reporting agencies when the borrower is making timely reduced payments pursuant to a trial or other loan modification agreement. Servicer shall provide the borrower, prior to entering into a trial loan modification, with clear and conspicuous written information that adverse credit reporting consequences may result from the borrower making reduced payments during the trial period.

7.
Where Servicer grants a loan modification, Servicer shall provide borrower with a copy of the fully executed loan modification agreement within 45 days of receipt of the executed copy from the borrower. If the modification is not in writing, Servicer shall provide the borrower with a written summary of its terms, as promptly as possible, within 45 days of the approval of the modification.

8.	Servicer shall not instruct, advise or recommend that borrowers go into default in order to qualify for loss mitigation relief.

9.	Servicer shall not discourage borrowers from working or communicating with legitimate non-profit housing counseling services.

10.
Servicer shall not, in the ordinary course, require a borrower to waive or release claims and defenses as a condition of approval for a loan modification program or other loss mitigation relief. However, nothing herein shall preclude Servicer from requiring a waiver or release of claims and defenses with respect to a loan modification offered in connection with the resolution of a contested claim, when the borrower would not otherwise be qualified for the loan modification under existing Servicer programs.

11.
Servicer shall not charge borrower an application fee in connection with a request for a loan modification. Servicer shall provide borrower with a pre-paid overnight envelope or pre-paid address label for return of a loan modification application.

12.
Notwithstanding any other provision of this Agreement, and to minimize the risk of borrowers submitting multiple loss mitigation requests for the purpose of delay, Servicer shall not be obligated to evaluate requests for loss mitigation options from (a) borrowers who have already been evaluated or afforded a fair opportunity to be evaluated consistent with the requirements of HAMP or proprietary modification programs, or (b) borrowers who were evaluated after the date of implementation of this

Agreement, consistent with this Agreement, unless there has been a material change in the borrower’s financial circumstances that is documented by borrower and submitted to Servicer.

I.	Proprietary First Lien Loan Modifications.

1.
Servicer shall make publicly available information on its qualification processes, all required documentation and information necessary for a complete first lien loan modification application, and key eligibility factors for all proprietary loan modifications.

2.
Servicer shall design proprietary first lien loan modification programs that are intended to produce sustainable modifications according to investor guidelines and previous results. Servicer shall design these programs with the intent of providing affordable payments for borrowers needing longer term or permanent assistance.

3.
Servicer shall track outcomes and maintain records regarding characteristics and performance of proprietary first lien loan modifications. Servicer shall provide a description of modification waterfalls, eligibility criteria, and modification terms, on a publicly- available website.

4.	Servicer shall not charge any application or processing fees for proprietary first lien loan modifications.

J.	Proprietary Second Lien Loan Modifications.

1.	Servicer shall make publicly available information on its qualification processes, all required documentation and information necessary for a complete second lien modification application.

2.	Servicer shall design second lien modification programs with the intent of providing affordable payments for borrowers needing longer term or permanent assistance.

3.	Servicer shall not charge any application or processing fees for second lien modifications.

4.
When an eligible borrower with a second lien submits all required information for a second lien loan modification and the modification request is denied, Servicer shall promptly send a written non-approval notice to the borrower.

K.	Short Sales.

1.	Servicer shall make publicly available information on general requirements for the short sale process.

2.	Servicer shall consider appropriate monetary incentives to underwater borrowers to facilitate short sale options.

3.	Servicer shall develop a cooperative short sale process which allows the borrower the opportunity to engage with Servicer to pursue a short sale evaluation prior to putting home on the market.

4.	Servicer shall send written confirmation of the borrower’s first request for a short sale to the borrower or his or her agent within 10 business days of receipt of the request and proper written authorization from the borrower allowing Servicer to communicate with the borrower’s agent. The confirmation shall include basic information about the short sale process and Servicer’s requirements, and will state clearly and conspicuously that the Servicer may demand a deficiency payment if such deficiency claim is permitted by applicable law.

5.
Servicer shall send borrower at borrower’s address of record or to borrower’s agent timely written notice of any missing required documents for consideration of short sale within 30 days of receiving borrower’s request for a short sale.

6.
Servicer shall review the short sale request submitted by borrower and communicate the disposition of borrower’s request no later than 30 days after receipt of all required information and third-party consents.

7.
If the short sale request is accepted, Servicer shall contemporaneously notify the borrower whether Servicer or investor will demand a deficiency payment or related cash contribution and the approximate amount of that deficiency, if such deficiency obligation is permitted by applicable law. If the short sale request is denied, Servicer shall provide reasons for the denial in the written notice. If Servicer waives a deficiency claim, it shall not sell or transfer such claim to a third-party debt collector or debt buyer for collection.

L.	Loss Mitigation During Bankruptcy.

1.
Servicer may not deny any loss mitigation option to eligible borrowers on the basis that the borrower is a debtor in bankruptcy so long as borrower and any trustee cooperates in obtaining any appropriate approvals or consents.

2.
Servicer shall, to the extent reasonable, extend trial period loan modification plans as necessary to accommodate delays in obtaining bankruptcy court approvals or receiving full remittance of debtor’s trial period payments that have been made to a chapter 13 trustee. In the event of a trial period extension, the debtor must make a trial period payment for each month of the trial period, including any extension month.

3.
When the debtor is in compliance with a trial period or permanent loan modification plan, Servicer will not object to confirmation of the debtor’s chapter 13 plan, move to dismiss the pending bankruptcy case, or file a MRS solely on the basis that the debtor paid only the amounts due under the trial period or permanent loan modification plan, as opposed to the non-modified mortgage payments.

M.	Transfer of Servicing of Loans Pending for Permanent Loan Modification.

1.	Ordinary Transfer of Servicing from Servicer to Successor

Servicer or Subservicer.

a.	At time of transfer or sale, Servicer shall inform successor servicer (including a subservicer) whether a loan modification is pending.

b.	Any contract for the transfer or sale of servicing rights shall obligate the successor servicer to accept and continue processing pending loan modification requests.

c.	Any contract for the transfer or sale of servicing rights shall obligate the successor servicer to honor trial and permanent loan modification agreements entered into by prior servicer.

d.	Any contract for transfer or sale of servicing rights shall designate that borrowers are third party beneficiaries under paragraphs IV.M.1.b and IV.M.1.c, above.

2.
Transfer of Servicing to Servicer. When Servicer acquires servicing rights from another servicer, Servicer shall ensure that it will accept and continue to process pending loan modification requests from the prior servicer, and that it will honor trial and permanent loan modification agreements entered into by the prior servicer.

V.	PROTECTIONS FOR MILITARY PERSONNEL.

A.	Servicer shall comply with all applicable provisions of the Servicemembers Civil Relief Act (SCRA), 50 U.S.C. Appx. § 501 et seq., and any applicable state law offering protections to servicemembers.

B.
When a borrower states that he or she is or was within the preceding 9 months (or the then applicable statutory period under the SCRA) in active military service or has received and is subject to military orders requiring him or her to commence active military service, Lender shall determine whether the borrower may be eligible for the protections of the SCRA or for the protections of the provisions of paragraph V.F. If Servicer determines the borrower is so eligible, Servicer shall, until Servicer determines that such customer is no longer protected by the SCRA,

1.	if such borrower is not entitled to a SPOC, route such customers to employees who have been specially trained about the protections of the SCRA to respond to such borrower’s questions, or

2.	if such borrower is entitled to a SPOC, designate as a SPOC for such borrower a person who has been specially trained about the protections of the SCRA (Servicemember SPOC).

C.
Servicer shall, in addition to any other reviews it may perform to assess eligibility under the SCRA, (i) before referring a loan for foreclosure, (ii) within seven days before a foreclosure sale, and (iii) the later of (A) promptly after a foreclosure sale and (B) within three days before the regularly scheduled end of any redemption period, determine whether the secured property is owned by a servicemember covered under SCRA by searching the Defense Manpower Data Center (DMDC) for evidence of SCRA eligibility by either (a) last name and social security number, or (b) last name and date of birth.

D.
When a servicemember provides written notice requesting protection under the SCRA relating to interest rate relief, but does not provide the documentation required by Section 207(b)(1) of the SCRA (50 USC Appx. § 527(b)(1)), Servicer shall accept, in lieu of the documentation required by Section 207(b)(1) of the SCRA, a letter on official letterhead from the servicemember’s commanding officer including a contact telephone number for confirmation:

1.
Addressed in such a way as to signify that the commanding officer recognizes that the letter will be relied on by creditors of the servicemember (a statement that the letter is intended to be relied upon by the Servicemember’s creditors would satisfy this requirement);

2.	Setting forth the full name (including middle initial, if any), Social Security number and date of birth of the servicemember;

3.	Setting forth the home address of the servicemember; and

4.
Setting forth the date of the military orders marking the beginning of the period of military service of the servicemember and, as may be applicable, that the military service of the servicemember is continuing or the date on which the military service of the servicemember ended.

E.
Servicer shall notify customers who are 45 days delinquent that, if they are a servicemember, (a) they may be entitled to certain protections under the SCRA regarding the servicemember’s interest rate and the risk of foreclosure, and (b) counseling for covered servicemembers is available at agencies such as Military OneSource, Armed Forces Legal Assistance, and a HUD-certified housing counselor. Such notice shall include a toll-free number that servicemembers may call to be connected to a person who has been specially trained about the protections of the SCRA to respond to such borrower’s questions. Such telephone number shall either connect directly to such a person or afford a caller the ability to identify him- or herself as an eligible servicemember and be routed to such persons. Servicers hereby confirm that they intend to take reasonable steps to ensure the dissemination of such toll-free number to customers who may be eligible servicemembers.

F.
Irrespective of whether a mortgage obligation was originated before or during the period of a servicemember’s military service, if, based on the determination described in the last sentence and subject to Applicable Requirements, a servicemember’s military orders (or any letter complying with paragraph V.D), together with any other documentation satisfactory to the Servicer, reflects that the servicemember is (a) eligible for Hostile Fire/Imminent Danger Pay and (b) serving at a location (i) more than 750 miles from the location of the secured property or (ii) outside of the United States, then to the extent consistent with Applicable Requirements, the Servicer shall not sell, foreclose, or seize a property for a breach of an obligation on real property owned by a servicemember that is secured by mortgage, deed of trust, or other security in the nature of a mortgage, during, or within 9 months after, the period in which the servicemember is eligible for Hostile Fire/Imminent Danger Pay, unless either (i) Servicer has obtained a court order granted before such sale, foreclosure, or seizure with a return made and approved by the court, or (ii) if made pursuant to an agreement as provided in section 107 of the SCRA (50 U.S.C. Appx. § 517). Unless a servicemember's eligibility for the protection under this paragraph can be fully determined by a proper search of the DMDC website, Servicer shall only be obligated under this provision if it is able to determine, based on a servicemember’s military orders (or any letter complying with paragraph V.D), together with any other documentation provided by or on behalf of the servicemember that is satisfactory to the Servicer, that the servicemember is (a) eligible for Hostile Fire/Imminent Danger Pay and
(b)serving at a location (i) more than 750 miles from the location of the secured property or (ii) outside of the United States.

G.
Servicer shall not require a servicemember to be delinquent to qualify for a short sale, loan modification, or other loss mitigation relief if the servicemember is suffering financial hardship and is otherwise eligible for such loss mitigation. Subject to Applicable Requirements, for purposes of assessing financial hardship in relation to (i) a short sale or deed in lieu transaction, Servicer will take into account whether the servicemember is, as a result of a permanent change of station order, required to relocate even if such servicemember’s income has not been decreased, so long as the servicemember does not have sufficient liquid assets to make his or her monthly mortgage payments, or (ii) a loan modification, Servicer will take into account whether the servicemember is, as a result of his or her under military orders required to relocate to a new duty station at least seventy five mile from his or her residence/secured property or to reside at a location other than the residence/secured property, and accordingly is unable personally to occupy the residence and (a) the residence will continue to be occupied by his or her dependents, or (b) the residence is the only residential property owned by the servicemember.

H.
Servicer shall not make inaccurate reports to credit reporting agencies when a servicemember, who has not defaulted before relocating under military orders to a new duty station, obtains a short sale, loan modification, or other loss mitigation relief.

VI.	RESTRICTIONS ON SERVICING FEES.

A.	General Requirements.

1.
All default, foreclosure and bankruptcy-related service fees, including third-party fees, collected from the borrower by Servicer shall be bona fide, reasonable in amount, and disclosed in detail to the borrower as provided in paragraphs I.B.10 and VI.B.1.

B.	Specific Fee Provisions.

1.	Schedule of Fees. Servicer shall maintain and keep current a schedule of common non-state specific fees or ranges of fees that may be charged to borrowers by or on behalf of Servicer. Servicer shall make this schedule available on its website and to the borrower or borrower’s authorized representative upon request. The schedule shall identify each fee, provide a plain language explanation of the fee, and state the maximum amount of the fee or how the fee is calculated or determined.

2.	Servicer may collect a default-related fee only if the fee is for reasonable and appropriate services actually rendered and one of the following conditions is met:

a.	the fee is expressly or generally authorized by the loan instruments and not prohibited by law or this Agreement;

b.	the fee is permitted by law and not prohibited by the loan instruments or this Agreement; or

c.
the fee is not prohibited by law, this Agreement or the loan instruments and is a reasonable fee for a specific service requested by the borrower that is collected only after clear and conspicuous disclosure of the fee is made available to the borrower.

3.
Attorneys’ Fees. In addition to the limitations in paragraph VI.B.2 above, attorneys’ fees charged in connection with a foreclosure action or bankruptcy proceeding shall only be for work actually performed and shall not exceed reasonable and customary fees for such work. In the event a foreclosure action is terminated prior to the final judgment and/or sale for a loss mitigation option, a reinstatement, or payment in full, the borrower shall be liable only for reasonable and customary fees for work actually performed.

4.	Late Fees.

a.
Servicer shall not collect any late fee or delinquency charge when the only delinquency is attributable to late fees or delinquency charges assessed on an earlier payment, and the payment is otherwise a full payment for the applicable period and is paid on or before its due date or within any applicable grace period.

b.
Servicer shall not collect late fees (i) based on an amount greater than the past due amount; (ii) collected from the escrow account or from escrow surplus without the approval of the borrower; or (iii) deducted from any regular payment.

c.	Servicer shall not collect any late fees for periods during which
(i) a complete loan modification application is under consideration;
(ii) the borrower is making timely trial modification payments; or
(iii) a short sale offer is being evaluated by Servicer.

C.	Third-Party Fees.

1.	Servicer shall not impose unnecessary or duplicative property inspection, property preservation or valuation fees on the borrower, including, but not limited to, the following:

a.
No property preservation fees shall be imposed on eligible borrowers who have a pending application with Servicer for loss mitigation relief or are performing under a loss mitigation program, unless Servicer has a reasonable basis to believe that property preservation is necessary for the maintenance of the property, such as when the property is vacant or listed on a violation notice from a local jurisdiction;

b.
No property inspection fee shall be imposed on a borrower any more frequently than the timeframes allowed under GSE or HUD guidelines unless Servicer has identified specific circumstances supporting the need for further property inspections; and

c.
Servicer shall be limited to imposing property valuation fees (e.g., BPO) to once every 12 months, unless other valuations are requested by the borrower to facilitate a short sale or to support a loan modification as outlined in paragraph IV.G.3.a, or required as part of the default or foreclosure valuation process.

2.	Default, foreclosure and bankruptcy-related services performed by third parties shall be at reasonable market value.

3.
Servicer shall not collect any fee for default, foreclosure or bankruptcy- related services by an affiliate unless the amount of the fee does not exceed the lesser of (a) any fee limitation or allowable amount for the service under applicable state law, and (b) the market rate for the service. To determine the market rate, Servicer shall obtain annual market reviews of its affiliates’ pricing for such default and foreclosure-related services; such market reviews shall be performed by a qualified, objective, independent third-party professional using procedures and standards generally accepted in the industry to yield accurate and reliable results. The independent third-party professional shall determine in its market survey the price actually charged by third-party affiliates and by independent third party vendors.

4.	Servicer shall be prohibited from collecting any unearned fee, or giving or accepting referral fees in relation to third-party default or foreclosure- related services.

5.	Servicer shall not impose its own mark-ups on Servicer initiated third-party default or foreclosure-related services.

D.	Certain Bankruptcy Related Fees.

1.
Servicer must not collect any attorney’s fees or other charges with respect to the preparation or submission of a POC or MRS document that is withdrawn or denied, or any amendment thereto that is required, as a result of a substantial misstatement by Servicer of the amount due.

2.
Servicer shall not collect late fees due to delays in receiving full remittance of debtor’s payments, including trial period or permanent modification payments as well as post-petition conduit payments in accordance with 11 U.S.C. § 1322(b)(5), that debtor has timely (as defined by the underlying Chapter 13 plan) made to a chapter 13 trustee.

VII.	FORCE-PLACED INSURANCE.

A.	General Requirements for Force-Placed Insurance.

1.
Servicer shall not obtain force-placed insurance unless there is a reasonable basis to believe the borrower has failed to comply with the loan contract’s requirements to maintain property insurance. For escrowed accounts, Servicer shall continue to advance payments for the homeowner’s existing policy, unless the borrower or insurance company cancels the existing policy. For purposes of this section VII, the term “force-placed insurance” means hazard insurance coverage obtained by Servicer when the borrower has failed to maintain or renew hazard or wind insurance on such property as required of the borrower under the terms of the mortgage.

2.	Servicer shall not be construed as having a reasonable basis for obtaining force-placed insurance unless the requirements of this section VII have been met.

3.	Servicer shall not impose any charge on any borrower for force-placed insurance with respect to any property securing a federally related mortgage unless:

a.	Servicer has sent, by first-class mail, a written notice to the borrower containing:

i.	A reminder of the borrower’s obligation to maintain hazard insurance on the property securing the federally related mortgage;

ii.	A statement that Servicer does not have evidence of insurance coverage of such property;

iii.	A clear and conspicuous statement of the procedures by which the borrower may demonstrate that the borrower already has insurance coverage;

iv.	A statement that Servicer may obtain such coverage at

the borrower’s expense if the borrower does not provide such demonstration of the borrower’s existing coverage in a timely manner;

v.	A statement that the cost of such coverage may be
significantly higher than the cost of the homeowner’s current coverage;

vi.
For first lien loans on Servicer’s primary servicing system, a statement that, if the borrower desires to maintain his or her voluntary policy, Servicer will offer an escrow account and advance the premium due on the voluntary policy if the borrower: (a) accepts the offer of the escrow account; (b) provides a copy of the invoice from the voluntary carrier; agrees in writing to reimburse the escrow advances through regular escrow payments; (d) agrees to escrow to both repay the advanced premium and to pay for the future premiums necessary to maintain any required insurance policy; and (e) agrees Servicer shall manage the escrow account in accordance with the loan documents and with state and federal law; and

vii.	A statement, in the case of single interest coverage, that the coverage may only protect the mortgage holder’s interest and not the homeowner’s interest.

b.	Servicer has sent, by first-class mail, a second written notice, at least 30 days after the mailing of the notice under paragraph
VII.A.3.a that contains all the information described in each clause of such paragraph.

c.
Servicer has not received from the borrower written confirmation of hazard insurance coverage for the property securing the mortgage by the end of the 15-day period beginning on the date the notice under paragraph VII.A.3.b was sent by Servicer.

4.
Servicer shall accept any reasonable form of written confirmation from a borrower or the borrower’s insurance agent of existing insurance coverage, which shall include the existing insurance policy number along with the identity of, and contact information for, the insurance company or agent.

5.
Servicer shall not place hazard or wind insurance on a mortgaged property, or require a borrower to obtain or maintain such insurance, in excess of the greater of replacement value, last-known amount of coverage or the outstanding loan balance, unless required by Applicable Requirements, or requested by borrower in writing.

6.	Within 15 days of the receipt by Servicer of evidence of a borrower’s existing insurance coverage, Servicer shall:

a.	Terminate the force-placed insurance; and

b.
Refund to the consumer all force-placed insurance premiums paid by the borrower during any period during which the borrower’s insurance coverage and the force placed insurance coverage were each in effect, and any related fees charged to the consumer’s account with respect to the force-placed insurance during such period.

7.	Servicer shall make reasonable efforts to work with the borrower to continue or reestablish the existing homeowner’s policy if there is a lapse in payment and the borrower’s payments are escrowed.

8.	Any force-placed insurance policy must be purchased for a commercially reasonable price.

9.
No provision of this section VII shall be construed as prohibiting Servicer from providing simultaneous or concurrent notice of a lack of flood insurance pursuant to section 102(e) of the Flood Disaster Protection Act of 1973.

VIII.	GENERAL SERVICER DUTIES AND PROHIBITIONS.

A.	Measures to Deter Community Blight.

1.	Servicer shall develop and implement policies and procedures to ensure that REO properties do not become blighted.

2.
Servicer shall develop and implement policies and procedures to enhance participation and coordination with state and local land bank programs, neighborhood stabilization programs, nonprofit redevelopment programs, and other anti-blight programs, including those that facilitate discount sale or donation of low-value REO properties so that they can be demolished or salvaged for productive use.

3.
As indicated in I.A.18, Servicer shall (a) inform borrower that if the borrower continues to occupy the property, he or she has responsibility to maintain the property, and an obligation to continue to pay taxes owed, until a sale or other title transfer action occurs; and (b) request that if the borrower wishes to abandon the property, he or she contact Servicer to discuss alternatives to foreclosure under which borrower can surrender the property to Servicer in exchange for compensation.

4.	When the Servicer makes a determination not to pursue foreclosure action on a property with respect to a first lien mortgage loan, Servicer shall:

a.	Notify the borrower of Servicer’s decision to release the lien and not pursue foreclosure, and inform borrower about his or her right to occupy the property until a sale or other title transfer action occurs; and

b.	Notify local authorities, such as tax authorities, courts, or code enforcement departments, when Servicer decides to release the lien and not pursue foreclosure.

B.	Tenants’ Rights.

1.	Servicer shall comply with all applicable state and federal laws governing the rights of tenants living in foreclosed residential properties.

2.	Servicer shall develop and implement written policies and procedures to ensure compliance with such laws.

IX.	GENERAL PROVISIONS, DEFINITIONS, AND IMPLEMENTATION.

A.	Applicable Requirements.

1.
The servicing standards and any modifications or other actions taken in accordance with the servicing standards are expressly subject to, and shall be interpreted in accordance with, (a) applicable federal, state and local laws, rules and regulations, including, but not limited to, any requirements of the federal banking regulators, (b) the terms of the applicable mortgage loan documents, (c) Section 201 of the Helping Families Save Their Homes Act of 2009, and (d) the terms and provisions of the Servicer Participation Agreement with the Department of Treasury, any servicing agreement, subservicing agreement under which Servicer services for others, special servicing agreement, mortgage or bond insurance policy or related agreement or requirements to which Servicer is a party and by which it or its servicing is bound pertaining to the servicing or ownership of the mortgage loans, including without limitation the requirements, binding directions, or investor guidelines of the applicable investor (such as Fannie Mae or Freddie Mac), mortgage or bond insurer, or credit enhancer (collectively, the “Applicable Requirements”).

2.
In the event of a conflict between the requirements of the Agreement and the Applicable Requirements with respect to any provision of this Agreement such that the Servicer cannot comply without violating Applicable Requirements or being subject to adverse action, including fines and penalties, Servicer shall document such conflicts and notify the Monitor and the Monitoring Committee that it intends to comply with the Applicable Requirements to the extent necessary to eliminate the conflict. Any associated Metric provided for in the Enforcement Terms will be adjusted accordingly.

B.	Definitions.

1.
In each instance in this Agreement in which Servicer is required to ensure adherence to, or undertake to perform certain obligations, it is intended to mean that Servicer shall: (a) authorize and adopt such actions on behalf of Servicer as may be necessary for Servicer to perform such obligations and undertakings; (b) follow up on any material non-compliance with such actions in a timely and appropriate manner; and (c) require corrective action be taken in a timely manner of any material non-compliance with such obligations.

2.
References to Servicer shall mean SunTrust Mortgage, Inc. and shall include Servicer’s successors and assignees in the event of a sale of all or substantially all of the assets of Servicer or of Servicer’s division(s) or major business unit(s) that are engaged as a primary business in customer- facing servicing of residential mortgages on owner-occupied properties. The provisions of this Agreement shall not apply to those divisions or major business units of Servicer that are not engaged as a primary business in customer-facing servicing of residential mortgages on owner-occupied one-to-four family properties on its own behalf or on behalf of investors.

EXHIBIT B

DISTRIBUTION OF FUNDS

1.The Exhibit J Federal Settlement Amount. Consistent with the agreement and instructions in Exhibit J, SunTrust Mortgage, Inc. will pay, or cause to be paid,
$418,000,000.00, plus simple interest on the Settlement Amount at a rate of 2.375% per annum accruing from March 5, 2014 through March 15, 2014, for a total of $418,271,986, to the United States for the release of FHA origination claims.

2.Federal Payment Settlement Amount. The Escrow Agent shall distribute ten million dollars ($10,000,000.00) (the “Federal Payment Settlement Amount”) of the Direct Payment Settlement Amount to the United States in accordance with instructions to be provided by the United States. That amount will be deposited for losses incurred into Federal Housing Administration’s Capital Reserve Account, the Veterans Housing Benefit Program Fund Financing Account (pursuant to 38 U.S.C. § 3722(c)(3), as being incident to housing loan operations) or as otherwise directed by the Department of Veterans Affairs, and as directed by Rural Housing Service, Department of Agriculture, in accordance with instructions from the United States. The United States intends that such deposits conform with the Miscellaneous Receipts Act and other law.
3.State Payment Settlement Amount: In accordance with written instructions from the State members of the Monitoring Committee, the Escrow Agent shall make forty million dollars ($40,000,000.00) of the Direct Payment Settlement available to the Administrator to provide cash payments to borrowers whose homes were finally sold or taken in foreclosure by Defendant between and including January 1, 2008 and December 31, 2013; who submit claims arising from the Covered Conduct; and who otherwise meet criteria set forth by the State members of the Monitoring Committee. Any amounts made available hereunder remain a part of the Qualified Settlement Fund until distributed to borrowers and shall be administered in accordance with the terms set forth in Exhibit C.
4.Any interest earned on funds held by the Escrow Agent may be used, at the discretion of the State members of the Monitoring Committee, to pay the costs and expenses of the escrow or the costs and expenses of administration, including taxes, or for any other housing related purpose.

EXHIBIT C

BORROWER PAYMENT AMOUNT

1.The Borrower Payment Amount shall be administered under the direction and control of the State members of the Monitoring Committee in the following manner.
2.Within ninety (90) days of the Effective Date of this Consent Judgment, the State members of the Monitoring Committee shall choose and retain a Settlement Administrator (“the Administrator”) to administer the distribution of cash payments to individual borrowers under this Consent Judgment. All costs and expenses of the Administrator, including taxes, shall be paid from the Borrower Payment Amount.
3.Defendant shall provide to the Administrator all information already in its possession and readily available that is reasonably necessary for the administration of this Consent Judgment, within a reasonable time after receipt of the request for information. Defendant is ordered herein to provide such information under 15 U.S.C. § 6802(e)(1)(A), (5) and (8) of the Gramm-Leach-Bliley Act. Such information pertaining to individual eligible Borrowers, including names and other identifying information, may be provided to individual states, but only if the information is used solely for the purpose of contacting eligible Borrowers, responding to inquiries from Borrowers regarding their eligibility or concerning the award of borrower payments under this Consent Judgment, and/or complying with tax reporting and withholding obligations, if any. The Administrator shall utilize appropriate information security protocols to ensure the privacy of Borrower information and otherwise comply with all applicable privacy laws. After the completion of the Borrower Payment process, the Administrator shall provide a report to Defendant identifying which borrowers have received payment. In addition, Defendant may request from the Administrator such interim reports as may be deemed reasonable by the State Members of the Monitoring Committee and such agreement, consent, or approval shall not be unreasonably withheld. Interim reports necessary to insure that Borrowers will not receive duplicate payments by virtue of litigation, the foreclosure payments required by federal banking agencies or otherwise hereby are deemed reasonable. Defendant shall warrant to the State Members of the Monitoring Committee at the time of supplying information to the Administrator that the information is complete and accurate to the best of its knowledge and capability. Defendant’s duty to supply complete and accurate information, to the best of its knowledge and capability, regarding eligible borrowers shall continue throughout the administration process.
4.The Administrator shall permit reasonable onsite inspection by the State members of the Monitoring Committee on the premises of the Administrator to monitor administration of this Consent Judgment.
5.As a condition to receipt of any payments pursuant to this process, borrowers must agree that such payment shall offset and operate to reduce any other obligation Defendant or Defendant's affiliates or subsidiaries has to the borrowers to provide compensation or other payments. However, borrowers shall not be required to release or waive any other right or legal claim as a condition of receiving such payments.
6.Any cash payment to individual borrowers awarded under the terms of this Consent Judgment is not and shall not be considered as forgiven debt.
7.The purposes of the payments described in this Exhibit C are remedial and relate to the reduction in the proceeds deemed realized by borrowers for tax purposes from the foreclosure sale of residential properties owned by the borrowers allegedly resulting from the allegedly unlawful conduct of the Defendant.

EXHIBIT D

Consumer Relief Requirements

Any Servicer as defined in the Servicing Standards set forth in Exhibit A to this Consent Judgment (hereinafter “Servicer” or “Participating Servicer”) agrees that it will not implement any of the Consumer Relief Requirements described herein through policies that are intended to (i) disfavor a specific geography within or among states that are a party to the Consent Judgment or (ii) discriminate against any protected class of borrowers. This provision shall not preclude the implementation of pilot programs in particular geographic areas.

Any discussion of property in these Consumer Relief Requirements, including any discussion in Table 1 or other documents attached hereto, refers to a 1-4 unit single- family property (hereinafter, “Property” or collectively, “Properties”).

Any consumer relief guidelines or requirements that are found in Table 1 or other documents attached hereto, are hereby incorporated into these Consumer Relief Requirements and shall be afforded the same deference as if they were written in the text below.

For the avoidance of doubt, subject to the Consumer Relief Requirements described below, Servicer shall receive credit for consumer relief activities with respect to loans insured or guaranteed by the U.S. Department of Housing and Urban Development, U.S. Department of Veterans Affairs, or the U.S. Department of Agriculture in accordance with the terms and conditions herein, provided that nothing herein shall be deemed to in any way relieve Servicer of the obligation to comply with the requirements of the U.S. Department of Housing and Urban Development, U.S. Department of Veterans Affairs, and the U.S. Department of Agriculture with respect to the servicing of such loans.

Servicer shall not, in the ordinary course, require a borrower to waive or release legal claims and defenses as a condition of approval for loss mitigation activities under these Consumer Relief Requirements. However, nothing herein shall preclude Servicer from requiring a waiver or release of legal claims and defenses with respect to a Consumer Relief activity offered in connection with the resolution of a contested claim, when the borrower would not otherwise have received as favorable terms or when the borrower receives additional consideration.

Programmatic exceptions to the crediting available for the Consumer Relief Requirements listed below may be granted by the Monitoring Committee on a case-by- case basis.

To the extent a Servicer is responsible for the servicing of a mortgage loan to which these Consumer Relief Requirements may apply, the Servicer shall receive credit for all consumer relief and refinancing activities undertaken in connection with such mortgage loan by any of its subservicers to the same extent as if Servicer had undertaken such activities itself.*

1.	First Lien Mortgage Modifications

a.	Servicer will receive credit under Table 1, Section 1, for first-lien mortgage loan modifications made in accordance with the guidelines set forth in this Section 1.

b.
First liens on occupied1 Properties with an unpaid principal balance (“UPB”) prior to capitalization at or below the highest GSE conforming loan limit cap as of January 1, 2010 shall constitute at least 85% of the eligible credits for first liens (the “Applicable Limits”).

c.	Eligible borrowers must be at least 30 days delinquent or otherwise qualify as being at imminent risk of default due to borrower’s financial situation.

d.	Eligible borrowers’ pre-modification loan-to-value ratio (“LTV”) is greater than 100%.

e.
Post-modification payment should target a debt-to-income ratio (“DTI”)2 of 31% (or an affordability measurement consistent with HAMP guidelines) and a modified LTV3 of no greater than 120%, provided that eligible borrowers receive a modification that meets the following terms:

i.	Payment of principal and interest must be reduced by at least 10%.

ii.	Where LTV exceeds 120% at a DTI of 31%, principal shall be reduced to a LTV of 120%, subject to a minimum DTI of 25% (which minimum may be waived by Servicer at Servicer’s sole

____________________________
*If a Servicer holds a mortgage loan but does not service or control the servicing rights for such loan (either through its own servicing operations or a subservicer), then no credit shall be granted to that Servicer for consumer relief and refinancing activities related to that loan.

1	Servicer may rely on a borrower’s statement, at the time of the modification evaluation, that a Property is occupied or that the borrower intends to rent or re- occupy the property.

2	Consistent with HAMP, DTI is based on first-lien mortgage debt only. For non- owner-occupied properties, Servicer shall consider other appropriate measures of affordability.

3	For the purposes of these guidelines, LTV may be determined in accordance with HAMP PRA.

discretion), provided that for investor-owned loans, the LTV and DTI need not be reduced to a level that would convert the modification to net present value (“NPV”) negative.

f.
DTI requirements may be waived for first lien mortgages that are 180 days or more delinquent as long as payment of principal and interest is reduced by at least 20% and LTV is reduced to at least 120%.

g.	Servicer shall also be entitled to credit for any amounts of principal reduction which lower LTV below 120%.

h.
When Servicer reduces principal on a first lien mortgage via its proprietary modification process, and a Participating Servicer owns the second lien mortgage, the second lien shall be modified by the second lien owning Participating Servicer in accordance with Section 2.c.i below, provided that any Participating Servicer other than the five largest servicers shall be given a reasonable amount of time, as determined by the Monitor, after that Participating Servicer’s Start Date to make system changes necessary to participate in and implement this requirement.

Credit for such second lien mortgage write-downs shall be credited in accordance with the second lien percentages and cap described in Table 1, Section 2.

i.
In the event that, in the first 6 months after Servicer’s Start Date (as defined below), Servicer temporarily provides forbearance or conditional forgiveness to an eligible borrower as the Servicer ramps up use of principal reduction, Servicer shall receive credit for principal reduction on such modifications provided that (i) Servicer may not receive credit for both the forbearance and the subsequent principal reduction and (ii) Servicer will only receive the credit for the principal reduction once the principal is actually forgiven in accordance with these Consumer Relief Requirements and Table 1.

j.	Eligible modifications include any modification that is made on or after Servicer’s Start Date, including:

i.	Write-offs made to allow for refinancing under the FHA Short Refinance Program;

ii.
Modifications under the Making Home Affordable Program (including the Home Affordable Modification Program (“HAMP”) Tier 1 or Tier 2) or the Housing Finance Agency Hardest Hit Fund (“HFA Hardest Hit Fund”) (or any other federal program) where principal is forgiven, except to the extent that state or federal funds paid to Servicer in its capacity as an investor are the source of a Servicer’s credit claim.

iii.	Modifications under other proprietary or other government modification programs, provided that such modifications meet the guidelines set forth herein.4

2.	Second Lien Portfolio Modifications

a.	Servicer is required to adhere to these guidelines in order to receive credit under Table 1, Section 2.

b.
A write-down of a second lien mortgage will be creditable where such write-down facilitates either (a) a first lien modification that involves an occupied Property for which the borrower is 30 days delinquent or otherwise at imminent risk of default due to the borrower’s financial situation; or (b) a second lien modification that involves an occupied Property with a second lien which is at least 30 days delinquent or otherwise at imminent risk of default due to the borrower’s financial situation.

__________________

[4]
Two examples are hereby provided. Example 1: on a mortgage loan at 175% LTV, when a Servicer (in its capacity as an investor) extinguishes $75 of principal through the HAMP Principal Reduction Alternative (“PRA”) modification in order to bring the LTV down to 100%, if the Servicer receives $28.10 in PRA principal reduction incentive payments from the U.S. Department of the Treasury for that extinguishment, then the Servicer may claim $46.90 of principal reduction for credit under these Consumer Relief Requirements:

LTV Reduction Band:	HAMP-PRA Incentive Amount Received:	Allowable Settlement Credit:
175% LTV to 140% LTV	$10.50 (35% LTV * $0.30)	$24.50 ((35% LTV-$10.50) * $1.00)
140% LTV to 115% LTV	$11.30 (25% LTV * $0.45)	$13.70 ((25% LTV-$11.30) * $1.00)
115% LTV to 105% LTV	$6.30 (10% LTV * $0.63)	$3.70 ((10% LTV-$6.30) * $1.00)
105% LTV to 100% LTV	None (no credit below 105% LTV)	$5.00 (5% LTV * $1.00)
Total:	$28.10	$46.90

Example 2: on a mortgage loan at 200% LTV, when a Servicer (in its capacity as an investor) extinguishes $100 of principal through a HAMP-PRA modification in order to bring the LTV down to 100%, if the Servicer receives $35.60 in PRA principal reduction incentive payments from Treasury for that extinguishment, then although the Servicer would have funded $64.40 in principal reduction on that loan, the Servicer may claim $55.70 of principal reduction for credit under these Consumer Relief Requirements:

LTV Reduction Band:	HAMP-PRA Incentive Amount Received:	Allowable Settlement Credit:
200% LTV to 175% LTV	$7.50 (25% LTV * $0.30)	$8.80 ((25% LTV-$7.50) * $0.50)
175% LTV to 140% LTV	$10.50 (35% LTV * $0.30)	$24.50 ((35% LTV-$10.50) * $1.00)
140% LTV to 115% LTV	$11.30 (25% LTV * $0.45)	$13.70 ((25% LTV-$11.30) * $1.00)
115% LTV to 105% LTV	$6.30 (10% LTV * $0.63)	$3.70 ((10% LTV-$6.30) * $1.00)
105% LTV to 100% LTV	None (no credit below 105% LTV)	$5.00 (5% LTV * $1.00)
Total:	$35.60	$55.70

c.	Required Second Lien Modifications:

i.	Servicer agrees that it must write down second liens consistent with the following program until its Consumer Relief Requirement credits are fulfilled:

1.
A write-down of a second lien mortgage will be creditable where a successful first lien modification is completed by a Participating Servicer via a servicer’s proprietary, non- HAMP modification process, in accordance with Section 1, with the first lien modification meeting the following criteria:

a.	Minimum 10% payment reduction (principal and interest);

b.	Income verified;

c.	A UPB at or below the Applicable Limits; and

d.	Post-modification DTI5 between 25% and 31%.

2.
If a Participating Servicer has completed a successful proprietary first lien modification and the second lien loan amount is greater than $5,000 UPB and the current monthly payment is greater than $100, then:

a.	Servicer shall extinguish and receive credit in accordance with Table 1, Section 2.iii on any second lien that is greater than 180 days delinquent.

b.	Otherwise, Servicer shall solve for a second lien payment utilizing the HAMP Second Lien Modification Program (“2MP”) logic used as of January 26, 2012.

c.	Servicer shall use the following payment waterfall:

i.	Forgiveness equal to the lesser of (a) achieving 115% combined loan-to-value ratio (“CLTV”) or (b) 30% UPB (subject to minimum forgiveness level); then

ii.	Reduce rate until the 2MP payment required by 2MP logic as of January 26, 2012; then

5	Consistent with HAMP, DTI is based on first-lien mortgage debt only. For non- owner-occupied properties, Servicer shall consider other appropriate measures of affordability.

iii.	Extend term to “2MP Term” (greater of modified first or remaining second).

d.	Servicer shall maintain an I/O product option consistent with 2MP protocols.

d.	Eligible second lien modifications include any modification that is made on or after Servicer’s Start Date, including:

i.
Principal reduction or extinguishments through the Making Home Affordable Program (including 2MP), the FHA Short Refinance Second Lien (“FHA2LP”) Program or the HFA Hardest Hit Fund (or any other federal program), except (to the extent) that state or federal funds are the source of a Servicer’s credit claim.

ii.	Second lien write-downs or extinguishments completed under proprietary modification programs, are eligible, provided that such write-downs or extinguishments meet the guidelines as set forth herein.

e.	Extinguishing balances of second liens to support the future ability of individuals to become homeowners will be credited based on applicable credits in Table 1.

3.	Enhanced Borrower Transitional Funds

Servicer may receive credit, as described in Table 1, Section 3, for providing additional transitional funds to homeowners in connection with a short sale or deed-in-lieu of foreclosure to homeowners for the amount above $1,500.

4.	Short Sales

a.
As described in the preceding paragraph, Servicer may receive credit for providing incentive payments for borrowers on or after Servicer’s Start Date who are eligible and amenable to accepting such payments in return for a dignified exit from a Property via short sale or similar program. Credit shall be provided in accordance with Table 1, Section 3.i.

b.	To facilitate such short sales, Servicer may receive credit for extinguishing second liens on or after Servicer’s Start Date under Table 1, Section 4.

c.	Short sales through the Home Affordable Foreclosure Alternatives (HAFA) Program or any HFA Hardest Hit Fund program or proprietary programs closed on or after Servicer’s Start Date are eligible.

d.
Servicer shall be required to extinguish a second lien owned by Servicer behind a successful short sale/deed-in-lieu conducted by a Participating Servicer (provided that any Participating Servicer other than the five largest servicers shall be given a reasonable amount of time, as determined by the Monitor, after their Start Date to make system changes necessary to participate in and implement this requirement) where the first lien is greater than 100% LTV and has a UPB at or below the Applicable Limits, until Servicer’s Consumer Relief Requirement credits are fulfilled. The first lien holder would pay to the second lien holder 8% of UPB, subject to a $2,000 floor and an $8,500 ceiling. The second lien holder would then release the note or lien and waive the balance.

5.	Deficiency Waivers

a.	Servicer may receive credit for waiving deficiency balances if not eligible for credit under some other provision, subject to the cap provided in the Table 1, Section 5.i.

b.
Credit for such waivers of any deficiency is only available where Servicer has a valid deficiency claim, meaning where Servicer can evidence to the Monitor that it had the ability to pursue a deficiency against the borrower but waived its right to do so after completion of the foreclosure sale.

6.	Forbearance for Unemployed Borrowers

a.	Servicer may receive credit for forgiveness of payment of arrearages on behalf of an unemployed borrower in accordance with Table 1, Section 6.i.

b.
Servicer may receive credit under Table 1, Section 6.ii., for funds expended to finance principal forbearance solutions for unemployed borrowers as a means of keeping them in their homes until such time as the borrower can resume payments. Credit will only be provided beginning in the 7th month of the forbearance under Table 1, Section 6.ii.

7.	Anti-Blight Provisions

a.	Servicer may receive credit for certain anti-blight activities in accordance with and subject to caps contained in Table 1, Section 7.

b.
Any Property value used to calculate credits for this provision shall have a property evaluation meeting the standards acceptable under the Making Home Affordable programs received within 3 months of the transaction.

8.	Benefits for Servicemembers

a.	Short Sales

i.	Servicer shall, with respect to owned portfolio first liens, provide servicemembers who qualify for SCRA benefits (“Eligible

Servicemembers”) a short sale agreement containing a predetermined minimum net proceeds amount (“Minimum Net Proceeds”) that Servicer will accept for short sale transaction upon receipt of the listing agreement and all required third-party approvals. The Minimum Net Proceeds may be expressed as a fixed dollar amount, as a percentage of the current market value of the property, or as a percentage of the list price as approved by Servicer. After providing the Minimum Net Proceeds, Servicer may not increase the minimum net requirements above the Minimum Net Proceeds amount until the initial short sale agreement termination date is reached (not less than 120 calendar days from the date of the initial short sale agreement). Servicer must document subsequent changes to the Minimum Net Proceeds when the short sale agreement is extended.

ii.
Eligible Servicemembers shall be eligible for this short sale program if: (a) they are an active duty full-time status Eligible Servicemember; (b) the property securing the mortgage is not vacant or condemned; (c) the property securing the mortgage is the Eligible Servicemember’s primary residence (or, the property was his or her principal residence immediately before he or she moved pursuant to a Permanent Change of Station (“PCS”) order dated on or after October 1, 2010; (d) the Eligible Servicemember purchased the subject primary residence on or after July 1, 2006 and before December 31, 2008; and (e) the Eligible Servicemember relocates or has relocated from the subject property not more than 12 months prior to the date of the short sale agreement to a new duty station or home port outside a 50-mile radius of the Eligible Servicemember’s former duty station or home port under a PCS. Eligible Servicemembers who have relocated may be eligible if the Eligible Servicemember provides documentation that the property was their principal residence prior to relocation or during the 12-month period prior to the date of the short sale agreement.

b.	Short Sale Waivers

i.	If an Eligible Servicemember qualifies for a short sale hereunder and sells his or her principal residence in a short sale conducted in accordance with Servicer’s then customary short sale process,
Servicer shall, in the case of an owned portfolio first lien, waive the additional amount owed by the Eligible Servicemember so long as it is less than $250,000.

ii.	Servicer shall receive credit under Table 1, Section 4, for mandatory waivers of amounts under this Section 8.b.

c.
With respect to the refinancing program described in Section 9 below, Servicer shall use reasonable efforts to identify active servicemembers in its owned portfolio who would qualify and to solicit those individuals for the refinancing program.

9.	Refinancing Program

a.	Servicer shall create a refinancing program for current borrowers.
Servicer shall provide notification to eligible borrowers indicating that they may refinance under the program described herein. The minimum occupied Property eligibility criteria for such a program shall be:

i.	The program shall apply only to Servicer-owned first lien mortgage loans.

ii.	Loan must be current with no delinquencies in past 12 months.

iii.	Fixed rate loans, ARMS, or I/Os are eligible if they have an initial period of 5 years or more.

iv.	Current LTV is greater than 100%.

v.	Loans must have been originated prior to January 1, 2009.

vi.	Loan must not have received any modification in the past 24 months.

vii.	Loan must have a current interest rate of at least 5.25 % or PMMS
+ 100 basis points, whichever is greater.

viii.
The minimum difference between the current interest rate and the offered interest rate under this program must be at least 25 basis points or there must be at least a $100 reduction in monthly payment.

ix.	Maximum UPB will be an amount at or below the Applicable Limits.

x.	The following types of loans are excluded from the program eligibility:

1.	FHA/VA

2.	Property outside the 50 States, DC, and Puerto Rico

3.	Loans on Manufactured Homes

4.	Loans for borrowers who have been in bankruptcy anytime

within the prior 24 months

5.	Loans that have been in foreclosure within the prior 24 months

b.
The refinancing program shall be made available to all borrowers fitting the minimum eligibility criteria described above in 9.a. Servicer will be free to extend the program to other customers beyond the minimum eligibility criteria provided above and will receive credit under this Agreement for such refinancings, provided that such customers have an LTV of over 80%, and would not have qualified for a refinance under Servicer’s generally-available refinance programs as of September 30, 2011. Notwithstanding the foregoing, Servicer shall not be required to solicit or refinance borrowers who do not satisfy the eligibility criteria under 9.a above. In addition, Servicer shall not be required to refinance a loan under circumstances that, in the reasonable judgment of the Servicer, would result in Troubled Debt Restructuring (“TDR”) treatment. A letter to the United States Securities and Exchange Commission regarding TDR treatment, dated November 22, 2011, shall be provided to the Monitor for review.

c.	The structure of the refinanced loans shall be as follows:

i.	Servicer may offer refinanced loans with reduced rates either:

1.	For the life of the loan;

2.	For loans with current interest rates above 5.25% or PMMS
+ 100 basis points, whichever is greater, the interest rate may be reduced for 5 years. After the 5 year fixed interest rate period, the rate will return to the preexisting rate subject to a maximum rate increase of 0.5% annually; or

3.
For loans with an interest rate below 5.25% or PMMS + 100 basis points, whichever is greater, the interest rate may be reduced to obtain at least a 25 basis point interest rate reduction or $100 payment reduction in monthly payment, for a period of 5 years, followed by 0.5% annual interest rate increases with a maximum ending interest rate of 5.25% or PMMS + 100 basis points.

ii.	The original term of the loan may be changed.

iii.	Rate reduction could be done through a modification of the existing loan terms or refinance into a new loan.

iv.	New term of the loan has to be a fully amortizing product.

v.	The new interest rate will be capped at 100 basis points over the

PMMS rate or 5.25%, whichever is greater, during the initial rate reduction period.

d.	Banks fees and expenses shall not exceed the amount of fees charged by Banks under the current Home Affordable Refinance Program (“HARP”) guidelines.

e.	The program shall be credited under these Consumer Relief Requirements as follows:

i.	Credit will be calculated as the difference between the preexisting interest rate and the offered interest rate times UPB times a multiplier.

ii.	The multiplier shall be as follows:

1.
If the new rate applies for the life of the loan, the multiplier shall be 8 for loans with a remaining term greater than 15 years, 6 for loans with a remaining term between 10 and 15 years and 5 for loans with a remaining term less than 10 years.

2.	If the new rate applies for 5 years, the multiplier shall be 5.

f.
Additional dollars spent by each Servicer on the refinancing program beyond that Servicer’s required commitment shall be credited 25% against that Servicer’s first lien principal reduction obligation and 75% against that Servicer’s second lien principal reduction obligation, up to the limits set forth in Table 1.

10.	Timing, Incentives, and Payments

a.
For the consumer relief and refinancing activities imposed by this Agreement, Servicer shall be entitled to receive credit against Servicer’s outstanding settlement commitments for activities taken on or after Servicer’s start date, March 1, 2012 (such date, the “Start Date”).

b.
Servicer shall receive an additional 25% credit against Servicer’s outstanding settlement commitments for any first or second lien principal reduction and any amounts credited pursuant to the refinancing program within 12 months of Servicer’s Start Date (e.g., a $1.00 credit for Servicer activity would count as $1.25).

c.	Servicer shall complete 75% of its Consumer Relief Requirement credits within two years of the Servicer’s Start Date.

d.	If Servicer fails to meet the commitment set forth in these Consumer Relief Requirements within three years of Servicer’s Start Date, Servicer shall pay an amount equal to 125% of the unmet commitment amount; except that if Servicer fails to meet the two year commitment noted above, and then fails to meet the three year commitment, the Servicer shall pay an amount equal to 140% of the unmet three-year commitment amount; provided, however, that if Servicer must pay any Participating State for failure to meet the obligations of a state-specific commitment to provide Consumer Relief pursuant to the terms of that commitment, then
Servicer’s obligation to pay under this provision shall be reduced by the amount that such a Participating State would have received under this provision and the Federal portion of the payment attributable to that Participating State. The purpose of the 125% and 140% amounts is to encourage Servicer to meet its commitments set forth in these Consumer Relief Requirements.

11.	Applicable Requirements

The provision of consumer relief by the Servicer in accordance with this Agreement in connection with any residential mortgage loan is expressly subject to, and shall be interpreted in accordance with, as applicable, the terms and provisions of the Servicer Participation Agreement with the U.S. Department of Treasury, any servicing agreement, subservicing agreement under which Servicer services for others, special servicing agreement, mortgage or bond insurance policy or related agreement or requirements to which Servicer is a party and by which it or its servicing affiliates are bound pertaining to the servicing or ownership of the mortgage loans, including without limitation the requirements, binding directions, or investor guidelines of the applicable investor (such as Fannie Mae or Freddie Mac), mortgage or bond insurer, or credit enhancer, provided, however, that the inability of a Servicer to offer a type, form or feature of the consumer relief payments by virtue of an Applicable Requirement shall not relieve the Servicer of its aggregate consumer relief obligations imposed by this Agreement, i.e., the Servicer must satisfy such obligations through the offer of other types, forms or features of consumer relief payments that are not limited by such Applicable Requirement.

EXHIBIT D-1

Table 11

Menu Item	Credit Towards Settlement	Credit Cap
Consumer Relief Funds

First Lien Mortgage Modification[2]		Minimum 30% for First Lien Mods3 (which can be reduced by 2.5% of overall consumer relief funds for excess refinancing program credits above the minimum amount required)
PORTFOLIO LOANS
i. First lien principal forgiveness modification	LTV </= 175%; $1.00 Write-down = $1.00 Credit LTV > 175%; $1.00 Write-down = $.50 Credit (for only the portion of principal forgiven over 175%)
ii. Forgiveness of forbearance amounts on existing modifications	$1.00 Write-down = $0.40 Credit modifications	Max 12.5
iii. Earned forgiveness over a period of no greater than 3 years - provided consistent with PRA	LTV </= 175%: $1.00 Write-down = $.85 Credit LTV > 175%: $1.00 Write-down = $0.45 Credit (for only the portion of principal forgiven over 175%)

SERVICEFOROTHERS
iv. First lien principal forgiveness modification on investor loans (forgiveness by investor)	$1.00 Write-own = $0.45 Credit

v. Earned forgiveness over a period of no greater than 3 years - provided consistent with PRA	LTV </= 175%: $1.00 Write-down = $.40 Credit LTV > 175%: $1.00 Write-down = $0.20 Credit (for only the portion of principal forgiven over 175%)

Menu Item	Credit Towards Settlement	Credit Cap
Second Lien Portfolio Modifications		Minimum of 60% for 1st and 2nd Lien Mods (which can be reduced by 10% of overall consumer relief funds for excess refinancing program credits above the minimum amounts required)
i. Performing Second Liens (0-90 days delinquent)	$1.00 Write-down = $0.90 Credit
ii. Seriously Delinquent Second Liens (>90-179 days delinquent)	$1.00 Write-down = $0.50 Credit
iii. Non-Performing Second Liens (180 or more days delinquent)	$1.00 Write-down = $0.10 Credit
Enhanced Borrower Transitional Funds		Max 5%
i. Servicer Makes Payment	$1.00 Payment = $1.00 Credit (for the amount over $1,500)
ii. Investor Makes Payment (non-GSE)	$1.00 Payment = 0.45 Credit (for the amount over the $1,500 average payment established by Fannie Mae and Freddie Mac)
4. Short Sales/Deeds in Lieu
i. Servicer makes payment to unrelated 2nd lien holder for release of 2nd lien	$1.00 Payment = $1.00 Credit
ii. Servicer forgives deficiency and releases lien on 1st lien Portfolio Loans	$1.00 Write-down = $0.45 Credit
iii. Investor forgives deficiency and releases lien on 1st Lien investor loans	$1.00 Write-down = 0.20 Credit
iv. Forgiveness of deficiency balance and release of lien on Portfolio Second Liens Performing Second Liens (0-90 days delinquent)	$1.00 Write-down = $0.90 Credit
Seriously Delinquent Second Liens (>90-179 days delinquent)	$1.00 Write-down = $0.50 Credit
Non-Performing Second Liens (180 or more days delinquent)	$1.00 Write-down = $0.10 Credit
5. Deficiency Waivers		Max 10%
i. Deficiency waived on 1st and 2nd liens loans	$1.00 Write-down = $0.10 Credit

Menu Item	Credit Towards Settlement	Credit Cap
6. Forbearance for unemployment of homeowners
i. Servicer forgives payment arrearages on behalf of borrower	$1.00 new forgiveness = $1.00 Credit
ii. Servicer facilitates traditional forbearance program	$1.00 new forbearance = $0.05 Credit
7. Anti-Blight Provisions		Max 12%
i. Forgiveness of principal associated with a property where Servicer does not pursue foreclosure	$1.00 property value = $0.50 Credit
ii. Cash costs paid by Servicer for demolition of property	$1.00 payment = $1.00 Credit
iii. REO properties donated to accepting municipalities or non- profits or to disabled servicemembers or relatives of deceased servicemembers	$1.00 property value = $1.00 Credit

_______________________________
1. Where applicable, the number of days of delinquency will be determined by the number of days a loan is delinquent at the start of the earlier of the first or second lien modification process. For example, if a borrower applies for a first lien principal reduction on February 1, 2012, then any delinquency determination for a later second lien modification made pursuant to the terms of this Agreement will be based on the number of days the second lien was delinquent as of February 1, 2012.

2. Credit for all modifications is determined from the date the modification is approved or communicated to the borrower. However, no credits shall be credited unless the payments on the modification are current as of 90 days following the implementation of the modification, including any trial period, except if the failure to make payments on the modification within the 90 day period is due to unemployment or reduced hours, in which case Servicer shall receive credit provided that Servicer has reduced the principal balance on the loan. Eligible Modifications will include any modification that is completed on or after the Start Date, as long as the loan is current 90 days after the modification is implemented.

3. All minimum and maximum percentages refer to a percentage of total consumer relief funds.

Exhibit E

Enforcement Terms

A.
Implementation Timeline. Servicer anticipates that it will phase in the implementation of the Servicing Standards using a grid approach that prioritizes implementation based upon: (i) the importance of the Servicing Standard to the borrower; and (ii) the difficulty of implementing the Servicing Standard. In addition to the Servicing Standards that have been implemented upon entry of this Consent Judgment, the periods for implementation will be: (a) within 60 days of entry of this Consent Judgment; (b) within 90 days of entry of this Consent Judgment; and (c) within 180 days of entry of this Consent Judgment. Servicer will agree with the Monitor chosen pursuant to Section C, below, on the timetable in which the Servicing Standards will be implemented. In the event that Servicer, using reasonable efforts, is unable to implement certain of the standards on the specified timetable, Servicer may apply to the Monitor for a reasonable extension of time to implement those standards or requirements.

B.
Monitoring Committee. The Monitoring Committee established pursuant to certain Consent Judgments entered in United States, et al. v. Bank of America Corp., et al., No. 12-civ-00361-RMC (April 4, 2012) (Docket Nos. 10-14) and referenced specifically in paragraph 8 of those Consent Judgments, shall monitor Servicer’s compliance with this Consent Judgment (the “Monitoring Committee”). References to the “Monitoring Committee” in this Exhibit and related documents shall be understood to refer to the same Monitoring Committee as that established in the Bank of America Corp. case referenced in the preceding sentence with the addition of a CFPB member, and the Monitoring Committee shall serve as the representative of the participating state and federal agencies in the administration of all aspects of this and all similar Consent Judgments and the monitoring of compliance with it by the Defendant. The Monitoring Committee may substitute representation, as necessary. Subject to Section F, the Monitoring Committee may share all Monitor Reports, as that term is defined in Section D.3 below, with any releasing party.

C.	Monitor

Retention and Qualifications and Standard of Conduct

1.
Pursuant to an agreement of the parties, Joseph A. Smith Jr. is appointed to the position of Monitor under this Consent Judgment. If the Monitor is at any time unable to complete his or her duties under this Consent Judgment, Servicer and the Monitoring Committee shall mutually agree upon a replacement in accordance with the processes and standards set forth in Section C of Exhibit E.

2.	Such Monitor shall be highly competent and highly respected, with a reputation that will garner public confidence in his or her ability to perform the tasks required under this Consent Judgment. The Monitor shall have the right to employ an accounting firm or firms or other firm(s) with similar capabilities to support the Monitor in carrying out his or her duties under this Consent Judgment. Monitor and Servicer shall agree on the selection of a “Primary Professional Firm” or “Firm,” which must have adequate capacity and resources to perform the work required under this agreement. The Monitor shall also have the right to engage one or more attorneys or other professional persons to represent or assist the Monitor in carrying out the Monitor’s duties under this Consent Judgment (each such individual, along with each individual deployed to the engagement by the Primary Professional Firm, shall be defined as a “Professional”). The Monitor and Professionals will collectively possess expertise in the areas of mortgage servicing, loss mitigation, business operations, compliance, internal controls, accounting, and foreclosure and bankruptcy law and practice. The Monitor and Professionals shall at all times act in good faith and with integrity and fairness towards all the Parties.

3.
The Monitor and Professionals shall not have any prior relationships with the Parties that would undermine public confidence in the objectivity of their work and, subject to Section C.3(e), below, shall not have any conflicts of interest with any Party.

(a)
The Monitor and Professionals will disclose, and will make a reasonable inquiry to discover, any known current or prior relationships to, or conflicts with, any Party, any Party’s holding company, any subsidiaries of the Party or its holding company, directors, officers, and law firms.

(b)
The Monitor and Professionals shall make a reasonable inquiry to determine whether there are any facts that a reasonable individual would consider likely to create a conflict of interest for the Monitor or Professionals. The Monitor and Professionals shall disclose any conflict of interest with respect to any Party.

(c)
The duty to disclose a conflict of interest or relationship pursuant to this Section C.3 shall remain ongoing throughout the course of the Monitor’s and Professionals’ work in connection with this Consent Judgment.

(d)	All Professionals shall comply with all applicable standards of professional conduct, including ethics rules and rules pertaining to conflicts of interest.

(e)	To the extent permitted under prevailing professional standards, a Professional’s conflict of interest may be waived by written agreement of the Monitor and Servicer.

(f)
Servicer or the Monitoring Committee may move the Court for an order disqualifying any Professional on the grounds that such Professional has a conflict of interest that has inhibited or could inhibit the Professional’s ability to act in good faith and with integrity and fairness toward all Parties.

4.
The Monitor must agree not to be retained by any Party, or its successors or assigns, for a period of two years after the conclusion of the terms of the engagement. Any Professionals who work on the engagement must agree not to work on behalf of Servicer, or its successor or assigns, for a period of 1 year after the conclusion of the term of the engagement (the “Professional Exclusion Period”). Any Firm that performs work with respect to Servicer on the engagement must agree not to perform work on behalf of Servicer, or its successor or assigns, that consists of advising Servicer on a response to the Monitor’s review during the engagement and for a period of six months after the conclusion of the term of the engagement (the “Firm Exclusion Period”). The Professional Exclusion Period, Firm Exclusion Period, and terms of exclusion may be altered on a case-by-case basis upon written agreement of Servicer and the Monitor. The Monitor shall organize the work of any Firms so as to minimize the potential for any appearance of, or actual, conflicts.

Monitor’s Responsibilities

5.
It shall be the responsibility of the Monitor to determine whether Servicer is in compliance with the Servicing Standards and whether Servicer has satisfied the Consumer Relief Requirements in accordance with the authorities provided herein and to report his or her findings as provided in Section D.3, below.

6.
The manner in which the Monitor will carry out his or her compliance responsibilities under this Consent Judgment and, where applicable, the methodologies to be utilized shall be set forth in a work plan agreed upon by Servicer and the Monitor, and not objected to by the Monitoring Committee (the “Work Plan”).

Internal Review Group

7.
Servicer will designate an internal quality control group that is independent from the line of business whose performance is being measured (the “Internal Review Group”) to perform compliance reviews each calendar quarter (“Quarter”) in accordance with the terms and conditions of the Work Plan (the “Compliance Reviews”) and satisfaction of the Consumer Relief Requirements after the (A) end of each calendar year (and, in the discretion of the Servicer, any Quarter) and (B) earlier of the Servicer assertion that it has satisfied its obligations thereunder and the third anniversary of the Effective Date (the “Satisfaction Review”). For the purposes of this provision, a group that is independent from the line of business shall be one that does not perform operational work on mortgage servicing, and ultimately reports to a Chief Risk Officer, Chief Audit Executive, Chief Compliance Officer, or another employee or manager who has no direct operational responsibility for mortgage servicing.

8.
The Internal Review Group shall have the appropriate authority, privileges, and knowledge to effectively implement and conduct the reviews and metric assessments contemplated herein and under the terms and conditions of the Work Plan.

9.
The Internal Review Group shall have personnel skilled at evaluating and validating processes, decisions, and documentation utilized through the implementation of the Servicing Standards. The Internal Review Group may include non-employee consultants or contractors working at Servicer’s direction.

10.
The qualifications and performance of the Internal Review Group will be subject to ongoing review by the Monitor. Servicer will appropriately remediate the reasonable concerns of the Monitor as to the qualifications or performance of the Internal Review Group.

Work Plan

11.
Servicer’s compliance with the Servicing Standards shall be assessed via metrics identified and defined in Schedule E-1 hereto (as supplemented from time to time in accordance with Section C.22, below, the “Metrics”). The threshold error rates for the Metrics are set forth in Schedule E-1 (as supplemented from time to time in accordance with Section C.22, below, the “Threshold Error Rates”). The Internal Review Group shall perform test work to compute the Metrics each Quarter, and report the results of that analysis via the Compliance Reviews. The Internal Review Group shall perform test work to assess the satisfaction of the Consumer Relief Requirements within 45 days after the (A) end of each calendar year (and, in the discretion of the Servicer, any Quarter) and (B) earlier of (i) the end of the Quarter in which Servicer asserts that it has satisfied its obligations under the Consumer Relief Provisions and (ii) the Quarter during which the third anniversary of the Effective Date occurs, and report that analysis via the Satisfaction Review.

12.
Servicer and the Monitor shall reach agreement on the terms of the Work Plan within 90 days of the Monitor’s appointment, which time can be extended for good cause by agreement of Servicer and the Monitor. If such Work Plan is not objected to by the Monitoring Committee within 20 days, the Monitor shall proceed to implement the Work Plan. In the event that Servicer and the Monitor cannot agree on the terms of the Work Plan within 90 days or the agreed upon terms are not acceptable to the Monitoring Committee, Servicer and Monitoring Committee or the Monitor shall jointly petition the Court to resolve any disputes. If the Court does not resolve such disputes, then the Parties shall submit all remaining disputes to binding arbitration before a panel of three arbitrators. Each of Servicer and the Monitoring Committee shall appoint one arbitrator, and those two arbitrators shall appoint a third.

13.
The Work Plan may be modified from time to time by agreement of the Monitor and Servicer. If such amendment to the Work Plan is not objected to by the Monitoring Committee within 20 days, the Monitor shall proceed to implement the amendment to the Work Plan. To the extent possible, the Monitor shall endeavor to apply the Servicing Standards uniformly across all Servicers.

14.	The following general principles shall provide a framework for the formulation of the Work Plan:

(a)	The Work Plan will set forth the testing methods and agreed procedures that will be used by the Internal Review Group to perform the test work and compute the Metrics for each Quarter.

(b)
The Work Plan will set forth the testing methods and agreed procedures that will be used by Servicer to report on its compliance with the Consumer Relief Requirements of this Consent Judgment, including, incidental to any other testing, confirmation of state-identifying information used by Servicer to compile state-level Consumer Relief information as required by Section D.2.

(c)
The Work Plan will set forth the testing methods and procedures that the Monitor will use to assess Servicer’s reporting on its compliance with the Consumer Relief Requirements of this Consent Judgment.

(d)	The Work Plan will set forth the methodology and procedures the Monitor will utilize to review the testing work performed by the Internal Review Group.

(e)
The Compliance Reviews and the Satisfaction Review may include a variety of audit techniques that are based on an appropriate sampling process and random and risk-based selection criteria, as appropriate and as set forth in the Work Plan.

(f)
In formulating, implementing, and amending the Work Plan, Servicer and the Monitor may consider any relevant information relating to patterns in complaints by borrowers, issues or deficiencies reported to the Monitor with respect to the Servicing Standards, and the results of prior Compliance Reviews.

(g)	The Work Plan should ensure that Compliance Reviews are

commensurate with the size, complexity, and risk associated with the Servicing Standard being evaluated by the Metric.

(h)
Following implementation of the Work Plan, Servicer shall be required to compile each Metric beginning in the first full Quarter after the period for implementing the Servicing Standards associated with the Metric, or any extension approved by the Monitor in accordance with Section A, has run.

Monitor’s Access to Information

15.
So that the Monitor may determine whether Servicer is in compliance with the Servicing Standards, Servicer shall provide the Monitor with its regularly prepared business reports analyzing Executive Office servicing complaints (or the equivalent); access to all Executive Office servicing complaints (or the equivalent) (with appropriate redactions of borrower information other than borrower name and contact information to comply with privacy requirements); and, if Servicer tracks additional servicing complaints, quarterly information identifying the three most common servicing complaints received outside of the Executive Office complaint process (or the equivalent). In the event that Servicer substantially changes its escalation standards or process for receiving Executive Office servicing complaints (or the equivalent), Servicer shall ensure that the Monitor has access to comparable information.

16.
So that the Monitor may determine whether Servicer is in compliance with the Servicing Standards, Servicer shall notify the Monitor promptly if Servicer becomes aware of reliable information indicating Servicer is engaged in a significant pattern or practice of noncompliance with a material aspect of the Servicing Standards.

17.
Servicer shall provide the Monitor with access to all work papers prepared by the Internal Review Group in connection with determining compliance with the Metrics or satisfaction of the Consumer Relief Requirements in accordance with the Work Plan.

18.
If the Monitor becomes aware of facts or information that lead the Monitor to reasonably conclude that Servicer may be engaged in a pattern of noncompliance with a material term of the Servicing Standards that is reasonably likely to cause harm to borrowers, the Monitor shall engage Servicer in a review to determine if the facts are accurate or the information is correct.

19.
Where reasonably necessary in fulfilling the Monitor’s responsibilities under the Work Plan to assess compliance with the Metrics or the satisfaction of the Consumer Relief Requirements, the Monitor may request information from Servicer in addition to that provided under Sections C.15-18. Servicer shall provide the requested information in a format agreed upon between Servicer and the Monitor.

20.
Where reasonably necessary in fulfilling the Monitor’s responsibilities under the Work Plan to assess compliance with the Metrics or the satisfaction of the Consumer Relief Requirements, the Monitor may interview Servicer’s employees and agents, provided that the interviews shall be limited to matters related to Servicer’s compliance with the Metrics or the Consumer Relief Requirements, and that Servicer shall be given reasonable notice of such interviews.

Monitor’s Powers

21.
Where the Monitor reasonably determines that the Internal Review Group’s work cannot be relied upon or that the Internal Review Group did not correctly implement the Work Plan in some material respect, the Monitor may direct that the work on the Metrics (or parts thereof) be reviewed by Professionals or a third party other than the Internal Review Group, and that supplemental work be performed as necessary.

22.
If the Monitor becomes aware of facts or information that lead the Monitor to reasonably conclude that Servicer may be engaged in a pattern of noncompliance with a material term of the Servicing Standards that is reasonably likely to cause harm to borrowers or tenants residing in foreclosed properties, the Monitor shall engage Servicer in a review to determine if the facts are accurate or the information is correct. If after that review, the Monitor reasonably concludes that such a pattern exists and is reasonably likely to cause material harm to borrowers or tenants residing in foreclosed properties, the Monitor may propose an additional Metric and associated Threshold Error Rate relating to Servicer’s compliance with the associated term or requirement. Any additional Metrics and associated Threshold Error Rates (a) must be similar to the Metrics and associated Threshold Error Rates contained in Schedule E-1, (b) must relate to material terms of the Servicing Standards, (c) must either (i) be outcome based or (ii) require the existence of policies and procedures required by the Servicing Standards, in a manner similar to Metrics 5.B-E, and (d) must be distinct from, and not overlap with, any other Metric or Metrics. Notwithstanding the foregoing, the Monitor may add a Metric that satisfies (a)-(c) but does not satisfy (d) of the preceding sentence if the Monitor first asks the Servicer to propose, and then implement, a Corrective Action Plan, as defined below, for the material term of the Servicing Standards with which there is a pattern of noncompliance and that is reasonably likely to cause material harm to borrowers or tenants residing in foreclosed properties, and the Servicer fails to implement the Corrective Action Plan according to the timeline agreed to with the Monitor.

23.	If Monitor proposes an additional Metric and associated Threshold Error Rate pursuant to Section C.22, above, Monitor, the Monitoring Committee,

and Servicer shall agree on amendments to Schedule E-1 to include the additional Metrics and Threshold Error Rates provided for in Section C.22, above, and an appropriate timeline for implementation of the Metric. If Servicer does not timely agree to such additions, any associated amendments to the Work Plan, or the implementation schedule, the Monitor may petition the court for such additions.

24.
Any additional Metric proposed by the Monitor pursuant to the processes in Sections C.22 or C.23 and relating to provision VIII.B.1 of the Servicing Standards shall be limited to Servicer’s performance of its obligations to comply with (1) the federal Protecting Tenants at Foreclosure Act and state laws that provide comparable protections to tenants of foreclosed properties; (2) state laws that govern relocation assistance payments to tenants (“cash for keys”); and (3) state laws that govern the return of security deposits to tenants.

D.	Reporting

Quarterly Reports

1.
Following the end of each Quarter, Servicer will report the results of its Compliance Reviews for that Quarter (the “Quarterly Report”). The Quarterly Report shall include: (i) the Metrics for that Quarter; (ii) Servicer’s progress toward meeting its payment obligations under this Consent Judgment; and (iii) general statistical data on Servicer’s overall servicing performance described in Schedule Y. Except where an extension is granted by the Monitor, Quarterly Reports shall be due no later than 45 days following the end of the Quarter and shall be provided to: (1) the Monitor and (2) the Board of Servicer or a committee of the Board designated by Servicer. The first Quarterly Report shall cover the first full Quarter after this Consent Judgment is entered.

2.
Following the end of each Quarter, Servicer will transmit to each state a report (the “State Report”) including general statistical data on Servicer’s servicing performance, such as aggregate and state-specific information regarding the number of borrowers assisted and credited activities conducted pursuant to the Consumer Relief Requirements, as described in Schedule Y. The State Report will be delivered simultaneously with the submission of the Quarterly Report to the Monitor. Servicer shall provide copies of such State Reports to the Monitor and Monitoring Committee.

Monitor Reports

3.
The Monitor shall report on Servicer’s compliance with this Consent Judgment in periodic reports setting forth his or her findings (the “Monitor Reports”). The first three Monitor Reports will each cover at least two Quarterly Reports. The first Monitor's Report may, at the Monitor's discretion, include more than two Quarterly Reports but shall not exceed three Quarterly Reports. If the first three Monitor Reports do not find Potential Violations (as defined in Section E.1, below), each successive Monitor Report will cover four Quarterly Reports, unless and until a Quarterly Report reveals a Potential Violation (as defined in Section E.1, below). In the case of a Potential Violation, the Monitor may (but retains the discretion not to) submit a Monitor Report after the filing of each of the next two Quarterly Reports, provided, however, that such additional Monitor Report(s) shall be limited in scope to the Metric or Metrics as to which a Potential Violation has occurred.

4.
Prior to issuing any Monitor Report, the Monitor shall confer with Servicer and the Monitoring Committee regarding its preliminary findings and the reasons for those findings. Servicer shall have the right to submit written comments to the Monitor, which shall be appended to the final version of the Monitor Report. Final versions of each Monitor Report shall be provided simultaneously to the Monitoring Committee and Servicer within a reasonable time after conferring regarding the Monitor’s findings. The Monitor Reports shall be filed with the Court overseeing this Consent Judgment and shall also be provided to the Board of Servicer or a committee of the Board designated by Servicer.

5.
The Monitor Report shall: (i) describe the work performed by the Monitor and any findings made by the Monitor during the relevant period, (ii) list the Metrics and Threshold Error Rates, (iii) list the Metrics, if any, where the Threshold Error Rates have been exceeded, (iv) state whether a Potential Violation has occurred and explain the nature of the Potential Violation, and (v) state whether any Potential Violation has been cured. In addition, following each Satisfaction Review, the Monitor Report shall report on the Servicer’s satisfaction of the Consumer Relief Requirements, including regarding the number of borrowers assisted and credited activities conducted pursuant to the Consumer Relief Requirements, and identify any material inaccuracies identified in prior State Reports. Except as otherwise provided herein, the Monitor Report may be used in any court hearing, trial, or other proceeding brought pursuant to this Consent Judgment pursuant to Section J, below, and shall be admissible in evidence in a proceeding brought under this Consent Judgment pursuant to Section J, below. Such admissibility shall not prejudice Servicer’s right and ability to challenge the findings and/or the statements in the Monitor Report as flawed, lacking in probative value or otherwise. The Monitor Report with respect to a particular Potential Violation shall not be admissible or used for any purpose if Servicer cures the Potential Violation pursuant to Section E, below.

Satisfaction of Payment Obligations

6.
Upon the satisfaction of any category of payment obligation under this Consent Judgment, Servicer, at its discretion, may request that the Monitor certify that Servicer has discharged such obligation. Provided that the

Monitor is satisfied that Servicer has met the obligation, the Monitor may not withhold and must provide the requested certification. Any subsequent Monitor Report shall not include a review of Servicer’s compliance with that category of payment obligation.

Compensation

7.
Within 120 days of entry of this Consent Judgment, the Monitor shall, in consultation with the Monitoring Committee and Servicer, prepare and present to Monitoring Committee and Servicer an annual budget providing its reasonable best estimate of all fees and expenses of the Monitor to be incurred during the first year of the term of this Consent Judgment, including the fees and expenses of Professionals and support staff (the “Monitoring Budget”). On a yearly basis thereafter, the Monitor shall prepare an updated Monitoring Budget providing its reasonable best estimate of all fees and expenses to be incurred during that year. The Monitor, at his discretion, may alter the timing of the budgeting process so that Servicer may be incorporated into the same billing cycle as signatories to the Consent Judgments filed in the Bank of America Corp case referenced above. Absent an objection within 20 days, a Monitoring Budget or updated Monitoring Budget shall be implemented. Consistent with the Monitoring Budget, Servicer shall pay all fees and expenses of the Monitor, including the fees and expenses of Professionals and support staff. The fees, expenses, and costs of the Monitor, Professionals, and support staff shall be reasonable. Servicer may apply to the Court to reduce or disallow fees, expenses, or costs that are unreasonable.

E.	Potential Violations and Right to Cure

1.
A “Potential Violation” of this Consent Judgment occurs if the Servicer has exceeded the Threshold Error Rate set for a Metric in a given Quarter. In the event of a Potential Violation, Servicer shall meet and confer with the Monitoring Committee within 15 days of the Quarterly Report or Monitor Report indicating such Potential Violation.

2.	Servicer shall have a right to cure any Potential Violation.

3.
Subject to Section E.4, a Potential Violation is cured if (a) a corrective action plan approved by the Monitor (the “Corrective Action Plan”) is determined by the Monitor to have been satisfactorily completed in accordance with the terms thereof; and (b) a Quarterly Report covering the Cure Period (as defined herein) reflects that the Threshold Error Rate has not been exceeded with respect to the same Metric and the Monitor confirms the accuracy of said report using his or her ordinary testing procedures. The Cure Period shall be the first full quarter after completion of the Corrective Action Plan or, if the completion of the Corrective Action Plan occurs within the first month of a Quarter and if the Monitor determines that there is sufficient time remaining, the period between completion of the Corrective Action Plan and the end of that Quarter (the “Cure Period”).

4.
If after Servicer cures a Potential Violation pursuant to the previous section, another violation occurs with respect to the same Metric, then the second Potential Violation shall immediately constitute an uncured violation for purposes of Section J.3, provided, however, that such second Potential Violation occurs in either the Cure Period or the quarter immediately following the Cure Period.

5.
In addition to the Servicer’s obligation to cure a Potential Violation through the Corrective Action Plan, Servicer must remediate any material harm to particular borrowers identified through work conducted under the Work Plan. In the event that a Servicer has a Potential Violation that so far exceeds the Threshold Error Rate for a metric that the Monitor concludes that the error is widespread, Servicer shall, under the supervision of the Monitor, identify other borrowers who may have been harmed by such noncompliance and remediate all such harms to the extent that the harm has not been otherwise remediated.

6.
In the event a Potential Violation is cured as provided in Sections E.3, above, then no Party shall have any remedy under this Consent Judgment (other than the remedies in Section E.5) with respect to such Potential Violation.

F.	Confidentiality

1.
These provisions shall govern the use and disclosure of any and all information designated as “CONFIDENTIAL,” as set forth below, in documents (including email), magnetic media, or other tangible things provided by the Servicer to the Monitor in this case, including the subsequent disclosure by the Monitor to the Monitoring Committee of such information. In addition, it shall also govern the use and disclosure of such information when and if provided to the participating state parties or the participating agency or department of the United States whose claims are released through this settlement (“participating state or federal agency whose claims are released through this settlement”).

2.
The Monitor may, at his discretion, provide to the Monitoring Committee or to a participating state or federal agency whose claims are released through this settlement any documents or information received from the Servicer related to a Potential Violation or related to the review described in Section C.18; provided, however, that any such documents or information so provided shall be subject to the terms and conditions of these provisions. Nothing herein shall be construed to prevent the Monitor from providing documents received from the Servicer and not designated as “CONFIDENTIAL” to a participating state or federal agency whose claims are released through this settlement.

3.
The Servicer shall designate as “CONFIDENTIAL” that information, document or portion of a document or other tangible thing provided by the Servicer to the Monitor, the Monitoring Committee or to any other participating state or federal agency whose claims are released through this settlement that Servicer believes contains a trade secret or confidential research, development, or commercial information subject to protection under applicable state or federal laws (collectively, “Confidential Information”). These provisions shall apply to the treatment of Confidential Information so designated.

4.
Except as provided by these provisions, all information designated as “CONFIDENTIAL” shall not be shown, disclosed or distributed to any person or entity other than those authorized by these provisions. Participating states and federal agencies whose claims are released through this settlement agree to protect Confidential Information to the extent permitted by law.

5.
This agreement shall not prevent or in any way limit the ability of a participating state or federal agency whose claims are released through this settlement to comply with any subpoena, Congressional demand for documents or information, court order, request under the Right of Financial Privacy Act, or a state or federal public records or state or federal freedom of information act request; provided, however, that in the event that a participating state or federal agency whose claims are released through this settlement receives such a subpoena, Congressional demand, court order or other request for the production of any Confidential Information covered by this Order, the state or federal agency shall, unless prohibited under applicable law or unless the state or federal agency would violate or be in contempt of the subpoena, Congressional demand, or court order, (1) notify the Servicer of such request as soon as practicable and in no event more than ten (10) calendar days of its receipt or three calendar days before the return date of the request, whichever is sooner, and (2) allow the Servicer ten (10) calendar days from the receipt of the notice to obtain a protective order or stay of production for the documents or information sought, or to otherwise resolve the issue, before the state or federal agency discloses such documents or information. In all cases covered by this Section, the state or federal agency shall inform the requesting party that the documents or information sought were produced subject to the terms of these provisions.

G.
Dispute Resolution Procedures. Servicer, the Monitor, and the Monitoring Committee will engage in good faith efforts to reach agreement on the proper resolution of any dispute concerning any issue arising under this Consent Judgment, including any dispute or disagreement related to the withholding of consent, the exercise of discretion, or the denial of any application. Subject to Section J, below, in the event that a dispute cannot be resolved, Servicer, the Monitor, or the Monitoring Committee may petition the Court for resolution of the dispute. Where a provision of this agreement requires agreement, consent of, or approval of any application or action by a Party or the Monitor, such agreement, consent or approval shall not be unreasonably withheld.

H.
Consumer Complaints. Nothing in this Consent Judgment shall be deemed to interfere with existing consumer complaint resolution processes, and the Parties are free to bring consumer complaints to the attention of Servicer for resolution outside the monitoring process. In addition, Servicer will continue to respond in good faith to individual consumer complaints provided to it by State Attorneys General or State Financial Regulators in accordance with the routine and practice existing prior to the entry of this Consent Judgment, whether or not such complaints relate to Covered Conduct released herein.

I.
Relationship to Other Enforcement Actions. Nothing in this Consent Judgment shall affect requirements imposed on the Servicer pursuant to Consent Orders issued by the appropriate Federal Banking Agency (FBA), as defined in 12 U.S.C. § 1813(q), against the Servicer. In conducting their activities under this Consent Judgment, the Monitor and Monitoring Committee shall not impede or otherwise interfere with the Servicer’s compliance with the requirements imposed pursuant to such Orders or with oversight and enforcement of such compliance by the FBA.

J.	Enforcement

1.
Consent Judgment. This Consent Judgment shall be filed in the U.S. District Court for the District of Columbia (the “Court”) and shall be enforceable therein. Servicer and the Releasing Parties shall waive their rights to seek judicial review or otherwise challenge or contest in any court the validity or effectiveness of this Consent Judgment. Servicer and the Releasing Parties agree not to contest any jurisdictional facts, including the Court’s authority to enter this Consent Judgment.

2.
Enforcing Authorities. Servicer’s obligations under this Consent Judgment shall be enforceable solely in the U.S. District Court for the District of Columbia. An enforcement action under this Consent Judgment may be brought by any Party to this Consent Judgment or the Monitoring Committee. Monitor Report(s) and Quarterly Report(s) shall not be admissible into evidence by a Party to this Consent Judgment except in an action in the Court to enforce this Consent Judgment. In addition, unless immediate action is necessary in order to prevent irreparable and immediate harm, prior to commencing any enforcement action, a Party must provide notice to the Monitoring Committee of its intent to bring an action to enforce this Consent Judgment. The members of the Monitoring Committee shall have no more than 21 days to determine whether to bring an enforcement action. If the members of the Monitoring Committee decline to bring an enforcement action, the Party must wait 21 additional days after such a determination by the members of the Monitoring Committee before commencing an enforcement action.

3.
Enforcement Action. In the event of an action to enforce the obligations of Servicer and to seek remedies for an uncured Potential Violation for which Servicer’s time to cure has expired, the sole relief available in such an action will be:

(a)
Equitable Relief. An order directing non-monetary equitable relief, including injunctive relief, directing specific performance under the terms of this Consent Judgment, or other non-monetary corrective action.

(b)
Civil Penalties. The Court may award as civil penalties an amount not more than $1 million per uncured Potential Violation; or, in the event of a second uncured Potential Violation of Metrics 1.a, 1.b, or 2.a (i.e., a Servicer fails the specific Metric in a Quarter, then fails to cure that Potential Violation, and then in subsequent Quarters, fails the same Metric again in a Quarter and fails to cure that Potential Violation again in a subsequent Quarter), where the final uncured Potential Violation involves widespread noncompliance with that Metric, the Court may award as civil penalties an amount not more than $5 million for the second uncured Potential Violation.

Nothing    in    this    Section    shall    limit    the    availability of    remedial compensation to harmed borrowers as provided in Section E.5.

(c)
Any penalty or payment owed by Servicer pursuant to the Consent Judgment shall be paid to the clerk of the Court or as otherwise agreed by the Monitor and the Servicer and distributed by the Monitor as follows:

1.
In the event of a penalty based on a violation of a term of the Servicing Standards that is not specifically related to conduct in bankruptcy, the penalty shall be allocated, first, to cover the costs incurred by any state or states in prosecuting the violation, and second, among the participating states according to the same allocation as the State Payment Settlement Amount.

2.
In the event of a penalty based on a violation of a term of the Servicing Standards that is specifically related to conduct in bankruptcy, the penalty shall be allocated to the United States or as otherwise directed by the Director of the United States Trustee Program.

3.
In the event of a payment due under Paragraph 10.d of the Consumer Relief requirements, 50% of the payment shall be allocated to the United States, and 50% shall be allocated to the State Parties to the Consent Judgment, divided among them in a manner consistent with the allocation in Exhibit B of the Consent Judgment.

K.
Sunset. This Consent Judgment and all Exhibits shall retain full force and effect for three and one-half years from the date it is entered (the “Term”), unless otherwise specified in the Exhibit. The duration of the Servicer’s obligations under the Servicing Standards set forth in Exhibit A shall be reduced to a period of three years from the date of the entry of the Consent Judgment, if at the end of the third year, the Monitor’s two servicing standard compliance reports immediately prior to that date reflect that the Servicer had no Potential Violations during those reporting periods, or any Corrective Action Plans that the Monitor had not yet certified as completed. Servicer shall submit a final Quarterly Report for the last quarter or portion thereof falling within the Term, and shall cooperate with the Monitor’s review of said report, which shall be concluded no later than six months following the end of the Term, after which time Servicer shall have no further obligations under this Consent Judgment.

EXHIBIT F

FEDERAL RELEASE

This Federal Release (“Release”) is entered into among the United States of America, its agencies, and departments (collectively, “the United States”), acting through the United States Department of Justice, the Consumer Financial Protection Bureau (“Bureau” or “CFPB”) and SunTrust Mortgage, Inc. on behalf of itself and its affiliated entities . (“collectively SunTrust”) (the United States, the CFPB, and SunTrust are collectively referred to as (“the Parties”)).

RECITALS

A.SunTrust Banks, Inc. is a registered bank holding company headquartered in Atlanta, Georgia. SunTrust Banks, Inc. wholly owns and controls SunTrust Bank, a Georgia State chartered bank headquartered in Atlanta Georgia, which in turn wholly owns SunTrust Mortgage, Inc., a mortgage lender and servicer with its principal place of business in Richmond, Virginia.
B.SunTrust originates and services residential mortgage loans. SunTrust, either through its own operations or through the operations of its subsidiaries and affiliates, serves, and during the relevant period served: (1) as a participant in the Direct Endorsement Lender program of the Federal Housing Administration (FHA) within the United States Department of Housing and Urban Development (HUD); (2) as a mortgagee or servicer for mortgages insured or guaranteed by federal mortgage programs administered by agencies that include FHA, the United States Department of Veterans Affairs (VA), and the United States Department of Agriculture Rural Development; (3) as a servicer for loans owned by other institutions participating in the Making Home Affordable Program (MHA) (including MHA's component program, the Home Affordable Modification Program (HAMP)) of the United States Department of the Treasury (Treasury) and HUD, and as a participant in various state programs of the Housing Finance Agency Innovation Fund for the Hardest Hit Housing Markets (HHF); and (4) as an entity that litigates single-family residential mortgage issues in U.S. Bankruptcy Courts and in related U.S. District Court proceedings in capacities that include commencing and pursuing or supporting litigation commenced against mortgagors and other debtors.

C.The United States and the Bureau contend that they have certain civil claims against SunTrust based on SunTrust’s conduct in servicing of mortgage loans (the “Covered Servicing Conduct”). Such Covered Servicing Conduct encompasses all activities of SunTrust, of any affiliated entity during or prior to such time as it was an affiliated entity, and all of the current or former officers, directors, employees and agents of any of the foregoing, directed toward servicing (including subservicing and master servicing), whether for their own account or for the account of others, of mortgage loans for single-family residential homeowners (which includes loans secured by one- to four-family residential properties, whether used for investor or consumer purposes), whether in the form of a mortgage, deed of trust or other security instrument creating a lien upon such property or any other property described therein that secures the related mortgage loan (“single-family residential mortgage loans”) from and after the closing of a borrower’s mortgage loan and includes, but is not limited to, the following conduct:
(1)Deficiencies in performing loan modification and other loss mitigation activities, including extensions, forbearances, short sales and deeds in lieu of foreclosure, setting the qualifying criteria for any of the foregoing and/or setting the terms and conditions for any of the foregoing;

(2)Deficiencies in foreclosing on single-family residential mortgage loans or acquiring title in lieu of foreclosure, including the designation and identity of the foreclosing party, the timing of foreclosures, transfer of legal or beneficial ownership to the mortgage loan and/or the related servicing rights or obligations, the charging of any fees, the preparation, contents, execution, notarization or presentation of any documents filed with or submitted to a court or any government agency, or otherwise used as part of the foreclosure process (including, but not limited to, affidavits, declarations, certifications, substitutions of trustees, and assignments) and dual-tracking foreclosure and loan modification activities, and communications with borrowers in respect of foreclosure;
(3)Other deficiencies in servicing single-family residential mortgage loans relating to:
(a)Collections activity, including all contact with borrowers (e.g., telephone calls, letters, and in-person visits) in respect of such activities;
(b)Practices relating to paying or failing to pay taxes (including property taxes), hazard insurance, force-placed insurance, and homeowner association dues or other items provided for in a mortgage loan escrow arrangement (including making or failing to make such payments), including obtaining or maintaining insurance and advancing funds to pay therefor and the creation and maintenance of such escrow accounts;
(c)Use or supervision of vendors, agents and contract employees, and their activities in connection with creation and recording of assignments,

servicing, foreclosure, and loss mitigation activities, including subservicers, foreclosure and bankruptcy attorneys, and other default service providers, and pursuit of claims against vendors and other third parties for failure of such third parties to comply with contractual or other obligations;
(d)Activities related to the executing, notarizing, transferring or recording of mortgages; the obtaining, executing, notarizing, transferring or recording of assignments; or activities related to the use of any mortgage registry system, including MERS, and including the transferring of mortgages or assignments using MERS;
(e)Account statements, disclosures, and/or other communications to borrowers; unintentional reporting errors, and unintentional remittance errors that are cured;
(f)Maintenance and placement of loan-level and pool-level mortgage insurance and guarantees, hazard insurance, flood insurance, title insurance, and other insurance related to mortgage loans and related properties, including claims activity;
(g)Handling and resolution of inquiries, disputes and complaints by or on behalf of borrowers and frequency and adequacy of communications with borrowers;
(h)Securing, inspecting, repairing, maintaining, or preserving properties both before and after foreclosure or other acquisition of title;
(i)Adequacy of staffing, training, systems and processes,

including maintenance and security of access to records relating to servicing, foreclosure, bankruptcy, property sale and management and activities related or ancillary thereto;
(j)Determinations in respect of the appropriate actions of obtaining value for mortgage loans, including whether to pursue foreclosure on properties, whether to assert or abandon liens and other claims and actions taken in respect thereof, and whether to pursue a loan modification or any particular loan modification or other form of loss mitigation;
(k)Acceptance, rejection, application, or reporting of payments made by or on behalf of borrowers, including the assessment of any fees and placement of the payment(s) in a suspense account;
(l)Obtaining, securing, updating, transferring, or providing promissory notes or endorsements of promissory notes through allonges or otherwise;
(m)Licensing or registration of employees, agents, or contractors, or designation of employees as agents for another entity, through corporate resolutions or Powers of Attorney or otherwise;
(n)Pursuing claims post foreclosure, including seeking deficiency judgments;
(o)Eviction notices, registrations of vacant properties, and any activity relating to the sale or disposition of foreclosed or acquired properties (including Real Estate Owned properties), including management of such properties and proceedings related to such properties;
(p)Executing, notarizing, or recording any documents related to the sale of acquired properties, including the warranty deeds and closing documents;
(q)Custodial and trustee functions related to the Covered Servicing Conduct;
(r)Quality control, quality assurance or compliance or audit testing or oversight related to the Covered Servicing Conduct; for avoidance of doubt, quality control or compliance reviews associated with the origination, sale, or securitization of mortgage loans does not constitute Covered Servicing Conduct;
(s)Reporting, certification or registration requirements related to any of the Covered Servicing Conduct; and
(t)Communications with borrowers with respect to the Covered Servicing Conduct.
(4)Deficiencies in SunTrust’s or any of its affiliates’ participation in various state programs of the Hardest Hit Fund Program and servicing of loans owned by another institution participating in the Making Home Affordable Program, including all of its component programs (e.g., HAMP, 2MP, HAFA, UP, PRA-HAMP, FHA-HAMP, FHA2LP, and RD- HAMP).
D.The United States and the Bureau further contend that they have certain civil claims against SunTrust based on SunTrust’s conduct in originating mortgage loans (the “Covered Origination Conduct”). Such Covered Origination Conduct consists of all activities of SunTrust, of any affiliated entity during or prior to such time as it was an affiliated entity, and all of the current or former officers, directors, employees, and agents of any of the foregoing,

directed toward directly or indirectly originating, assisting in the origination of, or purchasing single-family residential mortgage loans and excludes conduct occurring following the closing of the borrower’s mortgage loan that is otherwise covered as the Covered Servicing Conduct. Such Covered Origination Conduct includes, but is not limited to, the following conduct:
(1)    Submitting loans for insurance endorsement and claims for insurance benefits for FHA loans that SunTrust or any affiliated entity during or prior to such time as it was an affiliated entity endorsed or underwrote as a participant in the FHA’s Direct Endorsement Program that failed to meet any applicable underwriting requirements, including those set forth in the applicable version of the HUD Handbook 4155.1, as supplemented by relevant mortgagee letters, all as of the time of origination;
(2)    Submitting loans for insurance endorsement or claims for insurance benefits for FHA loans that SunTrust or any affiliated entity during or prior to such time as it was an affiliated entity endorsed or underwrote as a participant in the FHA’s Direct Endorsement Program while failing to implement applicable quality control measures;
(3)    Other deficiencies in originating single-family residential mortgage loans relating to:
(a)    Processing, underwriting, closing, or funding of loans and the terms and conditions of such loans;
(b)    Taking, approving or denying loan applications;
(c)    Terms and conditions of loans, and pricing of loans, including the charging and splitting of any fee or discount points;
(d)    Recommendations of particular types of loan products, loan features or terms and conditions of any loan;
(e)    Valuing the properties used as collateral for such loans, including use of employee, independent and vendor management appraisers and alternative valuation methods such as AVMs and BPOs;
(f)    Use of vendors, including vendor management companies and other providers of real estate settlement services, whether affiliated or unaffiliated;
(g)    Payment of fees or other things of value in connection with the making or receiving of referrals of settlement and other services;
(h)    Conduct of any vendors used in connection with the origination of loans, including, but not limited to, closing agents, appraisers, real estate agents, title review, flood inspection, and mortgage brokers;
(i)    Drafting of loan documents and loan disclosures and the provision of such disclosures;
(j)    Obtaining and recording of collateral documents relating to loans, including, but not limited to, use of trustees or designees on mortgages or deeds of trust;
(k)    Advertising of loans and solicitation of borrowers;
(l)    Licensing, registration, qualifications or approvals of employees in connection with the Covered Origination Conduct; and

(m)    Quality control, quality assurance or compliance or audit testing or oversight related to the Covered Origination Conduct.

E.The United States further contends that it has certain civil claims against SunTrust based on SunTrust’s servicing, including servicing by any affiliated entity during or prior to such time as it was an affiliated entity, and by any of SunTrust’s or such affiliated entities’ current or former officers, directors, employees, and agents, of loans of borrowers in bankruptcy (the “Covered Bankruptcy Conduct”). Such Covered Bankruptcy Conduct includes, but is not limited to, the following conduct:
(1)    Deficiencies in servicing residential mortgage loans for borrowers in bankruptcy relating to:
(a)    The preparation, prosecution, documentation, substantiation, or filing of proofs of claim (and related attachments, exhibits and supplements), motions seeking relief from the automatic stay, objections to plan confirmation, motions to dismiss bankruptcy cases, and affidavits, declarations, and other mortgage-related documents in bankruptcy courts and related district court proceedings;
(b)    Charging and timing of fees and expenses, including any fees or expenses assessed to the borrower due to delay while the bankruptcy court reviews a pending request for loan modification or delay by the Chapter 13 trustee to timely remit the borrower’s payments;
(c)    Use, analysis, accounting, or disclosure of escrow accounts, including any advances on borrower’s behalf, as evidenced in proofs of claim (and related attachments, exhibits and supplements), motions seeking relief from the automatic stay, objections to plan confirmation, motions to dismiss bankruptcy cases, and affidavits, declarations, and other mortgage-related documents in bankruptcy courts and district courts;
(d)    Account statements, disclosures, and/or other communications to borrowers, including: (i) assessing, imposing, posting, or collecting fees and charges; (ii) disclosure of fees and charges assessed, imposed or posted during the bankruptcy case; and (iii) collection of undisclosed post-petition fees and charges after the borrower receives a discharge, SunTrust obtains relief from the automatic stay, or the bankruptcy case is dismissed;
(e)    Adequacy of staffing, training, systems, and processes relating to administering and servicing loans for borrowers in bankruptcy;
(f)    Use or supervision of vendors and contract employees, including Lender Processing Services, Inc., bankruptcy attorneys and other default service providers;
(g)    Pursuit of or failure to pursue claims against vendors and other third parties for failure of such third parties to comply with contractual or other obligations;
(h)    Compliance with the privacy protection and public access provisions of the United States Bankruptcy Code, Federal Rules of Bankruptcy Procedure, and any applicable local rule or order in proofs of claim, motions seeking relief from the automatic stay, objections to plan confirmation, motions to dismiss bankruptcy cases, and affidavits, declarations, and other mortgage-related documents in bankruptcy courts, including, but not limited to 11 U.S.C. § 107 and Fed. R. Bankr.

P.	9037; and
(i)Handling and resolution of inquiries, disputes or complaints by or on behalf of borrowers, and frequency and adequacy of communications with borrowers in bankruptcy.
(2)    Deficiencies in accounting for, processing, approving and administering loan modifications for borrowers in bankruptcy relating to:
(a)    Charging late fees or seeking arrearages while a trial period modification plan or permanent loan modification plan is in place and borrower is timely making payments under the terms of the loan modification plan;
(b)    Seeking relief from the automatic stay when SunTrust has approved a trial period or permanent loan modification plan and borrower is timely making payments under the terms of the loan modification plan; and
(c)    Delays in approving or finalizing the documentation necessary to the approval of loan modifications for borrowers in bankruptcy.
F.This Release is neither an admission of liability by SunTrust of the allegations of the Complaint or in cases settled pursuant to this Consent Judgment, nor a concession by the United States or the Bureau that its claims are not well-founded.
To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, and in consideration of the mutual promises and obligations of the Consent Judgment, the Parties agree and covenant as follows:

TERMS AND CONDITIONS

(1)    SunTrust shall pay or cause to be paid, for the purposes specified in the Consent Judgment, the amount specified in Paragraph 3 of the Consent Judgment (“Direct Payment Settlement Amount”) by electronic funds transfer within ten days of receiving notice that the escrow account referenced in Paragraph 3 of the Consent Judgment is established or within ten days after the United States District Court for the District of Columbia enters the final non-appealable Consent Judgment (the “Effective Date of the Consent Judgment”), whichever is later, pursuant to written instructions to be provided by the United States Department of Justice. SunTrust, itself and through its affiliates, shall also undertake, for the purposes specified in the Consent Judgment, certain consumer relief activities as set forth in Exhibit D, as amended in Exhibit I, to such Consent Judgment (“Consumer Relief Requirements”) and will be obligated to make certain payments (the “Consumer Relief Payments”) in the event that it does not complete the Consumer Relief Requirements set forth in Exhibit D to the Consent Judgment. The releases contained in this Release shall become effective upon payment of the Direct Payment Settlement Amount. In the event that SunTrust does not complete the Consumer Relief Requirements, and does not make the Consumer Relief Payments required under the Consent Judgment and fails to cure such non-payment within thirty days of written notice by the United States, the United States may declare this Release null and void with respect to the United States.

(2)
(a)    Subject to the exceptions in Paragraph 11 (concerning excluded claims) below, the United States fully and finally releases SunTrust and any affiliated entity and any of their respective successors or assigns, as well as any current or former director, current or former officer, and current or former employee of any of the foregoing, individually and collectively, from any civil or administrative claims the United States has or may have, and from any civil or administrative remedies or penalties (expressly including punitive or exemplary damages) it may seek or impose, based on the Covered Servicing Conduct that has taken place as of 11:59 p.m., Eastern Daylight Time, on June 17, 2014 (and, for the avoidance of doubt, with respect to FHA-insured loans, whether or not a claim for mortgage insurance benefits has been or is in the future submitted), under the Financial Institutions Reform, Recovery, and Enforcement Act (“FIRREA”), the False Claims Act, the Racketeer Influenced and Corrupt Organizations Act (“RICO”), the Real Estate Settlement Procedures Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Truth in Lending Act, the Interstate Land Sales Full Disclosure Act, 15 U.S.C. § 1691(d) (“Reason for Adverse Action”) or § 1691(e) (“Copies Furnished to Applicants”) of the Equal Credit Opportunity Act, sections 502 through 509 (15 U.S.C. § 6802-6809) of the Gramm- Leach Bliley Act except for section 505 (15 U.S.C. § 6805) as it applies to section 501(b) (15 U.S.C. § 6801(b), or that the Civil Division of the United States Department of Justice has actual and present authority to assert and compromise pursuant to 28 C.F.R. § 0.45.
(b)    Subject to the exceptions in Paragraph 11 (concerning excluded claims) below, the United States fully and finally releases SunTrust and any affiliated entity, and any of their respective successors or assigns, as well as any current or former director, current or former officer, or current or former employee of any of the foregoing, individually and collectively, from any civil or administrative claims the United States has or may have, and from any civil or administrative remedies or penalties (expressly including punitive or exemplary damages) it may seek or impose, based on the Covered Origination Conduct that has taken place as of 11:59 p.m., Eastern Daylight Time, on June 17, 2014, under the Real Estate Settlement Procedures Act, the Fair Credit Reporting Act, the Truth in Lending Act, 15 U.S.C. § 1691(d) (“Reason for Adverse Action”) or § 1691(e) (“Copies Furnished to Applicants”) of the Equal Credit Opportunity Act, or the Interstate Land Sales Full Disclosure Act.
(c)     Subject to the exceptions in Paragraph 11 (concerning excluded claims) below, the United States fully and finally releases SunTrust and any affiliated entity, and any of their respective successors or assigns, as well as any current or former director, current or former officer, and current or former employee of any of the foregoing, individually and collectively, from any civil or administrative claims the United States has or may have, and from any civil or administrative remedies or penalties (expressly including punitive or exemplary damages) it may seek to impose under FIRREA based on the Covered Origination Conduct only to the extent that:
(i)such claim is (A) based upon false, misleading or fraudulent representations (or a scheme to defraud consisting solely of such a false, misleading or fraudulent representation) made by SunTrust or affiliated entity as of 11:59 p.m., Eastern Daylight Time, on June 17, 2014, to a borrower in connection with SunTrust’s or affiliated entity’s making of a residential mortgage loan to such borrower; or (B) an action pursuant to 12 U.S.C. 1833a(c)(2) in which the action is consisting solely of the allegation that SunTrust or one of its affiliated entities made a false, misleading or fraudulent statement or misrepresentation (or engaged in a scheme to defraud based solely upon such a false, misleading or fraudulent statement or misrepresentation) to SunTrust or another affiliated entity, as of 11:59 p.m., Eastern Daylight Time, on June 17, 2014, in connection with SunTrust’s or an affiliated entity’s making of a residential mortgage loan to a borrower; and
(ii)(A) the only federally insured financial institution that was affected by the statement or misrepresentation (or scheme), or by actions based on, incorporating, or omitting the statement or misrepresentation (or scheme) was SunTrust or an affiliated entity; (B) the false statement or misrepresentation (or scheme) was not part of a scheme to defraud any person or entity other than or in addition to the borrower and/or SunTrust or an affiliated entity, including, but not limited to, any other financial institution (as defined in 18 U.S.C. § 20), investors, and governmental entities; (C) the false statement or misrepresentation (or scheme), or actions based on, incorporating, or omitting the statement or misrepresentation (or scheme) did not harm any other financial institution (as defined in 18 U.S.C. § 20), investors, governmental entities, or any other entities other than SunTrust or an affiliated entity; and (D) there was no material monetary effect on an agency of the United States.

(3)

(a)    Subject to the exceptions in Paragraph 11 (concerning excluded claims) below, and in addition to the releases provided in Exhibits J and K, the United States fully and finally releases SunTrust and any affiliated entity, and any of their respective successors or assigns, as well as any current or former director, current or former officer, and current or former employee of any of the foregoing, individually and collectively, from any civil or administrative claims it has or may have and from any civil or administrative remedies or penalties (expressly including punitive or exemplary damages) it may seek or impose under FIRREA, the False Claims Act, RICO and the Program Fraud Civil Remedies Act where the sole basis for such claim or claims is that SunTrust or any affiliated entity or any of their respective successors or assigns, submitted to HUD-FHA prior to11:59 p.m., Eastern Daylight Time, on June 17, 2014, a false or fraudulent annual certification that the mortgagee had “conform[ed] to all HUD-FHA regulations necessary to maintain its HUD-FHA approval” (including, but not limited to, the requirement that the mortgagee implement and maintain a quality control program that conforms to HUD-FHA requirements), or “complied with and agree[d] to continue to comply with HUD-FHA regulations, handbooks, Mortgagee Letters, Title I Letters, policies, and terms of any agreements entered into with the Department under HUD’s Direct Endorsement Program.” For avoidance of doubt, this Paragraph means that the United States is barred from asserting that a false annual certification renders SunTrust liable under the False Claims Act and the other laws cited above for loans endorsed by SunTrust for FHA insurance during the period of time applicable to the annual certification without regard to whether any such loans contain material violations of HUD-FHA requirements, or that a false individual loan certification that “this mortgage is eligible for HUD mortgage insurance under the Direct Endorsement program” renders SunTrust liable under the False Claims Act for any individual loan that does not contain a material violation of HUD-FHA requirements. However, this Paragraph does not (i) release, bar or otherwise preclude the right of the United States to pursue any civil or administrative claims or remedies it has or may have, or release or preclude under res judicata or collateral estoppel theories any civil or administrative remedies or penalties it may seek or impose, against SunTrust, any affiliated entity, and any of their respective successors or assigns, for conduct with respect to the insurance of residential mortgage loans that violates any laws, regulations or other HUD-FHA requirements applicable to the insurance of residential mortgage loans by HUD, including, but not limited to, material violations of any applicable HUD-FHA requirements with respect to an individual loan or loans, except if and to the extent such claim, remedy or penalty is based solely on such entity’s failure to provide HUD with an accurate annual certification as described above; (ii) release or otherwise bar the United States from introducing evidence of any alleged failure to comply with applicable HUD-FHA requirements, including, but not limited to, sufficient quality control, underwriting or due diligence programs, in any way (including, but not limited to, for the purpose of proving intent) in connection with any claim that there was a material violation(s) of applicable HUD-FHA requirements with respect to an individual loan or loans that would subject SunTrust to liability under the False Claims Act or any other federal statutory or common law administrative or judicial claim or permit SunTrust or its affiliates to offset or otherwise reduce any potential liability for such claims or remedies by any amount paid under the Consent Judgment. The parties agree that the issue of whether and to what extent the United States may use statistical sampling of individual loans or similar techniques for calculating damages or proving material violations of HUD-FHA underwriting requirements with respect to a pool of loans is not addressed by the Consent Judgment and shall be governed by the law of the relevant administrative or judicial forum of any future dispute. Notwithstanding the foregoing, in no instance shall this Release relieve SunTrust from the obligation to remedy, upon identification, defects of title or such other problems caused by SunTrust acts or omissions that may preclude FHA from accepting assignment or paying a claim for which FHA lacks statutory authority pursuant to 12 § 1707(a) and § 1710(a)(1)(B), in which case FHA shall reconvey the property back to SunTrust to remedy the defect in title or such other problem and SunTrust shall convey the property back to FHA once the defect or problem is cured.
(4)Subject to the exceptions in Paragraph 11 (concerning excluded claims) below, for loans that closed before 11:59 p.m., Eastern Daylight Time, on June 17, 2014, and are guaranteed by the Department of Veterans Affairs (VA), the United States fully and finally releases SunTrust and any current or former affiliated entity (to the extent SunTrust retains liabilities associated with such former affiliated entity), and any of their respective successors or assigns, as well as any current or former director, current or former officer, and current or former employee of any of the foregoing, individually and collectively, from any civil or administrative claims it has or may have against SunTrust or any affiliated entity based on Covered Origination Conduct that arises under FIRREA, the False Claims Act, RICO or the Program Fraud Civil Remedies Act to the extent that they are based on any failure by SunTrust or any affiliated entity and any of their respective successors or assigns, as well as any current or former director, current or former officer, and current or former employee of any of the foregoing, individually and collectively, to conform to all VA regulations necessary to maintain the authority of SunTrust or any affiliated entity to close VA-guaranteed loans on an automatic basis. Nothing in the foregoing shall be interpreted to release the right of the United States to pursue any civil or administrative claims it has or may have, or to release any civil or administrative remedies or penalties it may seek or impose, against SunTrust, any affiliated entity , and any of their respective successors or assigns, based on Covered Origination Conduct that violates the laws or regulations applicable to the guaranty of residential mortgage loans by VA with respect to any residential mortgage loan or loans, except if and to the extent such claim, remedy or penalty is based solely on such entity’s failure to provide VA with an accurate general program compliance certification, to implement an effective quality control plan, or to conform to all VA regulations necessary to maintain the authority of SunTrust or any affiliated entity to close VA-guaranteed loans on an automatic basis.

(5)Subject to the exceptions in Paragraph 11 (concerning excluded claims) below, for loans that closed before 11:59 p.m., Eastern Daylight Time, on June 17, 2014, and are guaranteed by the Department of Agriculture (USDA), the United States fully and finally releases SunTrust and any affiliated entity , and any of their respective successors or assigns, as well as any current or former director, current or former officer, and current or former employee of any of the foregoing, individually and collectively, from any civil or administrative claims it has or may have against SunTrust and any of its respective successors or assigns, as well as any current or former director, current or former officer, and current or former employee of any of the foregoing, individually and collectively, based on Covered Origination Conduct that arises under FIRREA, the False Claims Act, RICO or the Program Fraud Civil Remedies Act to the

extent that they are based on statements made in SunTrust’s or affiliated entity’s application for approved lender status in the Single Family Housing Guaranteed Loan Program. Nothing in the foregoing shall be interpreted to release the right of the United States to pursue any civil or administrative claims it has or may have, or to release any civil or administrative remedies or penalties it may seek or impose, against SunTrust, any affiliated entity , and any of their respective successors or assigns, based on Covered Origination Conduct that violates the laws or regulations applicable to the guaranty of residential mortgage loans by USDA with respect to any residential mortgage loan or loans, except if and to the extent such claim, remedy or penalty is based solely on such entity’s failure to provide USDA with an accurate general program compliance certification, to implement an effective quality control plan, or on statements made in SunTrust’s or affiliated entity’s application for approved lender status in the Single Family Housing Guaranteed Loan Program.
(6)Subject to the exceptions described in this Paragraph 6 and in Paragraph 11 (concerning excluded claims) below, the United States Department of the Treasury (“Treasury”) fully and finally releases SunTrust and any affiliated entity, and any of their respective successors or assigns, as well as any current or former director, current or former officer, and current or former employee of any of the foregoing, individually and collectively, and will refrain from instituting, directing, or maintaining any civil or administrative claims the Treasury has or may have, and from any civil remedies or penalties (expressly including punitive or exemplary damages) it may seek or impose against SunTrust and any affiliated entity, and any of their respective successors or assigns, as well as any current or former director, current or former officer, and current or former employee of any of the foregoing, individually and collectively, based on the Covered Servicing Conduct that has taken place as of 11:59 p.m., Eastern Daylight Time, on June 17, 2014. Notwithstanding the foregoing, Treasury, in connection with the Making Home Affordable Program, reserves the right to continue to perform compliance reviews on SunTrust’s Making Home Affordable Program activities occurring prior to June 17, 2014, to require non-financial remedies with respect to such activities, and to publicly release servicer assessments with respect thereto. In addition, with respect to instances of noncompliance that occur after June 17, 2014, Treasury reserves the right to exercise all available remedies, both financial and non-financial, under the Assignment and Assumption Agreement, dated February 28, 2011, between SunTrust Mortgage, Inc. as assignee and Wells Fargo Bank, N.A as assignor of all of its rights and obligations under the Making Home Affordable Program Commitment to Purchase Financial Instrument and Servicer Participation Agreement, as amended, between Treasury and Wells Fargo Bank, N.A.
(7)Subject to the exceptions in Paragraph 11 (concerning excluded claims) below, the CFPB fully and finally releases SunTrust and any current or former affiliated entity (to the extent SunTrust retains liabilities associated with such former affiliated entity), and any of their respective successors or assigns as well as any current or former director, current or former officer, and current or former employee of any of the foregoing, individually and collectively, and will refrain from instituting, directing, or maintaining any civil or administrative claims the CFPB has or may have, and from imposing any civil or administrative remedies or penalties (expressly including, punitive or exemplary damages) against SunTrust and any affiliated entity , and any of their respective successors or assigns, as well as any current or former director, current or former officer, or current or former employee of any of the foregoing, individually and collectively, based on Covered Servicing Conduct or Covered Origination Conduct that has taken place as of 11:59 p.m. Eastern Daylight Time, on December 31, 2013. For avoidance of doubt, the CFPB agrees that Covered Servicing Conduct includes the servicing of loans of borrowers in bankruptcy.
(8)Subject to the exceptions in Paragraph 11 (concerning excluded claims) below, and conditioned upon SunTrust full payment of the Direct Payment Settlement Amount, the Federal Trade Commission fully and finally releases SunTrust and any affiliated entity , and any of their respective successors or assigns, as well as any current or former director, current or former officer, and current or former employee of any of the foregoing, individually and collectively, from any civil or administrative claim the Federal Trade Commission has or may have, and from any civil or administrative remedies or penalties (expressly including punitive or exemplary damages) it may seek or impose, based on the Covered Origination Conduct that has taken place as of 11:59 p.m., Eastern Daylight Time, on June 17, 2014, or based on the Covered Servicing Conduct that has taken place as of 11:59 p.m., Eastern Daylight Time, on June 17, 2014, provided, however, that nothing in this Paragraph or Release shall be interpreted to release any liability to the Federal Trade Commission relating to the Covered Servicing Conduct or Covered Origination Conduct of any affiliated entity that SunTrust has acquired on or after June 17, 2014, or, notwithstanding Section C.3.i of this Release, any conduct or claims involving the privacy, security, or confidentiality of consumer information.
(9)Subject to the exceptions in Paragraph 11 (concerning excluded claims) below:

(a)Upon the Effective Date of the Consent Judgment, the Executive Office for United States Trustees (“EOUST”) and the United States Trustees and Acting United States Trustees for Regions 1 through 21 (collectively, with the EOUST, “the United States Trustees”) will consent to and agree to take such steps as may be reasonably necessary to fully and finally withdraw or facilitate the dismissal with prejudice of pending objections and other actions by the United States Trustees, including all related discovery requests, whether formal or informal, and requests for examination under Fed. R. Bankr. P. 2004 (collectively, “the Discovery Requests”) and subpoenas or subpoenas duces tecum (collectively, “the Subpoenas”), directed to or filed against SunTrust, its affiliated entities, and directors, employees and officers of SunTrust and its affiliated entities, pertaining to SunTrust’s or its affiliated entities’ mortgage-related claims filed in a bankruptcy case prior to 11:59 p.m., Eastern Daylight Time, on June 17, 2014, and based on the Covered Bankruptcy Conduct. The United States Trustees further agree not to take any action to obtain discovery from SunTrust pursuant to any court order granting such Discovery Requests or with respect to enforcing related Subpoenas pending as of 11:59 p.m., Eastern Daylight Time, on June 17, 2014. Upon the Effective Date of the Consent Judgment, the United States Trustees further agree to take such steps as may be reasonably necessary to fully and finally withdraw or facilitate the dismissal with prejudice of Discovery Requests and Subpoenas directed to or filed against any other party where the discovery was sought for the purpose of obtaining relief against SunTrust, its affiliated entities, or directors, employees and officers of SunTrust or its affiliates, and pertains to SunTrust’s or its affiliated entities’ mortgage-related claims filed in a bankruptcy case prior to 11:59 p.m., Eastern Daylight Time, on June 17, 2014, and based on the Covered Bankruptcy Conduct, except that nothing in this Paragraph requires the United States Trustee to withdraw or facilitate the dismissal of Discovery Requests and Subpoenas to the extent that relief against another party, other than SunTrust, its affiliated entities, or directors, employees and officers of SunTrust’s or its affiliated entities, is the purpose of such discovery. The parties agree that any such action taken inadvertently by either party will not be considered a violation of this agreement.
(b)Upon the Effective Date of the Consent Judgment, SunTrust will consent to and agrees to take such steps as may be reasonably necessary to fully and finally withdraw or facilitate the dismissal with prejudice of pending adversary proceedings, contested matters, appeals, and other actions filed by SunTrust or its affiliated entities, including all Discovery Requests and Subpoenas directed to or filed against any United States Trustee, relating to objections and other actions by the United States Trustees, including Discovery Requests and Subpoenas, directed to or filed against SunTrust, its affiliated entities, or directors, employees and officers of SunTrust or its affiliated entities pertaining to SunTrust’s or its affiliated entities’ mortgage-related claims filed in a bankruptcy case prior to 11:59 p.m., Eastern Daylight Time, on June 17, 2014, and based on the Covered Bankruptcy Conduct. SunTrust further agrees not to take any action to obtain discovery from the United States Trustees pursuant to any court order granting such Discovery Requests or with respect to enforcing related Subpoenas pending as of 11:59 p.m., Eastern Daylight Time, on June 17, 2014. The parties agree that any such action taken inadvertently by either party will not be considered a violation of this agreement.
(c)The United States Trustees fully and finally release any claims, and will refrain from instituting, directing or maintaining any action or participating in any action by a third party (except that the United States Trustees may participate in an action to the extent ordered by a court provided that the United States Trustees may not seek such a court order formally or informally), against SunTrust and any affiliated entity , and any of their respective successors or assigns, as well as any current or former director, current or former officer, and current or former employee of any of the foregoing, individually and collectively, pertaining to SunTrust’s or its affiliated entities’ mortgage-related claims filed in a bankruptcy case prior to 11:59 p.m., Eastern Daylight Time, on June 17, 2014, and based on the Covered Bankruptcy Conduct. The United States Trustees shall refrain from sharing information obtained via the Discovery Requests and Subpoenas outside the federal government (unless required to do so under applicable law or pursuant to a court order) in support of any action, against SunTrust, or any affiliated entity , and any of their respective successors or assigns, as well as any current or former director, current or former officer, and current or former employee of any of the foregoing, individually and collectively, pertaining to SunTrust’s or its affiliated entities’ mortgage-related claims filed in a bankruptcy case prior to 11:59 p.m., Eastern Daylight Time, on and based on the Covered Bankruptcy Conduct. Except as otherwise provided in the Enforcement

Terms in Exhibit E of the Consent Judgment, the United States Trustees further agree to refrain from seeking to invalidate SunTrust’s or its affiliated entities’ lien on residential real property, including in an adversary proceeding pursuant to Fed. R. Bank. P. 7001(2) and 11 U.S.C. § 506, or to impose monetary sanctions or other punitive relief against SunTrust, and any affiliated entity, and any of their respective successors or assigns, as well as any current or former director, current or former officer, and current or former employee of any of the foregoing, individually and collectively, pertaining to SunTrust’s or its affiliated entities’ mortgage-related claims filed in a bankruptcy case after 11:59 p.m., Eastern Daylight Time, on June 17, 2014, and based on the Covered Bankruptcy Conduct where the Covered Bankruptcy Conduct occurred before 11:59 p.m., Eastern Daylight Time, on June 17, 2014.
(d)Notwithstanding the foregoing, nothing in this Paragraph shall be construed to be (1) a waiver of any defenses or claims of SunTrust, its affiliated entities, or directors, employees and officers of SunTrust or its affiliated entities, against any other party, or a dismissal of any pending adversary proceedings, contested matters, appeals, and other actions filed by SunTrust, its affiliated entities, or directors, employees and officers of SunTrust or its affiliated entities, against any other party, wherein the United States Trustee is a party or otherwise involved; (2) a waiver of any defenses or claims of the United States Trustee against any other party, or a dismissal of any pending adversary proceedings, contested matters, appeals, and other actions filed by the United States Trustee against any other party wherein SunTrust, its affiliated entities, or directors, employees and officers of SunTrust or its affiliated entities, is a party or otherwise involved; or (3) a waiver of, or restriction or prohibition on, the United States Trustees’ ability, to the extent permitted by law, informally or formally, in individual bankruptcy cases, to seek a cure of material inaccuracies in SunTrust’s or its affiliated entities’ mortgage-related claims filed in a bankruptcy case and based on the Covered Bankruptcy Conduct, but not to impose monetary sanctions or other punitive relief against SunTrust or its affiliated entities in addition to such cure; provided, however, that this provision shall not constitute a waiver of, or restriction or prohibition on, SunTrust’s or its affiliated entities’ ability to dispute whether the United States Trustees have authority or ability to seek such a cure.
(10)For the purposes of this Release, the terms “affiliated entity,” “affiliated entities,” or “affiliate” shall mean entities that are directly or indirectly controlled by, or control, or are under common control with, SunTrust as of or prior to 11:59 p.m., Eastern Daylight Time, on June 17, 2014, and entities that were formerly directly or indirectly controlled by, or controlled, or are under common control with, SunTrust to the extent SunTrust currently retains liabilities associated with such former entity for activities prior to 11:59 p.m., Eastern Daylight Time, on June 17, 2014. The term “control” with respect to an entity means the beneficial ownership (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50 percent or more of the voting interest in such entity.
(11)Notwithstanding any other term of this Release, the following claims of the United States and the CFPB to the extent applicable are specifically reserved and are not released, and nothing in this Paragraph operates as a waiver of any defense SunTrust may assert to any such claims, including but not limited to any statute of limitations or other time-related defense.:

(a)    Any liability arising under Title 26, United States Code (Internal Revenue Code);
(b)    Any liability of individuals (including current or former directors, officers, and employees of SunTrust) who, based on the Covered Servicing Conduct, the Covered Origination Conduct, or the Covered Bankruptcy Conduct (collectively, the “Covered Conduct”), have received or receive in the future notification that they are the target of a criminal investigation (as defined in the United States Attorneys’ Manual); have been or are indicted or charged; or have entered or in the future enter into a plea agreement;
(c)    Any criminal liability;
(d)    Any liability to the United States for any conduct other than the Covered Conduct, or any liability for any Covered Conduct that is not expressly released herein or in Exhibits H or J to the Consent Judgment;
(e)    Any and all claims whether legal or equitable, in connection with investors or purchasers in or of securities or based on the sale, transfer or assignment of any interest in a loan, mortgage, or security to, into, or for the benefit of a mortgage-backed security, trust, special purpose entity, financial institution, investor, or other entity, including but not limited to in the context of a mortgage securitization or whole loan sale to such entities (“Securitization/

Investment Claims”). Securitization/Investment Claims include, but are not limited to, claims based on the following, all in connection with investors or purchasers in or of securities or in connection with a sale, transfer, or assignment of any interest in loan, mortgage or security to, into, or for the benefit of a mortgage-backed security, trust, special purpose entity, financial institution, investor, or other entity:
(i)The United States’ capacity as an owner, purchaser, or holder of whole loans, securities, derivatives, or other similar investments, including without limitation, mortgage backed securities, collateralized debt obligations, or structured investment vehicles.
(ii)The creation, formation, solicitation, marketing, assignment, transfer, valuation, appraisal, underwriting, offer, sale, substitution, of or issuance of any interest in such whole loans, mortgages, securities, derivatives, or other similar investments.
(iii)Claims that SunTrust or an affiliated entity made false or misleading statements or omissions, or engaged in other misconduct in connection with the sale, transfer or assignment of any interest in a loan, mortgage, or security or in connection with investors or purchasers in or of such loans, mortgages, or securities, including but not limited to any such conduct that (a) affected a federally insured financial institution or violated a legal duty to a mortgage-backed security, trust, special purpose entity, financial institution, or investor (including the United States), or governmental agency and/or (b) that subjects SunTrust or an affiliated entity to a civil penalty or other remedy under 12 U.S.C. § 1833a.

(iv)Representations, warranties, certifications, statements, or claims made regarding such whole loans, securities, derivatives or other similar investments, including representations, warranties, certifications or claims regarding the eligibility, characteristics, or quality of mortgages or mortgagors;
(v)Activities related to the executing, notarizing, transferring or recording of mortgages; the endorsement or transfer of a loan; and the obtaining, executing, notarizing, transferring or recording of assignments;
(vi)Obtaining, securing, updating, transferring, or providing promissory notes or endorsements of promissory notes through allonges or otherwise;
(vii)Custodial and trustee functions;
(viii)Intentional or fraudulent failure to pay investors sums owed with respect to any security, derivatives, or similar investment;
(ix)Contractual covenants, agreements, obligations and legal duties to a mortgage-backed security, trust, special purpose entity, financial institution, investor, or other entity (including the United States);
(x)Covered Origination Conduct (except to the extent such conduct is released in Paragraphs 3, 4, 5, 7 or 8); and
(xi)Covered Servicing Conduct to the extent SunTrust or any affiliated entity engaged in the Covered Servicing Conduct in question not its capacity as servicer, subservicer or master servicer, but in its capacity as the originator of a mortgage loan or as seller, depositor, guarantor, sponsor, securitization trustee, securities underwriter, document custodian or any other capacity.
The exclusions set forth above in this subparagraph 11(e) shall not apply to Securitization/Investment Claims based on the following conduct, and such claims are included in what is being released:
Securitization/Investment Claims based on Covered Servicing Conduct by SunTrust or any affiliated entity where: (1) such conduct was performed by SunTrust or any affiliated entity in its capacity as the loan servicer, master servicer or subservicer, whether conducted for its own account or pursuant to a third party servicing agreement or similar agreement, and not in its capacity as loan originator, seller, depositor, guarantor, sponsor, securitization trustee, securities underwriter, or any other capacity; and (2) such conduct was not in connection with (x) the creation, formation, solicitation, marketing, sale, assignment, transfer, offer, sale, substitution, underwriting, or issuance of any interest in securities, derivatives or other similar investments or (y) the sale or transfer of mortgage loans. The claims addressed in this sub-paragraph include, without limitation, Securitization and Investment Claims that the party seeking to enforce a mortgage loan against a borrower and homeowner in respect of that borrower’s default did not have a documented enforceable interest in the promissory note and mortgage or deed of trust under applicable state law or is otherwise not a proper party to the foreclosure or bankruptcy action or claims based on such party’s attempts to obtain such a documented enforceable interest or become such a proper party.

(f)    Any liability arising under Section 8 of the Real Estate Settlement Procedures Act, 12 U.S.C. § 2607, relating to private mortgage insurance, with respect to claims brought by the CFPB;
(g)    Except with respect to claims related to the delivery of initial or annual privacy notices, requirements with respect to the communication of non-public personal information to non-affiliated third parties, or other conduct required by Sections 502 through 509 of the Gramm-Leach-Bliley Act (15 U.S.C. §§ 6802-6809), any claims or conduct involving the obligation of a financial institution under Section 501(b) of the Gramm-Leach-Bliley Act (15 U.S.C. s. 6801(b)) and its implementing regulations to maintain administrative, technical, and physical information security safeguards;
(h)    Any liability arising under the Fair Housing Act; any provision of the Equal Credit Opportunity Act that is not expressly released in Paragraph 2 of this Release, including any provision prohibiting discriminatory conduct; the Home Mortgage Disclosure Act; or any other statute or law that prohibits discrimination of persons based on race, color, national origin, gender, disability, or any other protected status;
(i)    Administrative claims, proceedings, or actions brought by HUD against any current or former director, officer, or employee for suspension, debarment or exclusion from any HUD program;
(j)    Any liability arising under the federal environmental laws;
(k)    Any liability to or claims brought by (i) the Federal Housing Finance Agency; (ii) any Government Sponsored Enterprise, including the Federal

National Mortgage Association and the Federal Home Loan Mortgage Corporation (except where the Government Sponsored Enterprise seeks to impose such liability or pursue such claims in its capacity as an administrator of the Making Home Affordable Program of Treasury); (iii) the Federal Deposit Insurance Corporation (whether in its capacity as a Corporation, Receiver, or Conservator); (iv) the Government National Mortgage Association (“Ginnie Mae”) arising out of SunTrust’s contractual obligations related to serving as Master Subservicer on defaulted Ginnie Mae portfolios, including claims for breach of such obligations; (v) the CFPB with respect to claims within its authority that are not expressly released in Paragraph 7; (vi) the National Credit Union Administration, whether in its capacity as a Federal agency, Liquidating Agent, or Conservator; (vii) the Securities and Exchange Commission; (viii) the Federal Reserve Board and its member institutions; (ix) Maiden Lane LLC, Maiden Lane II LLC, Maiden Lane III LLC, entities that are consolidated for accounting purposes on the financial statements of the Federal Reserve Bank of New York, and the Federal Reserve Bank of New York; (x) the Office of the Comptroller of the Currency; (xi) the USDA (except to the extent claims are released in Paragraph 5; (xii) the VA (except to the extent claims are released in Paragraph 4; (xiii) the Commodity Futures Trading Commission; and (xvi) the Inspectors General of such entities;
(l)    Any liability to the United States based on the claims and conduct alleged in the First Amended Complaint in U.S. ex rel. [Sealed] v. [Sealed], 12-civ-7199 (S.D.N.Y.) [UNDER SEAL], including but not limited to, any false or fraudulent statements, claims, and/or certifications to HUD and/or the GSEs in connection with the reimbursement of costs or expenses incurred in connection with foreclosure-related proceedings anywhere in the United States (including foreclosure proceedings or other proceedings, such as bankruptcy or eviction proceedings, involving claims or issues relating to foreclosure), any failure to comply with, or any false or fraudulent statements, claims, and/or certifications to HUD and/or the GSEs concerning compliance with, quality control and/or monitoring requirements applicable to such costs or expenses; and no setoff related to amounts paid under this agreement shall be applied to any recovery in connection with that action..

(m)    Any action that may be taken by the appropriate Federal Banking Agency (FBA), as defined in 12 U.S.C. § 1813(q), against SunTrust, any of its affiliated entities, and/or any institution-affiliated party of SunTrust, as defined in 12 U.S.C. § 1813(u), pursuant to 12 U.S.C. § 1818, and any action by the FBA to enforce the Consent Order issued against SunTrust by the FBA on April 13, 2011;

(n)	Any liability based upon obligations created by this Consent

Judgment;

(o)    Any liability under FIRREA for any conduct, statements or omissions that are:

(i)    Made or undertaken in connection with either (a) the creation, formation, transfer, sale, conveyance, or securitization of mortgage- backed securities, derivatives, collateralized debt obligations and credit default swaps, or other similar securities or (b) the sale or transfer of mortgage loans
(ii)    Made or undertaken by SunTrust or an affiliated entity in its capacity as loan originator, seller, depositor, guarantor, sponsor, securitization trustee, securities underwriter, or any capacity other than as loan servicer, master servicer or subservicer, in connection with the origination (including Covered Origination Conduct), underwriting, due diligence, quality control, valuation, appraisal, pledging, substitution, recording, assignment, or securitization of mortgages, whole loans, mortgage-backed securities, derivatives, collateralized debt obligations and credit default swaps, or other similar securities (except to the extent such conduct is released in Paragraphs 2.c, 3, 4 or 5 and not excluded from this Release in Subsections (a)-(n) of this Paragraph 11);
(iii)    Made to or directed at federal governmental entities (except to the extent such conduct is released in Paragraphs 2.a, 3, 4 or 5 and not excluded from this Release in Subsections (a)-(n) of this Paragraph 11); or
(iv)    Based on (A) the failure by SunTrust or affiliated entity to pay investors or trustees any sums received by SunTrust or affiliated entity and owed to the investors and trustees with respect to any security, derivatives, or similar investment; (B) the failure by SunTrust or affiliated entity to disclose that it failed to pay investors or trustees any sums received by SunTrust or affiliated entity and owed to investors or trustees with respect to any security, derivatives, or similar investment; (C) the collection by SunTrust or affiliated entity of money or other consideration from loan sellers with respect to loans that SunTrust or an affiliated entity had sold to others or packaged into a security for sale to others; or (D) the failure by SunTrust or affiliated entity to repurchase loans to the extent that it had a contractual obligation to repurchase.
To the extent that the reservation of FIRREA claims in this subparagraph 11(o) is inconsistent with any other provision of this Release (not including Exhibit J), the reservation of FIRREA claims in this subparagraph 11(o) shall control. This reservation of FIRREA Claims shall not be construed to otherwise limit any other claim that the United States has against SunTrust, to alter the requirements of FIRREA, or to waive any defense available to SunTrust under existing law.
(12)For avoidance of doubt, this Release shall not preclude a claim by any private individual or entity for harm to that private individual or entity, except for a claim asserted by a private individual or entity under 31 U.S.C. § 3730(b) or 12 U.S.C. § 4207 that is subject to this Release and not excluded by Paragraph 11.
(13)SunTrust waives and shall not assert any defenses SunTrust may have to any criminal prosecution or administrative action based on the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Release bars a remedy sought in such criminal prosecution or administrative action. Nothing in this Paragraph or any other provision of this Consent Judgment constitutes an agreement by the United States concerning the characterization of the Federal Settlement Amount for purposes of Title 26, United States Code (Internal Revenue Code).
(14)SunTrust and any current or former affiliated entity, as well as any current or former director, current or former officer, or current or former employee of any of the foregoing, but only to the extent that SunTrust and any current or former affiliated entity possesses the ability to release claims on behalf of such individuals or entities, fully and finally releases the United States, the CFPB, and their employees from any claims based on the Covered Conduct to the extent, and only to the extent, that such individual or entity is released from claims based on that Covered Conduct under Paragraphs 2 through 9 of this Release and such claim is not excluded under Paragraph 11 of this Release (including, for the avoidance of doubt, claims by the entities listed in Paragraph 11(k)), as well as claims under the Equal Access to Justice Act, 28 U.S.C. § 2412 based on the United States’ and CFPB’s investigation and prosecution of the foregoing released claims. Nothing herein is intended to release claims for mortgage insurance or mortgage guaranty payments or claims for payment for goods and services, such as incentive payments under HAMP.

(15)

(a)    Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulations, 48 C.F.R. § 31.205-47) incurred by or on behalf of SunTrust and any current or former affiliated entity (to the extent SunTrust retains liabilities associated with such former affiliated entity), any successor or assign, as well as any current or former director, current or former officer, and current or former employee of any of the foregoing, individually and collectively, in connection with:

(1)	the matters covered by the Consent Judgment;

(2)	the United States’ audits and civil investigations of the

matters covered by the Consent Judgment;

(3)
SunTrust’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil investigation(s) in connection with the matters covered by the Consent Judgment (including attorney’s fees);

(4)	the negotiation and performance of the Consent Judgment; and

(5)	the payments SunTrust makes to the United States or others pursuant to the Consent Judgment,

(6)	are unallowable costs for government contracting purposes (“Unallowable Costs”).

(b)    Future Treatment of Unallowable Costs: Unallowable Costs will be separately determined and accounted for by SunTrust, and SunTrust shall not charge such Unallowable Costs directly or indirectly to any contract with the United States.
(c)    Treatment of Unallowable Costs Previously Submitted for Payment: Within 90 days of the Effective Date of the Consent Judgment, SunTrust shall identify and repay by adjustment to future claims for payment or otherwise any Unallowable Costs included in payments previously sought by SunTrust or any of its affiliated entities from the United States. SunTrust agrees that the United States, at a minimum, shall be entitled to recoup from any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously- submitted requests for payment. The United States reserves its rights to audit, examine, or re-examine SunTrust’s books and records and to disagree with any calculations submitted by SunTrust or any of its affiliated entities regarding any Unallowable Costs included in payments previously sought by SunTrust, or the effect of any such Unallowable Costs on the amount of such payments.
(16)SunTrust agrees to cooperate fully and truthfully with the United States’ and the CFPB’s investigation of individuals and entities not released in this Release. Upon reasonable notice, SunTrust shall encourage, and agrees not to impair, the reasonable cooperation of its directors, officers and employees, and shall use its reasonable efforts to make available and encourage the cooperation of former directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals.
(17)This Release is intended to be and shall be for the benefit only of the Parties and entities and individuals identified in this Release, and no other party or entity shall have any rights or benefits hereunder.
(18)Each party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Consent Judgment.
(19)Each party and signatory to this Consent Judgment represents that it freely and voluntarily enters into the Consent Judgment without any degree of duress or compulsion.
(20)This Release is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute arising out of matters covered by this Release is the United States District Court for the District of Columbia. For purposes of construing this

Release, this Release shall be deemed to have been drafted by all the Parties and shall not, therefore, be construed against any party for that reason in any subsequent dispute.
(21)The Consent Judgment constitutes the complete agreement between the Parties as to the matters addressed herein. The Consent Judgment may not be amended except by written consent of the Parties.
(22)The undersigned represent and warrant that they are fully authorized to execute the Consent Judgment on behalf of the Parties indicated below.
(23)The Consent Judgment may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Consent Judgment.
(24)This Release is binding on, and inures to the benefit of, SunTrust’s successors, heirs, and assigns.
(25)The Parties may disclose this Release, and information about this Release, to the public at their discretion.
(26)Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Release.
(27)Whenever the words “include,” “includes,” or “including” are used in this Release, they shall be deemed to be followed by the words “without limitation.”

EXHIBIT G

STATE RELEASE

I.	Covered Conduct

For purposes of this Release, the term “Covered Conduct” means residential mortgage loan servicing, residential mortgage loan origination services, and residential mortgage foreclosure services, as defined below. For the purposes of this Release, Released Parties shall include SunTrust Mortgage, Inc. (“SunTrust”), including SunTrust’s current and former parent corporations or other forms of legal entities, direct and indirect subsidiaries, brother or sister corporations or other forms of legal entities, divisions or affiliates, and the predecessors, successors, and assigns of any of them, as well as the current and former directors, officers, and employees of any of the foregoing.
For purposes of this Section I only, the term Released Parties includes agents (including, without limitation, third party vendors) of the Released Parties and the Released Parties are released from liability for the covered conduct acts of their agents (including, without limitation, third-party vendors). This Release does not release the agents (including, without limitation, third-party vendors) themselves for any of their conduct. For purposes of this Release, the term “residential mortgage loans” means loans secured by one- to four- family residential properties, irrespective of usage, whether in the form of a mortgage, deed of trust, or other security interest creating a lien upon such property or any other property described therein that secures the related mortgage note.
For purposes of this Release, the term “residential mortgage loan servicing” means all actions, errors or omissions of the Released Parties, arising out of or relating to servicing (including subservicing and master servicing) of residential mortgage loans from and after the closing of such loans, whether for the Released Parties’ account or for the account of others, including, but not limited to, the following: (1) Loan modification and other loss mitigation activities, including, without limitation, extensions, forbearances, payment plans, short sales and deeds in lieu of foreclosure, and evaluation, approval, denial, and implementation of the terms and conditions of any of the foregoing; (2) Communications with borrowers relating to borrower accounts, including, without limitation, account statements and disclosures provided to borrowers; (3) Handling and resolution of inquiries, disputes or complaints by or on behalf of borrowers; (4) Collection activity related to delinquent borrower accounts; (5) Acceptance, rejection, application or posting of payments made by or on behalf of borrowers, including, without limitation, assessment and collection of fees or charges, placement of payments in suspense accounts and credit reporting; (6) Maintenance, placement or payment (or failure to make payment) of any type of insurance or insurance premiums, or claims activity with respect to any such insurance; (7) Payment of taxes, homeowner association dues, or other borrower obligations, and creation and maintenance of any escrow accounts; (8) Use, conduct or supervision of vendors, agents and contract employees, whether affiliated or unaffiliated, including, without limitation, subservicers and foreclosure and bankruptcy attorneys, in connection with servicing, loss mitigation, and foreclosure activities; (9) Adequacy of staffing, training, systems, data integrity or security of data that is related to the servicing of residential mortgage loans, foreclosure, bankruptcy, and property sale and management services; (10) Securing, inspecting, repairing, maintaining, or preserving properties before and after foreclosure or acquisition or transfer of title; (11) Servicing of residential mortgage loans involved in bankruptcy proceedings; (12) Obtaining, executing, notarizing, endorsing, recording, providing, maintaining, registering (including in a registry system), and transferring promissory notes, mortgages, or mortgage assignments or other similar documents, or transferring interests in such documents among and between servicers and owners, and custodial functions or appointment of officers relating to such documents; (13) Decisions on disposition of residential mortgage loans, including, without limitation, whether to pursue foreclosure on properties, whether to assert or abandon liens and other claims and actions taken in respect thereof, and whether to pursue any particular loan modification or other form of loss mitigation; (14) Servicing of residential mortgage loans of borrowers who are covered by federal or state protections due to military status; (15) Licensing or registration of employees, agents, vendors or contractors, or designation of employees as agents of another entity; (16) Quality control, quality assurance, compliance, audit testing, oversight, reporting, or certification or registration requirements related to the foregoing; and (17) Trustee functions related to the servicing of residential mortgage loans.
For purposes of this Release, the term “residential mortgage foreclosure services” means all actions, errors or omissions of the Released Parties arising out of or relating to foreclosures on residential mortgage loans, whether for the Released Parties’ own account or for the account of others, including, but not limited to, the following: (1) Evaluation of accounts for modification or foreclosure referral; (2) Maintenance, assignment, recovery and preparation of documents that have been filed or otherwise used to initiate or pursue foreclosures, and custodial actions related thereto; (3) Drafting, review, execution and notarization of documents (including, but not limited to, affidavits, notices, certificates, substitutions of trustees, and assignments)

prepared or filed in connection with foreclosures or sales of acquired properties, or in connection with remediation of improperly filed documents; (4) Commencement, advancement and finality of foreclosures, including, without limitation, any issues relating to standing, fees, or notices; (5) Acquisition of title post-foreclosure or in lieu of foreclosure; (6) Pursuit of pre- and post-foreclosure claims by the Released Parties, including, without limitation, the seeking of deficiency judgments when permitted by law, acts or omissions regarding lien releases, and evictions and eviction proceedings; (7) Management, maintenance, and disposition of properties in default or properties owned or controlled by the Released Parties, whether prior to or during the foreclosure process or after foreclosure, and executing, notarizing, or recording any documents related to the sale of acquired properties; (8) Quality control, quality assurance, compliance, audit testing, oversight, reporting, or certification or registration requirements related to the foregoing; and (9) Trustee functions related to the foreclosure of residential mortgage loans.
For purposes of this Release, the term “residential mortgage loan origination services” means all actions, errors or omissions of the Released Parties arising out of or relating to the origination of, or the assistance in the origination of, residential mortgage loans, or the purchasing of residential mortgage whole loans, including, but not limited to, the following: (1) Advertising, solicitation, disclosure, processing, review, underwriting, closing and funding of borrower residential mortgage loans or lending services, including, without limitation, the charges, terms, pricing, and conditions of such loans or lending services; (2) Approving or denying loan applications; (3) Recommendation, offering or provision of loan products, including, without limitation, whether such products’ features or terms and conditions were appropriate for a particular borrower; (4) Valuation of the properties used as collateral for such loans, including, without limitation, use of employees, independent and vendor management appraisers, and alternative valuation methods such as AVMs and BPOs; (5) Use, referral, conduct or supervision of, or payment of fees or other forms of consideration to, vendors, agents or contract employees, whether affiliated or unaffiliated, and whether retained by the Bank, borrower or otherwise, including, without limitation, closing agents, appraisers, real estate agents, mortgage brokers, and providers of real estate settlement services; (6) Drafting and execution of residential mortgage loan documents and disclosures and the provision of such disclosures; (7) Obtaining or recording of collateral documents relating to the origination of residential mortgage loans, including, without limitation, use of trustees or designees on mortgages or deeds of trust; (8) Licensing and registration of employees in connection with origination of residential mortgage loans; (9) Quality control, quality assurance, or compliance audit testing, or oversight related to the foregoing; and (10) Communications with borrowers related to the origination of residential mortgage loans.

II.	Release of Covered Conduct

By their execution of this Consent Judgment, the Attorneys General that are parties to this Consent Judgment release and forever discharge the Released Parties from the following: any civil or administrative claim, of any kind whatsoever, direct or indirect, that an Attorney General has or may have or assert, including, without limitation, claims for damages, fines, injunctive relief, remedies, sanctions, or penalties of any kind whatsoever based on, arising out of, or resulting from the Covered Conduct on or before the Effective Date, except for claims and the other actions set forth in Section IV below (collectively, the “Released Claims”).
This Release does not release any claims against any entity other than the Released Parties as defined in Section I above.

III.	Covenants by SunTrust

1.SunTrust waives and shall not assert any defenses SunTrust may have to any criminal prosecution based on the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Release bars a remedy sought in such criminal prosecution.

2.SunTrust agrees to cooperate with an Attorney General’s criminal investigation of individuals and entities not released in this Release. For purposes of this covenant, cooperation shall not include any requirement that SunTrust waive the attorney-client privilege or any other applicable privileges or protection, included but not limited to the attorney work product doctrine. Upon reasonable notice, SunTrust agrees not to impair the reasonable cooperation of its directors, officers and employees, and shall use its reasonable efforts to make available and encourage the cooperation of former directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals.

IV.	Claims and Other Actions Exempted from Release
Notwithstanding the foregoing and any other term of this Consent Judgment, the following claims are hereby not released and are specifically reserved:

1.Securities and securitization claims based on the offer, sale, or purchase of securities, or other conduct in connection with investors or purchasers in or of securities, regardless of the factual basis of the claim, including such claims of the state or state entities as an owner, purchaser, or holder of whole loans, securities, derivatives or similar investments, including, without limitation, mortgage backed securities, collateralized debt obligations, or structured investment vehicles, and including, but not limited to, such claims based on the following:
a.the creation, formation, solicitation, marketing, assignment, transfer, offer, sale or substitution of securities, derivatives, or other similar investments, including, without limitation, mortgage backed securities, collateralized debt obligations, collateralized loan obligations, or structured investment vehicles;

b.representations, warranties, certifications, or claims made regarding such securities or investments, such as representations, warranties, certifications or claims regarding origination, funding, and underwriting activities, and including the eligibility, characteristics, or quality of the mortgages or the mortgagors;
c.the transfer, sale, conveyance, or assignment of mortgage loans to, and the purchase and acquisition of such mortgage loans by, the entity creating, forming and issuing the securities, derivatives or other similar investments relating to such mortgage loans;
d.all servicing-, foreclosure-, and origination-related conduct, but solely to the extent that such claims are based on the offer, sale, or purchase of securities,

or other conduct in connection with investors or purchasers in or of securities; and
e.all Covered Conduct, but solely to the extent that such claims are based on the offer, sale, or purchase of securities, or other conduct in connection with investors or purchasers in or of securities.
For avoidance of doubt, securities and securitization claims based on the offer, sale, or purchase of securities, or other conduct in connection with investors or purchasers in or of securities, that are based on any source of law, including, but not limited to, false claims acts or equivalent laws, securities laws, and common law breach of fiduciary duty, are not released.
2.Claims against a trustee or custodian or an agent thereof based on or arising out of the conduct of the trustee, custodian or such agent related to the pooling of residential mortgage loans in trusts, mortgage backed securities, collateralized debt obligations, collateralized loan obligations, or structured investment vehicles, including, but not limited to, the performance of trustee or custodial functions in such conduct.
3.Liability based on SunTrust’s obligations created by this Consent Judgment.
4.Claims against Mortgage Electronic Registration Systems, Inc. or MERSCORP, INC.
5.Claims arising out of alleged violations of fair lending laws that relate to discriminatory conduct in lending.
6.Claims of state, county and local pension or other governmental funds as investors (whether those claims would be brought directly by those pension or other governmental funds or by the Office of the Attorney General as attorneys representing the pension or other governmental funds).
7.Tax claims, including, but not limited to, claims relating to real estate transfer taxes.
8.Claims of county and local governments and claims or disciplinary proceedings of state regulatory agencies having specific regulatory jurisdiction that is separate and independent from the regulatory and enforcement jurisdiction of the Attorney General.
9.Criminal enforcement of state criminal laws.
10.Claims of county recorders, city recorders, town recorders or other local government officers or agencies (or, for Hawaii only, where a statewide recording system is applicable and operated by the state, claims by Hawaii; and for Maryland, where the recording system is the joint responsibility of the counties or Baltimore City and the state, claims of the counties or Baltimore City and the state), for fees relating to the recordation or registration process of mortgages or deeds of trust, including assignments, transfers, and conveyances, regardless of whether those claims would be brought directly by such local government officers or agencies or through the Office of the Attorney General as attorneys representing such local government officers or agencies.
11.Claims and defenses asserted by third parties, including individual mortgage loan borrowers on an individual or class basis.
12.Claims seeking injunctive or declaratory relief to clear a cloud on title where the Covered Conduct has resulted in a cloud on title to real property under state law; provided, however, that the Attorneys General shall not otherwise take actions seeking to invalidate past mortgage assignments or foreclosures in connection with loans serviced and/or owned by the

Released Parties. For the avoidance of doubt, nothing in this paragraph 12 releases, waives or bars any legal or factual argument related to the validity of past mortgage assignments or foreclosures that could be made in support of claims not released herein, including, without limitation, all claims preserved under paragraphs 1 through 13 of Section IV of this Release.
13.Authority to resolve consumer complaints brought to the attention of SunTrust for resolution outside of the monitoring process, as described in Section H of the Enforcement Terms (Exhibit E).

EXHIBIT H

[RESERVED]

EXHIBIT I

This Exhibit I is an Addendum to Exhibits D and D-1

The Federal Parties, the State Parties, and Defendant, have agreed to enter into the Consent Judgment. Capitalized terms used herein but not defined herein have the meanings assigned to them in the relevant portion of or exhibit to the Consent Judgment.

In addition to the terms agreed elsewhere in the Consent Judgment, the Parties agree to the following:

1.
This Exhibit I amends and modifies the terms and provisions of Exhibits D and D-1. For clarity, the terms agreed to in this Exhibit are in addition to, and not in lieu of terms agreed elsewhere in the Consent Judgment and its exhibits. To the extent that this Exhibit I and Exhibits D or D-1 or other provisions of the Consent Judgment have inconsistent or conflicting terms and provisions, this Exhibit I shall be controlling and shall govern the agreement among the Parties. Whenever Exhibits D or D-1 are referenced in this Exhibit I or elsewhere in the Consent Judgment and exhibits, it shall mean Exhibits D or D-1 as amended and modified by this Exhibit I. References to Servicer in Exhibits D, D-1, and I shall mean SunTrust Banks, Inc. including its affiliates and subsidiaries (“Servicer” or “SunTrust”).

2.
Pursuant to Paragraph 3 of the Consent Judgment, Defendant shall pay a Direct Payment Settlement Amount of $50,000,000, by electronic funds transfer within ten days of receiving notice that the escrow account referenced in Paragraph 3 of the Consent Judgment is established or within ten days after the entry of the Consent Judgment (“Effective Date”), whichever is later.

3.	Defendant shall be responsible for $500,000,000 in consumer relief as set forth in Exhibit D and credited pursuant to the terms of Exhibits D and D-1.

a.	The Servicer’s $500,000,000 consumer relief obligation will be allocated as follows:

i.
The Servicer will provide a minimum of $187,500,000 in creditable relief to consumers who meet the eligibility criteria in the forms and amounts described in Paragraphs 1 or 2 of Exhibit D and/or Paragraph 6 of Exhibit I (“1st/2nd Lien Principal Reduction Obligation”). No less than

$93,750,000 of the 1st/2nd Lien Principal Reduction Obligation will come from consumers who meet the eligibility criteria described in Paragraph 1 of Exhibit D (“1st Lien Principal Reduction Obligation”).

ii.
The Servicer will provide a minimum of $25,000,000 in creditable relief to consumers who meet the eligibility criteria in the forms and amounts described in Paragraph 9 of Exhibit D and/or in Paragraph 5 of Exhibit I

(“Refinancing Obligation”).

iii.
The Servicer may not receive credit of more than $100,000,000 for relief provided to consumers who meet the eligibility criteria in the forms and amounts described in Paragraph 4 of Exhibit I (“Lending Cap”).

b.
Notwithstanding anything to the contrary in the Consent Judgment or the Exhibits thereto, Defendant will be obligated to make the payments specified in Paragraph 10.d of Exhibit D in the event and to the extent that Servicer or its successors in interest do not complete the Consumer Relief Requirements set forth in Exhibit D.

c.
The releases contained in Exhibits F and G of the Consent Judgment shall become effective upon payment of the Direct Payment Settlement Amount by Defendant. The United States and any State Party may withdraw from the Consent Judgment and declare it null and void with respect to that party and all released entities if the Consumer Relief Requirements (as that term is defined in Exhibit F (Federal Release)) required under this Consent Judgment are not completed within the time specified and any payment required under Paragraph 10.d of Exhibit D is not made within thirty days of written notice by the party. However, the United States may not void the terms and releases set forth in Exhibits J and K.

4.	Low to Moderate Income and Hardest Hit Area Lending Program (“Lending Program”).
The Servicer may establish mortgage origination programs satisfying the conditions set forth below, and will receive credit against its Lending Cap in the manner and form set forth below.

a.	Eligibility Criteria. The Eligibility Criteria for the Lending Program are the following:

i.
Purchase-money mortgages originated after January 1, 2014 to credit- worthy borrowers whose income is no greater than 80% of the area median income (“AMI”) as calculated in accordance with the parameters used by the U.S. Department of Housing and Urban Development and who (1) are first time homebuyers or (2) who are buying homes in hardest hit areas as set forth in Appendix A (“Hardest Hit Areas”) or (3) who have previously lost a home to foreclosure or short sale; and

ii.	The borrower intends to occupy the home. The Servicer may rely on the borrower’s stated intent to occupy the home when evidencing the borrower’s intent to occupy.

b.	Crediting. Credits for relief provided under this program will be calculated according to the following terms:

i.	The Servicer will receive a $10,000 credit against Defendant's consumer relief obligation for each eligible mortgage loan originated by the Servicer.

ii.	The Servicer will receive an additional 25% credit for any eligible mortgage loan made by the Servicer to a borrower who is purchasing a home in the Hardest Hit Areas.

iii.	The Servicer will receive an additional 25% credit for any eligible mortgage loan made by the Servicer to a borrower between January 1, 2014 and January 1, 2015

c.	Borrower Outreach Program in Hardest Hit Areas.

i.
The Servicer will in good faith take steps substantially similar to some of the examples described below to increase borrower awareness of the Lending Program and principal reduction loss mitigation options available pursuant to this Agreement in Hardest Hit Areas. The following are illustrative examples of the steps the Servicer may take to satisfy this requirement: partner and/or co-brand with reputable housing assistance or non-profit consumer or housing counseling agencies of its choosing to increase borrower awareness of the Lending Program; sponsor borrower outreach events targeted at Hardest Hit Areas; provide information and/or training regarding the Lending Program to the Servicer’s origination agents who are active in Hardest Hit Areas; provide information and/or training regarding the Lending Program and principal reduction loss mitigation options to reputable housing assistance or non-profit consumer or housing counseling agencies that are active in Hardest Hit Areas; and/or increase the Servicer’s advertising efforts targeted to reach potential borrowers living in or considering home purchase financing in Hardest Hit Areas.

ii.
The Servicer must employ one or more activities in satisfaction of the requirement in Paragraph 4.c.i., above, on a scheduled and sustained basis unless and until it (1) reports to the Monitor that it has fulfilled its total consumer relief obligation, or (2) informs the Monitor in writing that it no longer intends to seek credit for activities under the Lending Program or for bonus credit associated with 1st and 2nd lien principal reduction modifications in Hardest Hit Areas. The Servicer may not receive credit under the Lending Program or receive the bonus associated with 1st and 2nd lien principal reduction modifications in Hardest Hit Areas for any activity initiated after the date on which it informs the Monitor of its intention to no longer seek credit for activities under the Lending Program.

iii.
The Monitor will evaluate and certify the Servicer’s compliance with paragraph 4.c.i. above using a methodology similar to the methodology employed to determine the Servicers’ compliance with the Mandatory Relief Requirements set forth in Exhibit E to the Consent Judgment entered in United States, et al. v. Bank of America Corp., et al., No. 12- civ-00361-RMC (April 4, 2012) (Docket Nos. 10-14).

5.
Additional Rate Reduction Programs. The Servicer may establish programs satisfying the conditions set forth below, and rate relief provided through these programs will receive credit against its Refinancing Obligation in the manner as described below. Except where specified below, the calculation of credit for these programs will be consistent with Paragraph 9 of Exhibit D. In accordance with Paragraph 9.b of Exhibit D, Servicer will not be required to solicit or offer Rate Reduction Program relief on loans under circumstances that, in the reasonable judgment of the Servicer, would result in TDR treatment.

a.	Rate Relief Program.

i.	Eligibility Criteria. The Eligibility Criteria for the Rate Relief Program are the following:

A.
The borrower’s LTV is greater than 100%, or is greater than 80% if the borrower would not have qualified for a refinance under the Servicer’s generally-available refinance programs as of June 30, 2013;

B.	The loan to be modified is a first lien and was originated prior to January 1, 2009;

C.	The borrower is current on the loan, and has not had more than one delinquency of at most 30 days within the prior 12 months; and

D.	The current interest rate on the loan is at least 5.25%, including but not limited to interest-only loans.

E.	Borrowers need not have underwriting based on income.

ii.	Relief. Borrowers meeting the Eligibility Criteria will be offered the following:

A.	A new fixed rate mortgage at or below current conforming rates (as indicated by the Primary Mortgage Market Survey Rate (“PMMS”) at the time the modification or refinance is evaluated);

B.	Minimum payment relief of $100/month; and

C.	No future interest rate increases, changes in term, or additional costs to the borrower.

D.	Relief may be provided through a modification or refinance.

b.	Payment Shock Relief Program.

i.	Eligibility Criteria. The same eligibility criteria in Paragraph 9.a of Exhibit D, shall be the Eligibility Criteria for the Payment Shock Relief Program, except as follows:

A.
The subject loan is a first lien that is at imminent risk of default, consistent with Paragraph 1.c. of Exhibit D, due to being an interest- only loan or other high-risk mortgage product that may reset, resulting in a payment shock to the borrower.

B.	The current interest rate may be at or below the greater of 5.25% or PMMS plus 100 basis points.

C.	Borrowers need not have underwriting based on income.

ii.	Relief. Borrowers meeting the Eligibility Criteria for this program will be offered the following:

A.	A fully amortizing 30-year loan with a fixed interest rate no greater than PMMS plus 75 basis points; or a fully amortizing 30-year, 1- year LIBOR ARM at a 175 basis point margin.

B.	Relief may be provided through a modification or refinance.

iii.	For purposes of calculating credit under Paragraph 9 of Exhibit D:

A.	Permanent margin reductions for post-modification 30-year ARMs will be treated consistent with Paragraph 9.e of Exhibit D.

c.	Second Lien Rate Reduction Program

i.	Eligibility Criteria. The same eligibility criteria in Paragraph 9.a of Exhibit D, applied to second liens, shall be the Eligibility Criteria for the Second Lien Reduction Program, except as follows:

A.	The program shall apply to Servicer owned second lien mortgage loans;

B.	The combined LTV must be greater than 100%;

C.	The current interest rate is at least 5.25%.

ii.
Relief. Borrowers meeting the Eligibility Criteria for this program will be offered a modification or refinance that meets the requirements set forth in Paragraphs 9.c and 9.d of Exhibit D, as applied to second liens, except that the Servicer will reduce the borrower’s rate by at least 200 basis points. However, the Servicer will not be obligated to reduce the borrower’s rate to below 4%.

iii.	Credit. Credits for relief provided under this program will be calculated at 90% of the calculation set forth in Paragraph 9.e of Exhibit D. The amount of credit available under this program will be capped at $5 million of the total Refinancing Obligation.

d.
Notwithstanding the success or failure of a Refinancing Program in putting borrowers in sustainable mortgages, the Servicer shall be obligated to satisfy the commitment set forth in Paragraph 3 above; failure to satisfy the commitment set forth in Paragraph 3 shall result in an additional payment as set forth in Paragraph 10 of the Consumer Relief Requirements contained in Exhibit D.

6.	Second Lien Principal Modification Program

a.	Eligibility Criteria. For purposes of crediting second lien principal reduction modifications under Paragraph 2 of Exhibit D, the eligibility criteria may also include:

i.
A current second lien that is at imminent risk of default due to being, among other things, an interest-only loan, delinquent senior lien, or other high-risk mortgage product that may reset, resulting in a payment shock to the borrower. Servicer need not require income verification for these borrowers.

b.
Provided a second lien modification is otherwise creditable under this Paragraph 6, the Servicer will receive credit for modifications to loans where personal liability has been discharged in Chapter 7 bankruptcy, the borrower continues to occupy the property, the borrower remains current on payments post-discharge, and the underlying lien has not been extinguished.

c.
Relief. Borrowers may receive 100% principal forgiveness on their second liens except for situations where the Servicer owns or services the first lien loan on the same property and knows the first lien is to be foreclosed on or is subject to a foreclosure sale in the next 30 days.

d.
Credit. Credits for relief provided under this program will be calculated in accordance with the provisions set forth in Paragraph 2 of Exhibit D, and in accordance with the crediting formula set forth in Paragraph 2.i of Exhibit D-1.

7.
Borrower Solicitation. The Servicer will solicit all borrowers in its loan portfolio who are eligible for the Rate Relief Program as of the Effective Date (“Eligible Borrowers”). The Servicer will solicit as follows:

a.
Such solicitation shall commence as soon as reasonably practicable following the Effective Date and solicitations shall be sent to Eligible Borrowers in accordance with the timeline set forth in the Servicer’s work plan until the Servicer reports to the Monitor that it has satisfied its Refinancing Obligation. Any borrower who accepts an offer made under a Rate Relief Program within 3 months from the date the Servicer sends the borrower a refinance or modification agreement (which shall be the first calendar day of the month following the date the refinance or modification agreement is first sent pursuant to Paragraph 7.c.i below) will receive the relief. Further, any borrower who accepts a modification offer made under the Rate Relief Program within 180 days of the offer being made shall, unless the SunTrust has, as of the date of the offer, exceeded their obligations under Paragraph 3 by $60,000,000, receive the modification. The minimum solicitation period for an offer made under a Rate Relief Program shall be 3 months from the date the solicitation commences (which shall be the first calendar day of the month following the date written communication is first sent pursuant to Paragraph 7.c.i below). Upon commencement of this solicitation of any individual Eligible Borrower, the Servicer shall complete all of the solicitation requirements described below until the earlier of the following occurs: (a) exhaustion of relevant solicitation steps described in Paragraph 7.c below, without success, or (b) proper acceptance or denial of an Eligible Borrower for a Rate Relief Program (the “Borrower Solicitation Period”).

b.
The Borrower Solicitation Requirements shall not apply to solicitations for modification programs other than Rate Relief Program (which may be conducted contemporaneously), to solicitations to a particular Eligible Borrower that occur after that particular Eligible Borrower has been previously solicited, in compliance with this agreement, to Eligible Borrowers under the Rate Relief Program who (1) accepted another home retention option after the Effective Date of this Consent Judgment, or (2) who accepted a non-home retention option prior to the date the Servicer made a final determination that the borrower was an Eligible Borrower provided that the borrower was informed about and offered a modification under the Rate Reduction Program. Additionally, the Servicer is not required to solicit Eligible Borrowers whose loans are no longer serviced by the Servicer at the time the Servicer identifies the Eligible Borrower for solicitation.

c.	Requirements for solicitations under this paragraph shall include:

i.
The Servicer will issue an initial proactive correspondence letter to borrowers advising them they are eligible for the Rate Relief Program (“Proactive Correspondence”). If the borrower expresses an interest in the Rate Relief Program, Servicer shall send the pre-approved refinance or modification agreement (as appropriate) to the borrower for execution. These packages will be sent via overnight delivery services (e.g., Federal Express) with return receipt/delivery confirmation.

ii.	If the borrower does not return the agreement after being sent the package, the Servicer will call the Eligible Borrower.

iii.
If the Servicer is not successful in communicating with the borrower following the initial Proactive Correspondence, the Servicer will send a second Proactive Correspondence on or about 30 days after the mailing of the initial Proactive Correspondence.

iv.	The Servicer, as part of any contact with borrowers, whether by telephone, mail or otherwise, shall (1) advise borrowers that they may be eligible for a Rate Relief

Program; and (2) clearly describe the Rate Relief Program being offered as well as the documents required to be submitted by the borrower and state what other information, if any, the Servicer needs to complete the analysis.

8.	Other Matters.

a.	Menu Items. With respect to Exhibit D and D-1 Table 1 “Credit Towards Settlement,” the following modification and amendments shall apply:

i.    Exhibit D, Paragraph 1.b is amended by replacing “85%” with “65%”.
ii.    Exhibit D, Paragraph 1.d is amended by replacing “100%” with “90%”. iii.Exhibit D, Paragraphs 1.e, 1.f, and 1.g are amended as follows:

A.	By replacing all references to LTV of 120% with LTV of 110%; and

iv.
Exhibit D, Paragraph 1.e is amended as follows: By adding a subparagraph 1.e.iii, which shall read: “When the borrower’s pre-modification LTV ratio is below 100%, then the borrower’s post-modification LTV shall not be lower than 80%.”

v.	Exhibit D, Paragraph 1.f applies to the following categories of loans:

A.
Regardless of delinquency, modifications made to borrowers in an active bankruptcy; or for borrowers who have received Chapter 7 bankruptcy discharges of personal liability for the loans, who continue to occupy the properties, who remain current on payments, and where the underlying lien has not been extinguished;

B.	Regardless of delinquency, modifications made to borrowers involved in active litigation;

C.
Modifications made to borrowers who are current (less than 30 days delinquent) on a mortgage modification made prior to the terms of this Agreement or that does not meet the terms set forth in this Agreement.

vi.
Exhibit D, Paragraph 1.h is amended to read as follows: “Following Servicer’s Effective Date, Servicer will modify a second lien mortgage loan consistent with the treatment waterfall described below, and as modified by Exhibit I, within a reasonable time to facilitate a Participating Servicer’s modification of a first lien mortgage owned by the Participating Servicer, provided that the Participating Servicer who owns the first lien mortgage contacts Servicer regarding the second lien mortgage loan that Servicer owns and provides reasonably satisfactory documentation of the first lien mortgage actively being considered for modification. Credit for such second lien mortgage loan write downs shall be credited in accordance with the second lien percentages and cap described in Table 1, Section 2, as amended by Exhibit I. Additionally, Servicer will receive credit for modified first lien mortgages that qualify for its proprietary modification processes regardless of whether the owner of the second lien mortgage loan modifies the second lien.”

vii.
Exhibit D Paragraph 9.c is amended as follows by adding subparagraph 9.c.i.4: For loans with current interest rates above 5.25% or PMMS +100 basis points, whichever is greater, the interest rate may be reduced for 7 years. After the 7 year fixed interest rate period, the rate will be set at the then-current 1-year LIBOR plus 175 basis points, subject to a maximum rate increase of 2% in the first year (the maximum rate is based off of the fixed rate that applied during the 7-year term), 2% in any year following the first year, and a maximum 5% total increase for the life of the loan (the maximum rate is based off of the fixed rate that applied during the 7-year term). The relief described herein may also be offered in Exhibit I Paragraphs 5.a.ii.A, 5.b.ii.A, and 5.c.ii.

viii.
Exhibit D Paragraph 9.c is amended as follows by adding subparagraph 9.c.i.5: For loans with current interest rates below 5.25% or PMMS +100 basis points, the interest rate may be reduced to obtain at least a 25 basis point interest rate reduction or $100 payment reduction in monthly payment, for a period of 7 years. After the 7 year fixed interest rate period, the rate will be set at the then-current 1-year LIBOR plus 175 basis point, subject to a maximum rate increase of 2% in the first year (the maximum rate is based off of the fixed rate that applied during the 7-year term), 2% in any year following the first year, and a 5% total increase for the life of the loan (the maximum rate is based off of the fixed rate that applied during the 7-year term). The relief described herein may also be offered in Exhibit I Paragraph 5.b.ii.A.

ix.	Exhibit D Paragraph 9.e is amended as follows by adding Paragraph 9.e.3: If the new rate applies for 7 years, the multiplier shall be 6.

x.
Exhibit D, Paragraph 9.f is amended to read as follows: “Additional dollars spent by Servicer on the refinancing program beyond Servicer's required commitment shall be credited against Servicer's overall consumer relief obligation, provided that any such credit shall not reduce or count against Servicer's minimum 1st Lien Principal Reduction Obligation or “1st/2nd Lien Principal Reduction Obligation.”.

xi.
The Servicer will receive credit for activities set forth in Paragraph 9 of Exhibit D and Paragraph 5 of Exhibit I for loans discharged in Chapter 7 bankruptcy provided the Servicer maintains a valid lien on the property, the borrower remains in the home, the borrower remains current on payments post-discharge, and the loss mitigation activity is otherwise creditable under Paragraph 9 of Exhibit D or Paragraph 5 of Exhibit I.

xii.
Exhibit D, Paragraph 10.a is amended to read as follows: “For the consumer relief and refinancing activities imposed by this Agreement, Servicer shall be entitled to receive credit against Servicer’s outstanding settlement commitments for activities taken on or after Servicer's start date, July 1, 2013 (such date, the “Start Date”), including without limitation any creditable activity that occurred before the completion and approval of any Work Plan.”

xiii.
Exhibit D, Paragraph 10.b is amended to read as follows: “Servicer shall receive an additional 25% credit against Servicer’s outstanding settlement commitments for any first or second lien principal reduction, any amounts credited pursuant to the refinancing program, and any amounts credited pursuant to the Lending Program between January 1, 2014 and January 1, 2015. This early incentive credit is cumulative with other credits (including Hardest Hit).”

xiv.	Exhibit D, Paragraph 10.c is amended to read as follows: “Servicer shall complete 75% of its Consumer Relief Requirement credits within two years of the Effective Date.”

xv.
Exhibit D, Paragraph 10.d is amended to read as follows: “If Servicer fails to meet the commitment set forth in these Consumer Relief Requiremenst within three years of the Effective Date, Servicer shall pay an amount equal to 125% of the unmet commitment amount; except that if Servicer fails to meet the two year commitment noted above, and then fails to meet the three year commitment, the Servicer shall pay an amount equal to 140% of the unmet three-year commitment amount; provided, however, that if Servicer must pay any Participating State for failure to meet the obligations of a state- specific commitment to provide Consumer Relief pursuant to the terms of that commitment, then Servicer's obligation to pay under this provision shall be reduced by the amount that such a Participating State would have received under this provision and the Federal portion of the payment attributable to that Participating State. The purpose of the 125% and 140% amount is to encourage Servicer to meet its commitments set forth in these Consumer Relief Requirements.”

xvi.	Exhibit D-1, Paragraphs 1 and 2 Credit Caps are deleted, except that the cap on “forgiveness of forbearance amounts on existing modification” will remain 12.5%.

xvii.	Exhibit D-1, Paragraph 3 Credit Cap is amended by replacing “5%” with “10”.

xviii.
Exhibit D-1, Footnote 2 is amended to read as follows: “Credit for all modifications is determined from the date the modification is approved (the date on which the Servicer decides to offer the modification to the borrower) or communicated to the borrower. No credits will be credited unless the payments on the modification are current as of 90 days following the implementation of the modification, including any trial period, or unless the borrower is not current at day 90 but subsequently becomes current prior to day 180. However, if the failure to make payments on the modification within the 90 day period is due to unemployment or reduced hours, the Servicer will receive credit provided that Servicer has reduced the principal balance on the loan. Eligible Modifications will include any modification that is completed on or after the Start Date, as long as the loan meets the criteria set forth in the preceding sentences of footnote 2.”

xix.
The Servicer will receive an additional 25% credit for any first or second lien principal reduction modifications made, pursuant to Paragraphs 1 and 2 of Exhibit D and Paragraph 6 of Exhibit I, to borrowers in Hardest Hit Areas. This credit is conditioned on Servicer’s satisfaction of the outreach requirements as set forth in Paragraph 4.C.iii

Exhibit J

EXHIBIT J – RELEASE WITH RESPECT TO CERTAIN CLAIMS ARISING FROM SUNTRUST’S FHA ORIGINATION, UNDERWRITING AND QUALITY CONTROL OF FEDERAL HOUSING ADMINISTRATION (FHA)-INSURED MORTGAGES

In addition to the terms set forth in Exhibit F, the United States of America, acting through the United States Department of Justice and on behalf of the Department of Housing and Urban Development (“HUD”) (collectively the "United States") and SunTrust Mortgage, Inc. on behalf of itself and its affiliated entities1 (“SunTrust”) (hereafter collectively referred to as "the Parties"), through their authorized representatives, agree upon the following additional terms (Exhibit J Agreement).

TERMS AND CONDITIONS

1.SunTrust shall pay to the United States $418,000,000 (the “Exhibit J Settlement Amount”), plus simple interest on the Settlement Amount at a rate of 2.375% per annum accruing from March 5, 2014 through March 15, 2014, for a total of
$418,271,986, by electronic funds transfer pursuant to written instructions to be provided by the Civil Division of the Department of Justice. Payment of the Exhibit J Settlement Amount shall be no later than 10 days after the Effective Date of this Agreement.

__________
1 The term “affiliated entities” as used here is defined in paragraph 10 of Exhibit F.

2.     Subject to the exceptions in Paragraph 3 (concerning excluded claims) below, and conditioned upon SunTrust’s full payment of the Exhibit J Settlement Amount plus the accrued interest, the United States, on behalf of its officers, agencies, and departments (including HUD), releases SunTrust, together with its current and former parent corporations, direct and indirect subsidiaries, divisions, and affiliates agents, attorneys and assigns, as well as any current or former director, current or former officer, and current or former employee of any of the foregoing, individually and collectively, from any civil or administrative monetary claim the United States has under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Financial Institutions Recovery, Reform, and Enforcement Act of 1989, 12 U.S.C. § 1833a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; or the common law theories of breach of contract, payment by mistake, unjust enrichment, and fraud, or any other statute or common law cause of action for civil damages or civil penalties that the Civil Division of the United States Department of Justice has actual and present authority to assert and compromise pursuant to 28 C.F.R. § 0.45(d), for the conduct set forth in Attachment A in connection with its origination, underwriting, quality control, and endorsement of single- family residential mortgage loans insured by the FHA between January 1, 2006 and March 30, 2012 that resulted in claims submitted to HUD on or before September 30, 2013. SunTrust agrees that it engaged in the conduct set forth in Attachment A.
3.Notwithstanding the release given in paragraph 2 of this Release, or any other term of this Exhibit J Agreement, the following claims of the United States are not released by this Exhibit J Agreement.

a.	Any liability arising under Title 26, U.S. Code (Internal Revenue

Code);

b.	Any criminal liability;

c.	Except as explicitly stated in this Release, any administrative liability, including the suspension and debarment rights of any federal agency;

d.	Any liability to the United States (or its agencies) for any conduct other than the conduct set forth in Attachment A;

e.	Any liability based upon obligations created by this Release;

f.	Any liability for personal injury or property damage or for other consequential damages arising from the conduct set forth in Attachment A;
g.Any liability of individuals (including current or former directors, officers, employees, agents, or attorneys of SunTrust) who receive written notification that they are the target of a criminal investigation (as defined in the United States Attorneys’ Manual), are indicted or charged, or who enter into a plea agreement, related to the conduct set forth in Attachment A.
h.Any liability arising from SunTrust’s origination or underwriting of Home Equity Conversion Mortgages under 12 U.S.C. § 1715z-20 or Streamlined Refinances under 12 U.S.C. § 1715n(a)(7);
i.Any liability arising from any claims submitted to HUD on or after October 1, 2013, or from any mortgages endorsed for FHA insurance on or after April 1, 2012;
j.Any liability to the United States arising from, and no setoff related to amounts paid under this Release shall be applied to any recovery for, false statements, claims, and/or certifications related to unlawful or excessive costs or expenses charged or claimed in connection with foreclosure-related litigation (including foreclosure, bankruptcy, and eviction proceedings), including but not limited to liability arising from inadequate quality control and/or monitoring of such costs or expenses; or
k.Any liability to the United States for the claims and conduct alleged in the following qui tam action and no setoff related to amounts paid under this Release shall be applied to any recovery in connection with that action:
(i)U.S. ex rel. [Sealed] v. [Sealed]; 12-civ-7199 (S.D.N.Y.) [UNDER SEAL].
4.SunTrust fully and finally releases the United States, its agencies, officers, agents, employees, and servants, from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that SunTrust has asserted, could have asserted, or may assert in the future against the United States, its agencies, officers, agents, employees, and servants, related to the conduct set forth in Attachment A and the United States’ investigation and prosecution thereof.
5.    Paragraphs 13, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, and 26 of Exhibit F are incorporated herein by reference into this Exhibit J Agreement and govern the Parties’ rights and obligations with respect to this Release.

Attachment A
To
Exhibit J

ATTACHMENT A

1.Between January 2006 and March 2012, SunTrust Mortgage, Inc. (SunTrust) was a Direct Endorsement Lender approved by the Federal Housing Administration (FHA) and U.S. Department of Housing and Urban Development (HUD). As a Direct Endorsement Lender, SunTrust was authorized by HUD to originate and underwrite mortgage loans on HUD’s behalf, including determining a borrower’s creditworthiness and whether the proposed loan met all applicable HUD requirements. As a Direct Endorsement Lender, SunTrust was authorized to endorse mortgage loans for HUD insurance without any review of the mortgage application by HUD.
2.In originating, underwriting, and endorsing mortgage loans for FHA insurance, Direct Endorsement Lenders such as SunTrust were required to follow applicable HUD requirements, including those set out in HUD’s Handbooks and Mortgagee Letters.1 With respect to creditworthiness of the proposed borrower, Direct Endorsement Lenders such as SunTrust were required to follow HUD Handbook 4155.1. At a general level, HUD Handbook 4155.1 required Direct Endorsement Lenders such as SunTrust to: (1) evaluate the borrower’s credit history; (2) analyze the borrower’s liabilities; (3) not accept or use certain documentation transmitted by interested parties;
(4) determine the authenticity of faxed documents and portions of certain printouts downloaded from the internet; (5) in some situations, document reasons for approving a mortgage when the borrower has collections accounts or judgments, determine the purpose of recent debts, and/or require sufficient written explanation from the borrower for major indications of derogatory credit; (6) verify certain employment history of the borrower(s); (7) determine the income stability of the borrower(s) and whether the borrowers’ income level can be reasonably expected to continue for a certain period of time; (8) verify that the borrower has funds to cover the required minimum down payment; (9) document the source of funds used for the required minimum down payment, as well as any closing costs and fees; and (10) if applicable, calculate certain debt and income ratios and compare those ratios to the fixed ratios set by HUD including, as necessary, any compensating factors that might permit deviation from the fixed ratios.
3.Direct Endorsement Lenders such as SunTrust were required to submit certain proposed FHA originations through a HUD-approved Automated Underwriting System (AUS) in conjunction with a tool known as Technology Open to Approved Lenders (TOTAL). According to the FHA’s TOTAL Mortgage Scorecard User Guide, TOTAL evaluated the overall creditworthiness of the applicants based on a number of credit variables. TOTAL also either: (1) approved the mortgage subject to certain conditions, including conditions that the lender validate the information that formed the basis for TOTAL’s determination; or (2) referred the mortgage back to the lender for manual underwriting in accordance with HUD requirements. SunTrust understood that TOTAL’s determination was based on the integrity of the data supplied by the lender. HUD has promulgated requirements regarding how to calculate each data point used by TOTAL.
4.To maintain Direct Endorsement Lender status, Direct Endorsement Lenders such as SunTrust were required to implement and maintain a quality control program in accordance with HUD Handbook requirements for FHA loans. As a Direct Endorsement Lender, SunTrust’s FHA quality control function was required to be independent of its FHA mortgage origination and underwriting functions. In carrying out quality control programs, Direct Endorsement Lenders such as SunTrust were required to perform a review of a sample of FHA mortgage loan files and also to review each FHA mortgage loan that went into default within the first six payments, which HUD defines as “early payment defaults” or EPDs. In performing these quality control reviews, Direct Endorsement Lenders such as SunTrust were required to review the mortgage loan file, re-verify certain information, review the soundness of underwriting judgments, document its review and any findings in a quality control review report, and retain the quality control review report for two years.
5.Direct Endorsement Lenders such as SunTrust were required to self-report to HUD all findings that FHA mortgage loans constituted “material violations of FHA or mortgagee requirements and represent an unacceptable level of risk” and all findings of “fraud or other serious violations.” Direct Endorsement Lenders such as SunTrust were also required to take “prompt action to deal appropriately with any material findings.”
6.In the forms HUD-92001-A, Application for FHA Lender Approval, Direct Endorsement Lenders such as SunTrust were required to certify as follows:

I certify that, upon the submission of this application, and with its submission of each loan for insurance or request for insurance benefits, [SunTrust] has and will comply with the requirements of the Secretary of Housing and Urban Development, which include, but are not limited to, the National Housing Act (12 U.S.C. § 1702 et seq.) and HUD’s regulations, FHA handbooks, mortgagee letters, and Title I letters and policies with regard to using and maintaining its FHA lender approval.

7.Additionally, Direct Endorsement Lenders such as SunTrust were required to submit an Annual Certification stating:

I know, or am in a position to know, whether the operations of [SunTrust] conform to HUD-FHA regulations, handbooks, and policies. I certify that to the best of my knowledge, [SunTrust] conforms to all HUD-FHA regulations necessary to maintain its HUD-FHA approval, and that [SunTrust] is fully responsible for all actions of its employees including those of its HUD-FHA approved branch offices.

or submit a statement to HUD that it was unable to so certify.

8.With respect to each mortgage loan endorsed by SunTrust for FHA insurance, either a SunTrust mortgagee representative or a SunTrust direct endorsement underwriter was required to certify that the mortgage “is eligible for HUD mortgage insurance under the Direct Endorsement program.” For each loan that was approved using an AUS, a SunTrust mortgagee representative was required to certify to “the integrity of the data supplied by [SunTrust] used to determine the quality of the loan [and] that a Direct Endorsement Underwriter reviewed the appraisal.” For each FHA loan that SunTrust approved using manual underwriting, a SunTrust direct endorsement underwriter was required to certify that he or she “personally reviewed the appraisal report (if applicable), credit application, and all associated documents and ha[s] used due diligence in underwriting th[e] mortgage.”
9.For every mortgage loan SunTrust endorsed for FHA insurance, whether through manual underwriting or the use of an AUS, a SunTrust direct endorsement underwriter was required to certify that:

“I, the undersigned, as authorized representative of [SunTrust] at this time of closing of this mortgage loan, certify that I have personally reviewed the mortgage loan documents, closing statements, application for insurance endorsement, and all accompanying documents. I hereby make all certifications required for this mortgage as set forth in HUD Handbook 4000.4.”
10.Additionally, for each mortgage loan endorsed, a SunTrust direct endorsement underwriter was required to certify, to the best of his or her knowledge, that the information in the loan application was true and correct, that the conditions listed in HUD Form 92900-A or appearing in any outstanding commitment issued under the loan’s case number have been satisfied, that the information used to validate the borrower’s employment, income, and assets was transmitted directly to the lender and did not pass through any third party, and that the proposed loan met the applicable HUD requirements.
11.When a borrower defaults on an FHA-insured loan underwritten and endorsed by a Direct Endorsement Lender such as SunTrust, SunTrust (or, if SunTrust transferred the mortgage or servicing rights after closing, the mortgage holder or servicer) has the option of submitting a claim to HUD to compensate the lender for any loss the lender sustained as a result of the default. As such, once a mortgage loan is endorsed for FHA insurance, HUD bears the risk of the borrower defaulting on that mortgage, which is realized if an insurance claim is submitted.
12.The Department of Justice has investigated SunTrust with regard to its origination, underwriting, quality control and endorsement practices, as well as its submission of certifications, related to certain FHA-insured mortgage loans secured by single-family residential mortgage loans originated between January 1, 2006 and March 31, 2012, and for which claims for FHA insurance benefits had been submitted by September 30, 2013 (the “Released Loans”). The following statements apply to the Released Loans only.
13.Between January 1, 2006 and March 31, 2012, SunTrust endorsed for FHA mortgage insurance pursuant to the Direct Endorsement Lender Program certain Released Loans that did not meet underwriting requirements contained in HUD’s handbooks and mortgagee letters, and therefore were not eligible for FHA mortgage insurance under the Direct Endorsement Lender Program. As a result of SunTrust’s conduct, HUD-FHA insured certain Released Loans endorsed by SunTrust that were not eligible for FHA mortgage insurance and that HUD-FHA would not otherwise have insured; and HUD consequently incurred losses when it paid insurance claims on those SunTrust-endorsed Released Loans.
14.SunTrust self-reported fewer Released Loans than were required to be reported. Between January 2009 and March 2012, SunTrust’s internal quality control report documented 256 FHA mortgage loans originated by SunTrust with a Level 1 risk grade, which captured material underwriting issues broader than the self-reporting standard set forth in the HUD-FHA guidelines. During this same time period, SunTrust self-reported as materially deficient 11 mortgages to HUD.
15.In October 2009, an internal presentation regarding “broken loans” stated in part that SunTrust underwriters received “less training than those at other mortgage companies.”    The presentation also stated that with respect to FHA loans, these “loans are more complicated to underwrite and will likely continue to be scrutinized given the overall reserve situation.”
16.In December 2009, a SunTrust internal presentation listed top causes for broken loans, some of which applied to FHA loans. These included: (1) “Income

Calculation,” described as “[i]ncorrect treatment of different income types (commission, bonus, overtime, alimony) per guidelines”; (2) “AUS Data Integrity,” regarding “key data elements”; (3) failure to condition or properly clear conditions; (4) “Appraisal Issues,” described to include “[f]ield reviews after close showing declining values”; (5) “Asset Documentation” for “gift funds” and “earnest money deposit”; (6) “Credit Policy Clarifications,” related to “Verbal [verification of employment]” and the “FHA [requirement for] 12 consecutive on-time [mortgage] payments; and
(7) Misrepresentations” described as relating to “[f]alsified bank statements,” “W2s/tax returns,” employment status, and the borrower’s intent to occupy the property. The presentation noted, among other things, that it “does not represent a formal data driven root cause analysis, but rather a [subject matter expert] interview methodology to quickly draw directionally correct solutions around root causes and solution accordingly.” The presentation also noted that SunTrust management had designed solutions to correct these problems but failed to complete them “due to multiple demands and shifting priorities.”
17.An internal SunTrust audit report from 2009 that reflects that it was distributed to certain SunTrust management stated, to the extent applicable to SunTrust’s FHA origination and underwriting, that “the system of internal control is ineffective.” The report also stated in part:

Three significant control weaknesses impair the overall system of internal control. The first significant issue is the lack of consistent performance reviews on each underwriter to assess their performance and the quality of underwriting decisions. The second significant issue is the lack of standards over the timing of when loan approval conditions must be cleared (e.g., prior to close vs. at close) and which conditions or tasks must be performed by the underwriter. The third significant issue is insufficient loan origination/underwriting training due to the lack of instructor-led curriculum, case studies, and annual refresher training. SunTrust Audit Services believes these three control weaknesses are key catalysts to the high level of errors and loan defects identified in 2009 by the SunTrust Mortgage Quality Control Team.

Regarding the lack of consistent performance reviews on underwriters, the “Management Action Plan” portion of the report stated in part that “[m]anagement agrees with this finding and recognized this weakness mid-2009 when volume prevented Group Underwriting Managers from consistently performing this function. It should be noted that the Group Managers have been performing this type of performance review, but there has been no consistency, no documented policy, and no control to escalate to senior management when resources prevented the activity from occurring.” It further stated that SunTrust would implement “a process control function to ensure appropriate testing is performed.” Management also agreed with the audit finding regarding closing conditions and noted that it had “recently implemented revised documentation and standards for conditioning, and implemented an automated tool to assist with improved consistency and standardization.” With regard to the training issue, the “Management Action Plan” stated that SunTrust was working “to define and build a formal new hire training program for Underwriters, Processors, and Closers” and anticipated completing the program by August 2010, but that “very good, customized training programs take a long time to develop,” and that, therefore, “additional customization of the program is anticipated in 2011.”
18.A July 19, 2010 internal SunTrust presentation stated, to the extent applicable to SunTrust-originated FHA mortgages, that the quality control “error rate is at an unacceptable level,” with the rate of material errors within target range and significant errors above target range. The presentation further stated that “following a large improvement in 2009, there has been minimal improvement in [the quality control] error rate in 2010,” that “[s]pecific actions are in development to aggressively address this issue,” and that “stronger focus needs to be placed on [FHA] loans.” To the extent applicable to FHA mortgages, the presentation also stated, in part, that prior to July 2010, the “sampling size and methodology” in SunTrust’s quality control process had been “severely flawed.” The presentation also stated in part that, to the extent applicable to FHA mortgages, the “error rate has been misleading” because the “[c]uring of QC errors was allowed, deflating error rates,” that “[t]his curing is not realistic in a normal population when error detection would occur years later,” that the “classification of Material and Significant is thought to be overly generous with some of the Material errors classified as Significant,” and that SunTrust lacked “a definitive list and pre-established categorization of Material and Significant errors.” The presentation further stated that, to the extent applicable to FHA mortgages, “the effectiveness and work product of the QC team needs to be significantly improved,” and that SunTrust had “corrected” some of the QC issues.
19.A 2010 SunTrust internal audit report of SunTrust’s quality control process, which reflects that it was distributed to certain SunTrust management, stated, to the extent applicable to FHA mortgages, that SunTrust’s “controls need improvement.” The report further stated, to the extent applicable to FHA mortgages, that “[a]lthough Material and Significant defects have been reported at elevated levels for the past several years, the actual volume of defects has been underreported, unclearly defined, and inconsistently applied.” The report further found, to the extent applicable to FHA mortgages, that SunTrust’s quality control reviews failed to adequately control for “non- sampling error . . . introduced by inconsistent interpretation among QC Analysts, faulty definitions, misunderstanding, and processing errors.” The report further identified “the lack of sufficient documentation to evidence compliance with . . . HUD quality control requirements.” The management response portion of the report stated, among other things, that SunTrust had been “working to improve the QC process in 2010” and had “implemented several enhancements in recent months.”
20.Another 2010 SunTrust internal audit report that reflects that it was distributed to certain SunTrust management, stated, to the extent applicable to SunTrust’s FHA mortgage origination and underwriting, that “[t]he overall system of internal control
. . . is ineffective,” and further “identified pervasive weaknesses in many controls that . . . impair continuity and consistency of operations and management’s ability to generate high-quality loans.”
21.A 2011 SunTrust internal audit report of SunTrust’s origination and underwriting, which reflects that it was distributed to certain SunTrust management, to the extent applicable to SunTrust’s FHA mortgages, stated, in part, that:

Based on the results of this review, the overall system of internal controls is ineffective. Controls over mortgage origination continue to be weak. Over the past year, there has been an increase in the volume of origination errors and the current level of errors is unacceptable. Since July 2011, the Quality Control (QC) function has reported total error rates on monthly loan production of 36% to 59%. Excessive errors have been identified in appraisals, assets, AUS (automated underwriting system), and VVOE (verbal verification of employment).

The report further found, to the extent applicable to FHA mortgages, that “[e]rror rates in loan originations remain at elevated levels due to significant process changes, insufficient controls, unclear roles and responsibilities, new staff, [and] poor incentive payment administration[,]” and that “QC reviews for February 2012 continue to show no material improvement[.]” The report included a “Management Action Plan” section in which SunTrust management described the actions that it planned to take in response to the issues raised by the audit report.
22.A SunTrust internal audit report from June 2011, related to the Government Insuring (GI) department, which reflects that it was distributed to certain SunTrust management, stated that the GI department “manages the insuring process on [FHA] loans originated by the Retail and Broker channels.” In the “Overall Evaluation of Controls” section of the report, the report stated that the system of internal control around the insuring of FHA-insured mortgages “needs improvement.” The report further stated, in part, that:

The volume of technical defects, procedural errors, and noncompliance with underwriting rules is excessive. Half of the [FHA] loans submitted by the origination channels contained documentation irregularities (called “pends”) that must be addressed or corrected by [Government Insuring]. However [Government Insuring] has been unable to correct all deficiencies. From June 2010 to March 2011, Production Quality Control randomly sampled 519 [FHA]-insured mortgages and found errors or exceptions in 41% . . . [T]hese high error rates result from weak loan origination processes that cause half of the loan files submitted to [Government Insuring] to contain document irregularities that must be addressed before the loan can be insured. While [Government Insuring] processes and controls catch and correct many of these errors and irregularities, they do not catch enough to keep rescission and indemnification exposure to a tolerable level . . . [FHA] require[s] SunTrust to certify that the loan is eligible for government insurance in conformance with

[FHA] requirements. Lenders who submit false certifications and claims may be subject to penalties or lawsuits under the False Claims Act (31 U.S.C. § 3729).
The report stated that the errors included “missing documents, missing paystubs, appraisal issues, incorrect debt-to-income ratio, document errors, et cetera.”
23.A 2011 internal audit report of SunTrust’s quality control process that reflects that it was distributed to certain SunTrust management, stated, to the extent applicable to FHA mortgages, that “[w]hile [SunTrust worked to improve the [quality control] process throughout 2010, additional improvements and corrections are needed . .
. [g]iven [among other things] the ongoing high volume of loan production errors[.]” The audit report stated, in part, that “employment and deposit reverifications on FHA” mortgages “do not consistently comply with standards,” and “that the QC process for documenting employment and asset” re-verifications was “restricted by the limitations of a manual (Excel) environment. In April [2011], QC took steps to improve this process by defining business requirements for the automated capture, tracking, and reporting of required reverification information.”
24.A 2012 SunTrust audit report regarding SunTrust’s government insuring department, which reflects that it was distributed to certain SunTrust management, stated, in part, that:

The volume of technical defects, procedural errors, and noncompliance with standards remains excessive. Missing documents, errors, and other pend items continue to plague many of the [FHA] loan files submitted by the origination channels and the [Government Insuring] department has insufficient ability or resources to identify and correct all problems. There has been no improvement in processes and controls since the last audit (audit report dated June 14, 2011) as this report reflects repeat issues. Production Quality Control continues to identify an excessive level of loan file exceptions ([up to] 56% [or greater] defect rate on [FHA] loans originated from January to March 2012)[.] . . . Management should take immediate action to install gatekeepers in the loan origination process to ensure [FHA] loan files contain all required documentation and that each document is accurate and complete[.] . . . Management should also expand managerial oversight of the pre-insurance review process.
The report noted two “significant” issues, “Broken Loan Origination Process” and “Deficient Government Insuring Process.” The “Broken Loan Origination Process” issue noted that:

Loan production processes are broken as origination channels submit an excessive number of [FHA] loan files that contain documentation irregularities that must be corrected or addressed by the Government Insuring team. The excessive number of documentation irregularities increases the risk of impaired loans that do not meet FHA standards. Half ([up to] 51% [or more]) of all [FHA] loan files submitted to Government Insuring were missing documents or contained documentation irregularities. Missing documents and other documentation irregularities (collectively called ‘pends’) preclude the loan from being insured until pended items can be corrected. [SunTrust Audit Services] notes that the excessive level of pended loans (51% as of March 2012) is essentially the same level of error observed in the last audit dated June 14, 2011. . . . For loans originated from January to March 2012, approximately 90% of pends were on simple matters such as missing entire documents, missing pages on documents, or blanks on data fields, signature lines, and date fields.”

The “Deficient Government Insuring Process” issue noted that:

The [government insuring] department is not meeting its quality standards as an excessive number of loans processed and insured by the department contain errors or defects (e.g., missing or incomplete documentation . . . Moreover, the [SunTrust Mortgage] Quality Control team has identified a[n up to] 56% [or greater] defect rate on [FHA] loans originated from January to March 2012.

The report also included management action plans to address the issues noted in the audit.
25.In March 2012, two SunTrust managers made a presentation regarding SunTrust’s portfolio. Their presentation noted that, over the three months analyzed, (November 2011-January 2012), SunTrust’s retail FHA mortgages evidenced a 55.8% error rate.
26.The statements herein apply only to certain mortgages which are the subject of the release in this Agreement. This document is not an admission as to any conduct related to any mortgage not released in this Agreement, nor is it an admission of any legal liability. SunTrust reserves the right to contest the use and/or application of this document in any future litigation.

EXHIBIT K

HUD ADMINISTRATIVE RELEASE

This Administrative Release (“Administrative Release”) is entered into among the United States Department of Housing and Urban Development (HUD), acting through the United States Department of Justice, and SunTrust Mortgage, Inc. on behalf of itself and its affiliated entities1 (collectively “SunTrust”) (HUD and SunTrust are collectively referred to as “the Parties”).

TERMS AND CONDITIONS
(1)Subject to the exceptions in Paragraph 2 below, HUD fully and finally releases SunTrust and any of its respective successors or assigns, as well as any current or former director, current or former officer, and current or former employee of any of the foregoing, individually and collectively, from any civil or administrative claims it has or may have, and from any civil or administrative remedies or penalties (expressly including punitive or exemplary damages) it may seek or impose, based on the Covered Servicing Conduct,2 the Covered Origination Conduct3 and/or the conduct described in Attachment A to Exhibit J with respect to FHA loans that has taken place as of 11:59 p.m., Eastern Daylight Time, on June 17, 2014. Provided, however, that, for all FHA mortgage loans originated by SunTrust and/or approved by a SunTrust FHA direct endorsement underwriter from January 1, 2006, through March 31, 2012, and for which a claim for FHA insurance benefits has not been submitted for payment on or before June 17, 2014 ("Future Claims"), HUD does not release its rights to demand

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1	The term “affiliated entities” as used here is defined in paragraph 10 of Exhibit F.

2	The term “Covered Servicing Conduct” as used here is defined in paragraph C of Exhibit F.

3	The term “Covered Origination Conduct” as used here is defined in paragraph D of Exhibit F.

indemnification administratively (i.e., for single damages, but not for double damages, treble damages, or penalties) pursuant to the procedures set forth below:
(a)HUD may demand that SunTrust provide electronic copies of FHA case binders to facilitate its review of the Future Claims. SunTrust will produce such FHA case binders within thirty (30) days of HUD's request or such other time period agreed to by SunTrust and HUD.

(b)HUD may demand indemnification from SunTrust on Future Claims, where HUD has identified one or more material deficiencies in the origination and/or underwriting of these loans.
(c)HUD will notify SunTrust in writing of the material deficiency or deficiencies, and will provide a description of the material deficiency or deficiencies, in any Future Claims within six (6) years of the submission of the claim for insurance benefits.
(d)SunTrust will indemnify HUD for HUD's losses in connection with the Future Claims within 60 days of HUD's transmission of its request for indemnification, unless a greater time is agreed to by SunTrust and HUD within that 60-day period, or SunTrust will satisfy HUD, through the dispute resolution process described herein, that indemnification is not warranted.
(e)The referenced dispute resolution process shall be restricted to the following, and will not afford, and SunTrust agrees that it will not seek, judicial, quasi-judicial, or any other review or appeal, legal or administrative or otherwise, or any other challenge of any kind:

(i)SunTrust will have the right to respond in writing to HUD's request for indemnification, provided that such response by SunTrust is made within 60 days of HUD's request for indemnification, or within such further time as HUD's Associate General Counsel for Program Enforcement or his designee (provided such designee is not a person making a determination at any other level of this escalation review process) ("Associate General Counsel") permits in response to a reasonable request by SunTrust for an extension of time that is received by HUD's Associate General Counsel within that 60-day period;
(ii)SunTrust's timely response will be reviewed by the Associate General Counsel, who will decide whether indemnification is warranted, and will notify SunTrust in writing of his conclusion;
(iii)SunTrust will pay the amount of indemnification specified pursuant to paragraph 1(e)(ii) (above), within 30 days of the Associate General Counsel's transmission of his conclusion, or request further review by HUD's General Counsel or his designee (provided such designee is not a person making a determination at any other level of this escalation review process) ("HUD's General Counsel") by submitting a written request for such review to the Associate General Counsel within 30 days of the Associate General Counsel's notice that indemnification is warranted;
(iv)SunTrust's timely request pursuant to paragraph 1(e)(iii) (above) will be reviewed by HUD's General Counsel, who will decide whether indemnification is warranted and will notify SunTrust in writing of his conclusion;

(v)SunTrust will pay the amount of indemnification specified pursuant to paragraph 1(e)(iv) (above) within 30 days of the HUD General Counsel's transmission of his conclusion, or request further review by the Secretary of the Department of HUD or his designee (provided such designee is not a person making a determination at any other level of this escalation review process) (the "Secretary") by submitting a written request for such review to the Associate General Counsel within 30 days of the HUD General Counsel's notice that indemnification is warranted;
(vi)SunTrust's timely request pursuant to paragraph 1(e)(v) (above) will be reviewed by the Secretary, who will decide whether indemnification is warranted and will notify SunTrust in writing of his conclusion; and
(vii)To the extent the Secretary concludes that indemnification is warranted, SunTrust shall have 14 days from HUD's transmission of the Secretary's notice to pay HUD the amount of indemnification specified pursuant to paragraph 1(e)(vi) (above).
Notwithstanding the foregoing, in no instance shall this Administrative Release relieve SunTrust of any obligation to remedy, upon identification, defects of title or such other problems caused by SunTrust’s acts or omissions that may preclude FHA from accepting assignment or paying a claim for which FHA lacks statutory authority pursuant to 12 U.S.C. § 1707(a) and § 1710(a)(1)(B), in which case FHA shall notify SunTrust and SunTrust shall have 60 days from the notification (or such further time as the Secretary may approve in writing) to correct the

defect in title.    Further, nothing in this Administrative Release shall relieve SunTrust of any obligation to provide FHA with any and all mortgage insurance premium payments that have been or should have been collected, plus interest, if any. Notwithstanding any other provision of this Administrative Release, FHA shall calculate the payment of insurance benefits for any insured mortgage in accordance with its regulations.
(2)Notwithstanding any other term of this Administrative Release, the following claims of HUD are specifically reserved and are not released:

(a)Any liability to HUD for any conduct other than the Covered Origination Conduct and/or Covered Servicing Conduct, or any liability for any conduct that is not expressly released herein or in Exhibit J to the Consent Judgment;
(b)Any liability to or claims brought by the Government National Mortgage Association (“Ginnie Mae”);
(c)Any liability arising under the Fair Housing Act; any provision of the Equal Credit Opportunity Act that is not expressly released in Exhibit F or Paragraph 1 of this Administrative Release, including any provision prohibiting discriminatory conduct; the Home Mortgage Disclosure Act; or any other statute or law that prohibits discrimination of persons based on race, color, national origin, gender, disability, or any other protected status.
(d)Administrative claims, proceedings, or actions brought by HUD against any current or former director, officer, or employee for suspension, debarment or exclusion from any HUD programs.